Exhibit 99.1

                                                                CONFORMED COPY





                      ASSET AND STOCK PURCHASE AGREEMENT

                                by and between

                           LUCENT TECHNOLOGIES INC.

                                   as Seller

                                      and

                        THE FURUKAWA ELECTRIC CO., LTD.

                                   as Buyer

                           dated as of July 24, 2001





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                               TABLE OF CONTENTS                           Page

1. DEFINITIONS...............................................................2
     1.1   Defined Terms.....................................................2
     1.2   Additional Defined Terms.........................................12
     1.3   Other Definitional and Interpretive Matters......................14
2. PURCHASE AND SALE OF THE BUSINESS........................................15
     2.1   Purchase and Sale of Assets......................................15
     2.2   Excluded Assets..................................................17
     2.3   Purchase Price...................................................18
     2.4   Assumed Liabilities..............................................19
     2.5   Excluded Liabilities.............................................19
     2.6   Further Assurances; Further Conveyances and Assumptions;
           Consent of Third Parties.........................................21
     2.7   No Licenses......................................................23
     2.8   Bulk Sales Law...................................................23
     2.9   Transfer Taxes...................................................23
3. REPRESENTATIONS AND WARRANTIES OF SELLER.................................24
     3.1   Organization and Qualification...................................24
     3.2   Transferred Entities; Selling Subsidiaries.......................24
     3.3   Authorization; Binding Effect....................................25
     3.4   Non-Contravention; Consents......................................25
     3.5   Title to the Purchased Assets; Principal Equipment;
           Sufficiency of Assets; Systemic Defects......................... 26
     3.6   Permits..........................................................27
     3.7   Real Estate......................................................27
     3.8   Compliance with Laws; Litigation.................................29
     3.9   Business Employees...............................................29
     3.10  Contracts........................................................32
     3.11  Environmental Matters............................................33
     3.12  Financial Statement; Absence of Changes..........................34
     3.13  Intellectual Property............................................35
     3.14  Certain Business Practices.......................................36
     3.15  Customers and Suppliers..........................................36
     3.16  Product Warranties...............................................37
     3.17  Affiliated Transactions..........................................37
     3.18  Insurance........................................................37
     3.19  Product Recalls..................................................37
     3.20  Inventory........................................................37
     3.21  Brokers..........................................................38
     3.22  Certain Tax Matters..............................................38
     3.23  Designated Transferred Subsidiaries..............................39
     3.24  No Other Representations or Warranties...........................39
4. REPRESENTATIONS AND WARRANTIES OF BUYER..................................40
     4.1   Organization and Qualification...................................40
     4.2   Authorization; Binding Effect....................................40
     4.3   Non-Contravention; Consents......................................40
     4.4   Brokers..........................................................41
     4.5   No Inducement or Reliance; Independent Assessment................41
     4.6   Sufficiency of Funds.............................................42

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5. CERTAIN COVENANTS........................................................42
     5.1   Access and Information...........................................42
     5.2   Conduct of Business..............................................43
     5.3   Buyer Activity on and after the Closing Date.....................46
     5.4   Tax Reporting and Allocation of Consideration....................47
     5.5   Business Employees...............................................48
     5.6   Leased Equipment.................................................59
     5.7   Reasonable Best Efforts..........................................59
     5.8   Permit Transfer..................................................60
     5.9   Advice of Changes................................................61
     5.10  Third Party Confidentiality Agreements...........................61
     5.11  Use of Lucent's Name.............................................61
     5.12  Non-Solicitation of Employees....................................62
     5.13  No Negotiation or Solicitation...................................62
     5.14  Non-Competition..................................................63
     5.15  Title Reports and Surveys; Other Real Estate Matters.............64
     5.16  Warranty Claims and Recalls......................................68
     5.17  Certain Customer Contracts.......................................68
     5.18  Collateral Agreements; Selling Subsidiaries......................69
     5.19  Recording of Patents.............................................70
6. CONFIDENTIAL NATURE OF INFORMATION.......................................70
     6.1   Confidentiality Agreement........................................70
     6.2   Seller's Confidential Information................................70
     6.3   Proprietary Information Related to the Business..................72
7. CLOSING..................................................................72
     7.1   Deliveries by Seller and/or the Selling Subsidiaries.............72
     7.2   Deliveries by Buyer..............................................73
     7.3   Closing Date.....................................................73
     7.4   Contemporaneous Effectiveness....................................73
8. CONDITIONS PRECEDENT TO CLOSING; TRANSFERRED JV INTERESTS................73
     8.1   General Conditions...............................................73
     8.2   Conditions Precedent to Buyer's Obligations......................74
     8.3   Conditions Precedent to Seller's Obligations.....................75
     8.4   Effect of Certain Waivers of Closing Conditions..................75
     8.5   Transferred JV Interests.........................................76
9. STATUS OF AGREEMENTS.....................................................77
     9.1   Survival of Representations and Warranties.......................77
     9.2   Tax Indemnification..............................................78
     9.3   General Agreement to Indemnify...................................79
     9.4   Procedures Relating to Indemnification of Tax Claims.............81
     9.5   General Procedures for Indemnification...........................84
10. TAX MATTERS.............................................................85
     10.1  Responsibility for Preparation and Filing of Tax
           Returns and Amendments...........................................85
     10.2  Cooperation......................................................86
     10.3  Refunds and Credits..............................................87
     10.4  Section 338 Elections............................................87
     10.5  Tax Sharing Agreements...........................................87

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11. MISCELLANEOUS PROVISIONS................................................87
     11.1  Notices..........................................................87
     11.2  Expenses.........................................................89
     11.3  Entire Agreement; Modification...................................89
     11.4  Assignment; Binding Effect; Severability.........................89
     11.5  Governing Law....................................................89
     11.6  Consent to Jurisdiction..........................................90
     11.7  Waiver of Jury Trial.............................................90
     11.8  Execution in Counterparts........................................90
     11.9  Public Announcement..............................................90
     11.10 No Third-Party Beneficiaries.....................................91
12. TERMINATION AND WAIVER..................................................91
     12.1  Termination......................................................91
     12.2  Effect of Termination............................................92
     12.3  Waiver of Agreement..............................................92
     12.4  Amendment of Agreement...........................................92


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SCHEDULES

Schedule 1.1         Seller's Knowledge
Schedule 1.3         Buyer Permitted Assignees
Schedule 2.1(h)      Licenses
Schedule 2.1(j)      Governmental Permits
Schedule 2.1(k)      Transferred Subsidiary Shares
Schedule 2.1(l)      Transferred JV Interests
Schedule 2.2(f)      Excluded Contracts
Schedule 3.2(a)      Transferred Entities; Selling Subsidiaries
Schedule 3.2(b)      Non-Business Activities
Schedule 3.4(b)      Seller Required Consents
Schedule 3.5(a)      Title to the Purchased Assets
Schedule 3.7(a)      Leased Real Property; Assumed Leases; Subleases
Schedule 3.7(b)      Owned Real Property; Transferred Real Property; Lease
                     Agreements
Schedule 3.7(c)      Leases; Subleases; License Agreements
Schedule 3.7(d)      Facilities
Schedule 3.8(a)      Compliance with Laws
Schedule 3.8(b)      Litigation
Schedule 3.9(a)      Employees
Schedule 3.9(b)      Benefit Plans
Schedule 3.10        Material Contracts
Schedule 3.11        Environmental Matters
Schedule 3.12(a)     Financial Statements
Schedule 3.12(c)     Excluded JV Financial Statements
Schedule 3.12(d)     Exceptions to Absence of Changes
Schedule 3.13(b)     Intellectual Property Litigation
Schedule 3.13(c)     Infringement Notices and Claims
Schedule 3.15        Customers and Suppliers
Schedule 3.16        Product Warranties
Schedule 3.17        Affiliate Contracts
Schedule 3.18        Insurance Policies
Schedule 3.19        Product Recalls
Schedule 3.20        Inventory
Schedule 3.22(e)     Transferred Entities not Corporations for U.S. Tax Purposes
Schedule 3.22(f)     Notices of Assessment
Schedule 3.22(h)     Transferred Entities Members of Affiliated Group
Schedule 4.3(b)      Buyer Required Consents
Schedule 5.2         Exceptions to Seller's Conduct of the Business
Schedule 5.2(s)      Capital Expenditures
Schedule 5.4(c)      Allocation of Purchase Price
Schedule 5.5(l)(i)   Collective Bargaining Agreements and Labor Agreements
Schedule 5.5(l)(ii)  Assumed Employment Agreements
Schedule 5.5(q)      Agreements with Transferred Employees
Schedule 5.5(u) Form of Human Resources Schedules to the Transition Services Agreement

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Schedule 5.14        Certain Retained Interests
Schedule 5.17(a)     Continuing Contracts
Schedule 8.5         Transferred JV Interests Valuation Allocation

EXHIBITS

Exhibit A         Supply Agreement Term Sheet
Exhibit B         Form of Development Project Agreement
Exhibit C-1       Form of Patent Assignment
Exhibit C-2       Form of Intellectual Property Agreement
Exhibit C-3       Form of Trade Dress Assignment
Exhibit C-4       Form of Trademark Assignment
Exhibit D         Form of Transition Services Agreement
Exhibit E         Form of Sublease
Exhibit F         Form of Lease Agreement




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                      ASSET AND STOCK PURCHASE AGREEMENT

          This ASSET AND STOCK PURCHASE AGREEMENT ("Agreement") is made as of July 24, 2001, by and between LUCENT TECHNOLOGIES INC., a Delaware corporation, having an office at 600-700 Mountain Avenue, Murray Hill, New Jersey 07974-0636 ("Seller" or "Lucent"), and THE FURUKAWA ELECTRIC CO., LTD., a corporation organized under the laws of Japan ("Buyer").

                                R E C I T A L S

          A. WHEREAS, Seller and the Selling Subsidiaries (directly and through the Transferred Entities and the Excluded JV Entities) are, among other things, engaged through Seller's Optical Fiber Solutions Group (referred to herein as "OFS") in the worldwide design, manufacturing, marketing, sales and distribution of fiber optic communications system components consisting of premium and commodity optical fiber, fiber optic cable, specialty fiber devices and fiber optic apparatus and premises equipment, and provide design, engineering, installation and technical support related to such products (such business of OFS as conducted by Seller and the Selling Subsidiaries as of the date hereof and as contemplated to be conducted, with such additions or changes thereto as shall occur after the date hereof and prior to the Closing Date in accordance with this Agreement, is referred herein collectively as the "Business");

          B. WHEREAS, the Business is composed of certain assets and liabilities that are currently part of, owned by or licensed to Seller and the Selling Subsidiaries;

          C. WHEREAS, Seller desires to sell, transfer and assign, or cause the Selling Subsidiaries to sell, transfer and assign, to Buyer (and/or to Buyer's assignees, designees or nominees), and Buyer desires to purchase (or to cause its Affiliates, Subsidiaries, assignees, designees or nominees to purchase) from Seller and the Selling Subsidiaries, the Purchased Assets, including the capital stock of the Transferred Subsidiaries and the equity interests in the Business Joint Ventures, and Buyer is willing to assume (or to cause its Affiliates, Subsidiaries, assignees, designees or nominees to assume) the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein;

          D. WHEREAS, Seller and/or one or more of the Selling Subsidiaries and Buyer (and/or its Affiliates, Subsidiaries, assignees, designees or nominees) desire to enter into each Assignment and Bill of Sale, each Assumption Agreement, the Supply Agreement, the Development Project Agreement, the Intellectual Property Agreement, the Patent Assignment, the Trade Dress Assignment, the Trademark Assignment, the Transition Services Agreement, each Lease Assignment, each Lease Agreement, each Sublease and each Real Estate Deed (each such agreement and any other agreement or instrument entered into on or prior to the Closing Date pursuant to the provisions of this Agreement are hereinafter referred to collectively as the "Collateral Agreements");

          E. WHEREAS, the parties hereto acknowledge that, subject to the restrictions set forth in Section 1.3, as of or prior to the Closing, Buyer intends to assign its rights and, subject to Buyer's remaining obligated with respect thereto as provided for herein, its obligations

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hereunder with respect to (1) the premium and commodity optical fiber portion of the Business (the "Fiber Business") to an entity of which it will be a partial owner (such entity, the "Fiber JV"), (2) the optical fiber cable portion of the Business (the "Cable Business") to an entity of which it will be a partial owner (such entity, the "Cable JV"), (3) the specialty fiber devices portion of the Business (the "Specialty Business") to an entity of which it will be, directly or indirectly, the sole owner and (4) the fiber optic apparatus and premises equipment portion of the Business (the "Apparatus Business") to a third party or an entity of which it or a third party will be the sole or partial owner; and

          F. WHEREAS, CommScope, Inc., a Delaware corporation, having an office at 1375 Lenoire-Rhyne Boulevard, P.O. Box 339, Hickory, North Carolina 28603 ("CommScope"), Buyer and Seller are parties to an agreement (the "Financing Agreement") pursuant to which CommScope has agreed with Buyer and Seller to use its best efforts to obtain financing to become a partial owner of the Fiber JV and the Cable JV.

     NOW, THEREFORE, in consideration of and based on these premises, the mutual agreements, covenants, representations and warranties contained herein and in the Collateral Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   DEFINITIONS

          1.1  DEFINED TERMS

          For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following terms shall have the following meanings:

          "Action" means any action, claim, counterclaim, demand, petition, litigation, accounting, reckoning, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar Person or body.

          "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

          "Assignment and Bill of Sale" means each assignment and bill of sale in customary form as reasonably agreed by Buyer and Seller prior to Closing.

          "Assumed Leases" means the leases to be assigned by Seller or a Selling Subsidiary, and assumed by Buyer, pursuant to a Lease Assignment and identified on Schedule 3.7(a).

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          "Assumption Agreement" means each assumption agreement in customary form as reasonably agreed by Buyer and Seller prior to Closing.

          "Benefit Plan" means each Pension Plan, Welfare Plan and employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any of the Selling Subsidiaries or Transferred Subsidiaries or Subsidiaries of Transferred Subsidiaries for the benefit of any present or former directors, officers or employees of Seller or any of the Selling Subsidiaries or Transferred Subsidiaries or Subsidiaries of Transferred Subsidiaries.

          "Business Day" means a day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required by Law to remain closed.

          "Business Employees" means the employees of Seller or the Selling Subsidiaries employed in the Business.

          "Business Records" means all books, records (including software records), ledgers and files or other similar information (in any form or medium) Related to the Business, including price lists, customer lists, vendor lists, correspondence, mailing lists, warranty information, catalogs, sales promotion literature, sales records, invoices, credit records, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, production data, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, research and development files and materials (to the extent assigned to Buyer pursuant to the Intellectual Property Agreement), data and laboratory books, invention disclosures (to the extent assigned to Buyer pursuant to the Intellectual Property Agreement), media materials and plates, accounting records, litigation files and product testing reports, but excluding any such items to the extent (i) they are included in, or primarily related to, the Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits their transfer or (iii) they are confidential personnel records.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.ss.ss.9601 et seq., as amended.

          "Closing" means the closing of the transactions described in Article
7.

          "Code" means the U.S. Internal Revenue Code of 1986, as amended.

          "Confidential Information" means information not generally known by lawful means outside the business of the Person possessing such information, including trade secrets, unpublished patent applications and internal business information (including financial, marketing and other information of a kind not generally disclosed outside the Person or its Affiliates).

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          "Confidentiality Agreement" means the agreement between Seller and
Buyer dated February 22, 2001.

          "Contracts" means all contracts, agreements, leases, subleases, supply contracts, purchase orders, sales orders and arrangements, commitments, understandings and other instruments Related to the Business, currently in effect or entered into by Seller, a Selling Subsidiary or a Transferred Entity between the date hereof and the Closing Date and in effect as of the Closing Date, but the term "Contracts" shall exclude the Excluded Contracts, Employment Agreements, Collective Bargaining Agreements, Licenses and Nonassigned Licenses.

          "Debt" means, with respect to any Person, at any particular date,
(a) all indebtedness of such Person for borrowed money, for the deferred purchase price of property or services, vendor financing arrangement or similar credit facilities provided by vendors or other Persons having a commercial relationship with such Person, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and (c) lease obligations of such Person which, in accordance with GAAP, should be capitalized.

          "Designated Transferred Subsidiaries" means Lucent Technologies Optical Specialty Fibers Inc. and Lucent Technologies Optical Fiber Solutions Inc.

          "Development Project Agreement" means the agreement in substantially the form set forth as Exhibit B.

          "Employees" means the Business Employees and the Transferred Subsidiary Employees.

          "Employment Agreement" means a contract, offer letter or agreement of Seller, any of the Selling Subsidiaries or any of the Transferred Entities with or addressed to any Business Employee or Transferred Subsidiary Employee pursuant to which Seller, any of the Selling Subsidiaries or any of the Transferred Entities has any actual or contingent obligation to provide compensation and/or benefits in consideration for past, present or future services.

          "Encumbrance" means any mortgage, pledge, easement, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, covenant or similar right or restriction or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing or other similar restriction or Third-Party right).

          "Environmental Law" means any foreign, U.S. federal, state, county or local Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including under CERCLA or any other similar foreign, U.S. federal, state, county or local Law, in each case as in effect from time to time on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof or, with respect to Excluded Liabilities, as may be

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or become effective and applicable to those conditions or circumstances giving rise to those liabilities, whether on, prior to, or after the Closing Date.

           "Environmental Liabilities and Costs" means any and all liabilities and obligations and associated costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants) resulting from or arising out of, related to or incurred or suffered in connection with (i) the presence, generation, use, processing, storage, handling, transportation, treatment, disposal, removal or remediation of any Hazardous Substance on, at, under or migrating from any Owned Real Property or Leased Real Property on or prior to the Closing Date, (ii) any Environmental Law, including any violation thereof or obligation to comply therewith, in each such case, even though any such liability, cost or expense may be imposed or incurred as a condition of a Governmental Permit or (iii) any facts, matters, conditions, events or circumstances described in Schedule 3.11 or on the reports referenced in Schedule 3.11.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under "common control" with Seller, within the meaning of
Section 4001(a)(14) of ERISA.

          "Excluded Contracts" means (i) those contracts, agreements, arrangements, commitments, understandings and other instruments identified in
Schedule 2.2(f) and (ii) those contracts, agreements, arrangements, commitments, understandings and other instruments that primarily relate to Excluded Assets or Excluded Liabilities.

          "Excluded JV Entities" means (i) Beijing Lucent Optical Cable Co., Ltd. and (ii) Shanghai Lucent Optical Fiber Co., Ltd., each a Chinese foreign equity joint venture company with limited liability incorporated and existing under the laws of the People's Republic of China and each a Subsidiary of Seller engaged in the operation and conduct of the Business.

          "Excluded Taxes" means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (i) for any Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period, (ii) for any Taxes of or imposed on any of the Transferred Entities, or for which any of the Transferred Entities is liable, for any Pre-Closing Tax Period, (iii) as a result of Treasury Regulation ss.1.1502-6(a) or any similar provision of state, local or foreign law for Taxes of Seller or any other corporation which has been affiliated with Seller at any time (other than the Transferred Entities) or for Taxes of any corporation (other than the Transferred Entities) which was affiliated with any of the Transferred Entities at any time prior to the Closing, (iv) for any Taxes imposed as a consequence of a transfer pursuant to the last sentence of Section 2.6(b) or relating to an asset or liability described in Section 2.6(b)(i), (v) for any Taxes attributable to any internal restructuring of Seller, any Affiliate of Seller or any of their respective assets or liabilities, and any Taxes relating to any asset or liability transferred from any Transferred Entity on or prior to the Closing Date, (vi) for any


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Taxes imposed on Seller or any Affiliate of Seller on gain or income resulting from the triggering into income of deferred intercompany transactions under Treasury Regulation ss.1.1502-13 (or similar provision of state, local or foreign law) or excess loss accounts under Treasury Regulation ss.1.1502-19
(or comparable provision of state, local or foreign law) that occurs as a result of the transactions contemplated by this Agreement, (vii) for any Taxes resulting from the direct or indirect transfer of cash, notes or other assets from Lucent Technologies Denmark Holdings ApS, Lucent Technologies Lycom ApS or Lucent Technologies Denmark I/S to Seller or any of Seller's Affiliates and any Taxes arising from or relating to such cash, notes or other assets so transferred, (viii) for any Taxes of Seller or any Affiliate of Seller (other than the Transferred Entities) and any Taxes of the affiliated group of corporations filing consolidated returns for federal income Tax purposes of which Seller is the common parent and any Taxes of any other affiliated, consolidated, combined or unitary group of which Seller is the common parent for Tax purposes and (ix) for any Taxes arising from or relating to any Excluded Assets or Excluded Liabilities.

          "Final Determination" means any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

          "Fixtures and Supplies" means all furniture, furnishings and other tangible personal property owned by Seller or a Selling Subsidiary and Related to the Business or a Transferred Entity, including desks, tables, chairs, file cabinets and other storage devices and office supplies, but excluding any such items that primarily relate to Excluded Assets or Excluded Liabilities.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Body" means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, U.S. federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

          "Governmental Permits" means all permits and licenses, certificates of inspection, approvals, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, Seller, a Selling Subsidiary or a Transferred Entity by a Governmental Body with respect to the Business, the Assumed Leases or the Premises and necessary for the operation of the Business as currently conducted under applicable Laws, including any amendment, modification, limitation, condition or renewal thereof.

          "Hazardous Substance" means (i) any regulated, hazardous, toxic or dangerous waste, emission, substance or material (including gases, liquids and solids) defined as such in (or for the purposes of) any Environmental Law, including Environmental Laws relating to or

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imposing liability or standards or conduct concerning any regulated, hazardous, toxic or dangerous waste, emission, substance or material in effect on the Closing Date, (ii) asbestos or polychlorinated biphenyls and (iii) any other chemical, material or substance, exposure to or emission of which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law or any health and safety or similar Law and which poses or could reasonably be expected to pose a hazard to the health and safety of any person or property including workers at or users of any properties of Seller, any Selling Subsidiary or any Transferred Entity, or cause damage to the environment or natural resources.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Independent Accountant" means a nationally recognized independent public accounting firm that currently does not audit Buyer or Seller, or an Affiliate of either Buyer or Seller, as shall be agreed upon by Buyer and Seller.

          "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

          "Intellectual Property" means the Proprietary Information owned by Seller or one of the Selling Subsidiaries that is being assigned or licensed pursuant to the IP Agreements.

          "Intellectual Property Agreement" means the agreement in substantially the form set forth as Exhibit C-2.

          "Interim JV Taxes" means Taxes imposed on a Business Joint Venture (but not any Taxes imposed on any direct or indirect owner of the Business Joint Venture or for which any such owner is primarily liable) with respect to a period (or portion thereof) beginning after the Closing Date and ending on the date of the Subsequent Closing with respect to such Business Joint Venture.

          "Inventory" means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products, inventoriable supplies, parts and noncapital spare parts owned by Seller, a Selling Subsidiary or a Transferred Entity and used or held for use in the operation or conduct of the Business, and any rights of Seller, a Selling Subsidiary or a Transferred Entity to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but excluding any inventory primarily related to Excluded Assets or Excluded Liabilities.

          "IP Agreements" means the Patent Assignment, Intellectual Property Agreement, Trade Dress Assignment and Trademark Assignment.

          "IRS" means the U.S. Internal Revenue Service.

          "Law" means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction or decree of any Governmental Body.

          "Lease Agreement" means an agreement in the form contemplated by
Section 5.15 with respect to Owned Real Property designated on Schedule 3.7(b) as Owned Real Property, a portion of which is to be leased by Seller or a Selling Subsidiary, as landlord, to Buyer, as tenant.

          "Lease Assignment" means each assignment agreement with respect to a lease designated as a lease to be assigned to Buyer on Schedule 3.7(a) in a form to be negotiated by Buyer and Seller in good faith prior to Closing consistent with the substantive provisions of this Agreement.

          "Leased Equipment" means all computer hardware and embedded software, servers, telecommunications equipment, machinery, equipment, automobiles, trucks and other vehicles, tools, dies, molds, parts and other similar items leased by Seller or a Selling Subsidiary and Related to the Business, or a Transferred Entity, but excluding any such items related to Excluded Assets or Excluded Liabilities.

          "Leased Real Property" means the real property that is leased, subleased, licensed or occupied by Seller, a Selling Subsidiary or a Transferred Entity as tenant, subtenant or licensee and Related to the Business, which real property is identified on Schedule 3.7(a).

          "Licenses" means all licenses, agreements and other arrangements identified on Schedule 2.1(h) under which Seller, a Selling Subsidiary or a Transferred Entity has the right to use any Proprietary Information of a Third Party to the extent Related to the Business.

          "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, or is reasonably expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole, other than any change, effect, occurrence or state of facts (i) resulting from conditions in the United States or foreign economies or securities markets in general, (ii) resulting from conditions in the fiber optic communications system components industry in general and not specifically relating to the Business, (iii) directly resulting from the public announcement of the transactions contemplated by this Agreement or (iv) resulting from Buyer's failure to consent to Seller's request to take an action prohibited or omit to take any action required by Section 5.2.

          "Nonassigned Licenses" means those licenses, agreements or other arrangements of Seller or any of its Affiliates with respect to patents or any other Proprietary Information of any Third Party which are not specifically identified on Schedule 2.1(h).

          "Owned Real Property" means the land that is owned by Seller or a Selling Subsidiary and Related to the Business, or a Transferred Entity, as identified on Schedule 3.7(b), together with all structures, facilities, improvements, fixtures, systems, equipment and items of real property owned by Seller, a Selling Subsidiary and Related to the Business, or a Transferred

Entity, and presently or hereafter located thereon, attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

          "Patent Assignment" means the agreement in substantially the form set forth as Exhibit C-1.

          "Permitted Encumbrances" means (i) liens for Taxes, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iii) licenses granted by Seller or an Affiliate in connection with sales of products in the ordinary course of business, (iv) in the case of the Transferred JV Interests, any Encumbrances that may be contained in the applicable joint venture agreement, limited liability company agreement or other constitutive document of the relevant Business Joint Venture as in effect on the date hereof and (v) (a) leases and/or tenancies described on
Schedule 3.7(c), (b) easements, covenants, rights-of-way and other matters of record, (c) any state of facts (other than tenancies and occupancies by third parties) that would be disclosed by a current, accurate survey or physical inspection made prior to the Closing, (d) zoning, building and other similar restrictions and (e) any matters disclosed on Schedule 3.7(b), provided that none of the items set forth in clauses (b), (c) and (d) above, individually or in the aggregate, materially impairs or detracts from, or could reasonably be expected to materially impair or detract from, the continued use, operation, utility or value of the applicable property in the Business as presently conducted and provided further that "Permitted Encumbrances" shall in no event include any mortgage, security interest, deed of trust or other lien (except as permitted by subparagraph (i) of this definition) securing Debt or any other liquidated amount, including the Debt described in Schedule 3.5(a), and any Encumbrances securing such Debt which encumber or affect the Purchased Assets shall be released and discharged by Seller at or prior to Closing.

          "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

          "Post-Closing Tax Period" means, with respect to the Purchased Assets or the Transferred Entities, any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

          "Premises" means, collectively, the Owned Real Property and the Leased Real Property included in the Purchased Assets pursuant to a Real Estate Deed, a Lease Agreement, a Sublease or a Lease Assignment.

          "Pre-Closing Tax Period" means, with respect to the Purchased Assets or the Transferred Entities, any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

          "Principal Equipment" means computer hardware and (subject to Section 2.2(c)(iii)) software, servers, machinery, equipment, automobiles, trucks and other vehicles, tools, dies, molds, parts and other similar items Related to the Business (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), but excluding any Leased Equipment or any such items constituting Excluded Assets or Excluded Liabilities. Principal Equipment includes rights to the warranties received from the manufacturers, sellers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items.

          "Proprietary Information" means works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

          "Real Estate Deed" means each bargain and sale deed with covenants against grantor's acts (or the substantive equivalent thereof in the applicable jurisdiction) with respect to Transferred Real Property.

          "Related to the Business" means used, held for use as of the date hereof or contemplated to be used by Seller, a Selling Subsidiary or a Transferred Entity primarily in, or arising primarily from, the operation or conduct of the Business. Any item or matter that primarily relates to the Excluded Assets or Excluded Liabilities shall not be "Related to the Business" for purposes of this Agreement.

          "Seller's Knowledge" means only the matters that are known by (i) the senior management of Lucent or (ii) any of the persons set forth on
Schedule 1.1.

          "Selling Subsidiary" means each Affiliate of Seller (other than the Transferred Entities and the Excluded JV Entities) that is engaged in the operation or conduct of the Business or has title to any asset that is a Purchased Asset or an obligation that is an Assumed Liability.

          "Straddle Period" with respect to any Transferred Entity or Purchased Asset means any Tax period that, with respect to such Transferred Entity or Purchased Asset, includes but does not end on the Closing Date.

          "Sublease" means each sublease to be entered into by Seller or a Selling Subsidiary and Buyer and identified on Schedule 3.7(a), each of which shall be based on the form set forth as Exhibit E and, except with respect to the premises and term specified on Schedule 3.7(a) and the requirement that Buyer pay its proportionate share of the rent and other charges payable under the Third Party Lease to which it relates, shall be subject to modification as provided in Section 5.15.

          "Subsidiary" means, with respect to any Person, a corporation or other legal entity (i) more than fifty percent (50%) of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such Person either directly or indirectly; or (ii) that does not have outstanding shares or securities but more than fifty percent (50%) of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such Person either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a Subsidiary of such Person only as long as such control or ownership and control exists.

          "Supply Agreement" means the agreement contemplated by the term sheet attached as Exhibit A.

          "Tax Return" means any return, report, information return or other statement or document (including any schedule or attachment thereto any amendment thereof) filed or required to be filed with any federal, state, local or non-U.S. taxing authority in connection with the determination, assessment, collection, administration or imposition of any Tax.

          "Taxes" means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law, and shall include any liability for any of the foregoing arising under Treasury Regulation ss.1.1502-6 (or any analogous provision of state, local or non-U.S. law) or as a transferee or under an indemnification or other agreement.

          "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.

          "Third-Party Lease" means any lease, sublease, license or occupancy agreement for any of the Leased Real Property under which Seller, a Selling Subsidiary or a Transferred Entity is the tenant, subtenant, licensee or occupant.

               "Trade Dress Assignment" means the agreement in substantially the form set forth as Exhibit C-3.

          "Trademark Assignment" means the agreement in substantially the form set forth as Exhibit C-4.

          "Transferred Entities" means the Transferred Subsidiaries, the Business Joint Ventures, any Subsidiary of any Transferred Subsidiary or Business Joint Venture and any Person in which any Transferred Subsidiary or Business Joint Venture has a direct or indirect equity interest of not less than 19% of the vote or value.

          "Transferred Real Property" means Owned Real Property designated as Owned Real Property to be conveyed to Buyer on Schedule 3.7(b).

          "Transition Services Agreement" means the agreement in substantially the form set forth as Exhibit D.

          "Transferred Subsidiary Employees" means the employees of the Transferred Subsidiaries and the Subsidiaries of the Transferred Subsidiaries employed in the Business.

          "Welfare Plan" means each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA).

          1.2   ADDITIONAL DEFINED TERMS

          For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:


         Term                                                        Section

         "AAA"...............................................Section 5.15(f)
         "Accepted Retained Contracts".......................Section 5.17(b)
         "Acquiror"..........................................Section 5.14(b)
         "Apparatus Business"......................................Recital E
         "Agreement"................................................Preamble
         "Asset Acquisition Statement"........................Section 5.4(b)
         "Assumed Leased Equipment"..............................Section 5.6
         "Assumed Liabilities"...................................Section 2.4
         "Assumed Taxes"......................................Section 9.4(c)
         "Balance Sheet".....................................Section 3.12(a)
         "Business"................................................Recital A
         "Business Joint Venture".............................Section 2.1(l)
         "Business Loss"......................................Section 2.3(b)
         "Buyer"....................................................Preamble
         "Buyer Nonrepresented Pension Plan"..................Section 5.5(f)
         "Buyer Pension Plans"................................Section 5.5(f)
         "Buyer Represented Pension Plan".....................Section 5.5(f)
         "Buyer Represented Savings Plan".................Section 5.5(d)(ii)
         "Buyer Required Consents"............................Section 4.3(b)
         "Cable Business"..........................................Recital E
         "Cable JV"................................................Recital E
         "Closing Date"..........................................Section 7.3
         "COBRA Coverage".....................................Section 3.9(d)
         "Collateral Agreements"...................................Recital D
         "Collective Bargaining Agreements"...................Section 3.9(a)
         "CommScope"...............................................Recital F
         "Continuing Contracts".................................Section 5.17
         "Controlling Party"..................................Section 9.4(c)
         "Denmark Plan"...................................Section 5.5(o)(ii)
         "Denmark Transferred Subsidiary".....................Section 3.9(a)
         "Discount Rate"......................................Section 5.5(g)

         "Excluded Assets".......................................Section 2.2
         "Excluded JV Financial Statements".................Section 3.12(c)
         "Excluded Leased Equipment".............................Section 5.6
         "Excluded Liabilities"..................................Section 2.5
         "FFE"...........................................Section 5.15(c)(ii)
         "Fiber Business"..........................................Recital E
         "Fiber JV"................................................Recital E
         "Financial Statements"..............................Section 3.12(a)
         "Financing Agreement".....................................Recital F
         "Financing Documents"..............................Section 5.15(vi)
         "First Pension Transfer Amount"......................Section 5.5(f)
         "First Transfer Date"................................Section 5.5(f)
         "Immediately Transferred Employees"..................Section 5.5(a)
         "Indemnified Party"..................................Section 9.3(a)
         "Indemnifying Party".................................Section 9.5(a)
         "Initial Start Date" ................................Section 5.5(a)
         "Legally Permitted".............................Section 5.5(o)(iii)
         "Losses".............................................Section 9.3(a)
         "LRIP"...........................................Section 5.5(b)(ii)
         "LTSSP"..........................................Section 5.5(d)(ii)
         "Lucent"...................................................Preamble
         "Lucent Occupational Plan"...........................Section 5.5(f)
         "Material Contract"....................................Section 3.10
         "Mortgage Lender"...............................Section 5.15(c)(vi)
         "Neutrality Agreement"...............................Section 3.9(c)
         "Nonassignable Assets"...............................Section 2.6(c)
         "Non-Controlling Party"..............................Section 9.4(c)
         "Nonrepresented Pension Trust".......................Section 5.5(f)
         "Nonrepresented Transferred Employees"...............Section 5.5(a)
         "Non-U.S. Plans"..................................Section 5.5(o)(i)
         "OFS".....................................................Recital A
         "PBGC"...............................................Section 3.9(e)
         "Pension Plan".......................................Section 3.9(b)
         "Pension Transfer Amount"............................Section 5.5(g)
         "Permitted Tax Action"...............................Section 5.2(m)
         "Property Taxes"..................................Section 9.2(c)(i)
         "Purchase Price".....................................Section 2.3(a)
         "Purchased Assets"......................................Section 2.1
         "Purchased Leased Equipment"............................Section 5.6
         "Real Estate Agreements"............................Section 5.15(f)
         "Referee"...........................................Section 5.15(f)
         "Represented Pension Trust"..........................Section 5.5(f)
         "Represented Transferred Employees"..................Section 5.5(a)
         "Retained Contracts"................................Section 5.17(b)
         "Retiree Welfare Plans"..............................Section 3.9(d)
         "Returning Inactive Business Employee"...............Section 5.5(a)

         "Second Pension Transfer Amount".....................Section 5.5(f)
         "Second Transfer Date"...............................Section 5.5(f)
         "Seller"...................................................Preamble
         "Seller Required Consents"...........................Section 3.4(b)
         "Specialty Business"......................................Recital E
         "Start Date".........................................Section 5.5(a)
         "Subsequent Closing".................................Section 8.5(a)
         "Subsequent Start Date"..............................Section 5.5(a)
         "Subsequently Transferred Employee"..................Section 5.5(a)
         "Tax Claim"..........................................Section 9.4(a)
         "Tax Indemnified Party"..............................Section 9.4(a)
         "Tax Indemnifying Party".............................Section 9.4(a)
         "Tax Savings Actually Realized"......................Section 9.3(f)
         "Third-Party Claim"..................................Section 9.5(a)
         "Third Party Confidentiality Agreements"...............Section 5.10
         "Transfer Taxes"........................................Section 2.9
         "Transferred Denmark Employee".......................Section 5.5(t)
         "Transferred Employees"..............................Section 5.5(a)
         "Transferred Subsidiary".............................Section 2.1(k)
         "Transferred Subsidiary Shares"......................Section 2.1(k)
         "Transferred JV Interests"...........................Section 2.1(l)
         "VEBAs"..............................................Section 5.5(h)
         "waiving party".........................................Section 8.4

          1.3   Other Definitional and Interpretive Matters

          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          Business. The parties acknowledge and agree that the equity interests in the Excluded JV Entities constitute an Excluded Asset hereunder and that, except as expressly specified, none of the references in this Agreement to the "Business" shall be deemed to relate to that portion of the Business that is conducted by the Excluded JV Entities.

          Buyer. For purposes of effecting this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby, the parties acknowledge and agree that the Buyer may substitute one or more of its Affiliates, Subsidiaries, assignees, designees or nominees, in whole or in part, in place of itself, for performance to and by Buyer under this Agreement or the Collateral Agreements substantially as contemplated by Schedule 1.3 or otherwise with the prior written consent of the Seller (not to be unreasonably withheld); provided that (i) in the event of such substitution, such Affiliates, Subsidiaries, assignees, designees or nominees shall be obligated under the terms hereof and under the terms of the Collateral Agreements, as the case may be, to the extent of such assignment, designation or nomination and (ii) Buyer shall remain liable to Seller for all obligations under the terms hereof and the terms of the Collateral Agreements.

          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          Contemplated to Be Conducted. The phrase "contemplated to be conducted" and the term "contemplated" (when used in reference to OFS, the Business or the Purchased Assets) shall refer to any and all potential or contemplated products and projects of the Business that are in documented stages of development as of the date of this Agreement.

          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. Any reference in this Agreement to any "Section" is to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. To the extent reasonably apparent on its face, without reference to any collateral document, disclosure by Seller on any Schedule delivered pursuant to this Agreement shall be disclosed as to all such Schedules. Notwithstanding the foregoing, in the event a word or phrase defined in this Agreement is given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement.

          2.    Purchase and Sale of the Business

               2.1  Purchase and Sale of Assets

               Upon the terms and subject to the conditions of this Agreement and in reliance on the premises, mutual agreements, covenants and representations and warranties contained herein and in the Collateral Agreements, on the Closing Date, Seller shall, and shall cause the Selling Subsidiaries to, grant, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller or the applicable
Selling Subsidiary, as a going concern, all of the right, title and interest in, to and under, the assets, properties, interests, titles, estates, remedies, powers, privileges and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets) Related to the Business, as the same shall exist on the date hereof and, without limiting the foregoing, on the Closing Date (collectively, and together with the same as owned by the Transferred Entities, the "Purchased Assets"), including all of the items in the following categories:


               (a) the tenant's or subtenant's interest under Assumed Leases, the Lease Agreements and the Subleases;

               (b) the Transferred Real Property;

               (c) the Principal Equipment, the Assumed Leased Equipment and the Purchased Leased Equipment;

               (d) the Fixtures and Supplies;

               (e) the Inventory;

               (f) the Intellectual Property;

               (g) the Contracts, provided that Buyer shall have the right, exercisable by written notice to Seller delivered within 90 days after the Closing, to terminate any Contracts (other than the Collateral Agreements) between Seller or any wholly-owned (excluding equity securities beneficially held by any person in order to qualify such person as an officer or director) Subsidiary of Seller, on the one hand, and another wholly-owned (excluding equity securities beneficially held by any person in order to qualify such person as an officer or director) Subsidiary of Seller, on the other, with any Contract so terminated being deemed an Excluded Contract;

               (h) the Licenses and any rights assigned to Buyer pursuant to the Intellectual Property Agreement;

               (i) the Business Records;

               (j) the Governmental Permits and applications therefor that are identified on Schedule 2.1(j), but only to the extent that such Governmental Permits and applications are assignable or transferable to Buyer;

               (k) all the capital stock of each entity identified on Schedule 2.1(k) (such capital stock being referred to herein as the "Transferred Subsidiary Shares" and each such entity being referred to herein as a "Transferred Subsidiary"); and

               (l) all equity interests held by Seller or any Affiliate of Seller in the joint ventures identified on Schedule 2.1(l) (such equity interests being referred to as the "Transferred JV Interests" and each such joint venture being referred to herein as a "Business Joint Venture").

The Purchased Assets shall be sold, assigned, transferred and delivered free and clear of all Encumbrances, except for (i) any Encumbrances expressly assumed pursuant to Section 2.4 and (ii) Permitted Encumbrances. Notwithstanding anything in this Agreement to the contrary, the sale, assignment, transfer and delivery of the Purchased Assets owned by a Transferred Entity shall be made through the sale, transfer or conveyance of the Transferred Subsidiary Shares or the Transferred JV Interests, as the case may be, and shall not be separately sold, transferred or conveyed.

               2.2 EXCLUDED ASSETS

               Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any of the Selling Subsidiaries is granting, selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller or any of the Selling Subsidiaries, the following (collectively, the "Excluded Assets"):

               (a) any receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables of Seller or any Affiliate of Seller (including the Transferred Subsidiaries), other than any receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables of the Designated Transferred Subsidiaries and the Business Joint Ventures, in each case as of the Closing Date;

               (b) any Proprietary Information of Seller or any Affiliate of Seller, other than the Intellectual Property and any rights assigned to Buyer pursuant to the Intellectual Property Agreement;

               (c) any (i) confidential personnel and medical records pertaining to any Business Employee; (ii) books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Seller shall, and shall cause such Affiliate to, provide Buyer with copies of any portions of such retained books and records that relate to the Business or that relate to any of the Purchased Assets, including the Transferred Entities; and (iii) information management system of Seller or any of its Affiliates that is used primarily in the conduct of Seller's or such Affiliate's businesses other than the Business, and is not contained within computer hardware included as a Purchased Asset pursuant to Section 2.1;

               (d) any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period (determined in a manner consistent with Sections 9.2(c) and 10.3);

               (e) subject to Section 5.11, all "Lucent Technologies" marked sales and marketing or packaging materials, marked samples, prototypes, other similar Lucent Technologies identified sales and marketing or packaging materials and any marketing studies;

               (f) the Excluded Contracts, Employment Agreements with Business Employees not assumed by Buyer pursuant to Section 5.5(l)(ii) and the Nonassigned Licenses (other than any rights assigned to Buyer pursuant to the Intellectual Property Agreement);

               (g) any and all insurance policies and claims and rights thereunder and proceeds thereof, except as set forth in Section 2.3(b);

               (h) the Excluded Leased Equipment;


               (i) except as specifically provided in Section 5.5, all the assets of the Benefit Plans;

               (j) any of Seller's or its Affiliates' rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of Seller or any Selling Subsidiary arising out of transactions occurring prior to the Closing Date;

               (k) the equity interests in the Excluded JV Entities; and

               (l) all other assets, properties, interests and rights of Seller or any Affiliate of Seller not Related to the Business.

               2.3 PURCHASE PRICE

               (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller and the Selling Subsidiaries of the Purchased Assets to Buyer, and in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller at the Closing, Two Billion Five Hundred Twenty-Five Million U.S. Dollars ($2,525,000,000.00) (subject to the adjustments contemplated by Section 2.3(b) and Section 8.5, the "Purchase Price") in cash (subject to the terms of the Financing Agreement) by wire transfer of immediately available funds to an account designated by Seller's written instructions to Buyer at least two (2) Business Days prior to Closing.

               (b) If between the date hereof and the Closing Date there is any loss, destruction or other physical damage to any real property or personal property (other than substantially immaterial personal property) to be included in the Purchased Assets at Closing resulting from a fire, accident or other casualty, whether or not insured, or any taking of any such real property by condemnation (collectively, a "Business Loss"), then Seller shall promptly give notice to Buyer of such Business Loss. The Purchase Price shall be reduced by an amount equal to a binding estimate to be obtained by Seller from a qualified construction contractor or other expert reasonably satisfactory to Buyer of the cost required for such contractor or expert on a fixed-bid basis to restore such real property or personal property substantially to its condition prior to such Business Loss or the reasonably estimated value of Seller's or the Selling Subsidiary's or Transferred Entity's interest in any condemned real property, less the aggregate amount of Insurance Proceeds paid over or assigned to Buyer in respect thereof on or prior to the Closing Date. Seller shall also assign to Buyer at the Closing the right to any business interruption Insurance Proceeds, if any, received by Seller or any Selling Subsidiary with respect to such Business Loss applicable to periods subsequent to the Closing.

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


               2.4 ASSUMED LIABILITIES

               On the Closing Date, Buyer shall execute and deliver to Seller one or more Assumption Agreements and one or more Lease Assignments, Subleases or other Collateral Agreements pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the liabilities and obligations of Seller or a Selling Subsidiary pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean only the following liabilities and obligations with respect to the operations of the Business prior to the Closing Date (provided, however, that in no event shall the Assumed Liabilities include any Excluded Liabilities):

               (a) all liabilities expressly assumed by Buyer pursuant to
Section 5.5;

               (b) the liabilities and obligations (other than liabilities and obligations on account of breaches and violations that may continue beyond the Closing Date, including such liabilities and obligations necessary to cure, resolve or satisfy any Actions relating to such breaches or violations) arising after the Closing Date under the Assumed Leases, the Lease Agreements, the Contracts, the Licenses and the Governmental Permits, except, in each case, for any and all liabilities or obligations accrued, or that should be or should have been accrued for in accordance with GAAP, applicable to the period prior to the Closing Date;

               (c) any product warranty liabilities relating to, resulting from or arising out of products sold or consigned after the Closing Date;

               (d) the Permitted Encumbrances, and all other Encumbrances, obligations and liabilities related to the Purchased Assets that are expressly identified as Assumed Liabilities in this Agreement or the Schedules hereto; and

               (e) the obligations and liabilities incurred by Buyer or any of its Affiliates or Subsidiaries with respect to the Transferred Employees, the Business or the Purchased Assets, known or unknown, absolute or contingent, arising after the Closing Date other than (i) as a result of events or circumstances occurring or existing on or prior to the Closing Date and (ii) obligations and liabilities expressly retained by Seller pursuant to Sections
2.5 and 5.5.

               Notwithstanding anything in this Agreement to the contrary, but subject to Article 9, although Buyer is not assuming any liabilities or obligations of the Business Joint Ventures, the parties acknowledge and agree that all liabilities and obligations of the Business Joint Ventures, whether arising prior to or after the Closing Date, shall remain liabilities and obligations of the Business Joint Ventures following the sale, transfer and conveyance of the Transferred JV Interests pursuant to this Agreement.

               2.5 EXCLUDED LIABILITIES

               Notwithstanding the provisions of Section 2.4 or any other provision hereof or any Schedule or Exhibit hereto, and regardless of any disclosure to Buyer, Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and Seller shall retain, pay and perform without recourse whatsoever to Buyer) any liabilities, obligations or commitments of Seller or any Affiliate of Seller, whether direct or indirect, known or unknown, absolute or contingent other than the Assumed Liabilities (all of such liabilities, obligations and commitments not so assumed by Buyer being referred to herein as the "Excluded Liabilities"), including those described in the following categories:

               (a) any liability or obligation related to Excluded Taxes;

               (b) any liabilities and obligations relating to, resulting from or arising out of the Transferred Subsidiaries and their Subsidiaries on or prior to the Closing Date;

               (c) any liabilities and obligations relating to, resulting from or arising out of Actions that are either pending as of the Closing Date or that subsequently arise out of circumstances or events occurring or existing, in whole or in part, on or prior to the Closing Date, including the Actions listed or referred to on Schedules 3.8(b), 3.13(b) and 3.13(c);

               (d) any liabilities and obligations relating to, resulting from or arising out of Actions, whether founded upon successor or predecessor liability, negligence, breach of warranty, strict liability, theories of design defect or failure to warn and/or other similar legal theories, seeking compensation or recovery (including punitive and exemplary damages) for or relating to personal injury or property damage caused or allegedly caused by or related to any products manufactured on or before the Closing Date (for purposes of this Section 2.5(d) and Section 2.5(j), products for which it cannot be determined whether they were manufactured before or after the Closing Date shall be deemed to have been manufactured and sold before the Closing Date if the personal injury or property damage occurs on or prior to the first anniversary of the Closing and shall be deemed to have been manufactured after the Closing Date if the personal injury or property damage occurs after the first anniversary of the Closing);

               (e) any liabilities and obligations relating to, resulting from or arising out of workers' compensation claims resulting from injury, disease, disability or otherwise that occurs on or prior to, or relates to circumstances that exist before, the Closing Date (for purposes of this Section 2.5(e), an injury, disease, disability or otherwise, any part of which occurs on or before the Closing Date, shall be deemed to have occurred before the Closing Date);

               (f) any liabilities and obligations relating to, resulting from or arising out of any violation of Law (whether known or unknown) occurring or existing, in whole or in part, on or prior to, the Closing Date;

               (g) the Environmental Liabilities and Costs;

               (h) any liabilities and obligations relating to the Excluded Assets or not arising from the Business;

               (i) any liabilities and obligations relating to, resulting from or arising out of claims of infringement or other misappropriation of the intellectual property rights of other Persons with respect to the design, testing, manufacture, marketing, use, sale, lease or importation of products on or prior to the Closing Date;

               (j) all liabilities and obligations under Employment Agreements with Business Employees not assumed by Buyer pursuant to Section 5.5(l)(ii), Third-Party Leases, Contracts and Licenses that are not assigned or transferred to Buyer at the Closing Date pursuant to this Agreement, except to the extent provided in Section 2.6;

               (k) any liabilities and obligations for punitive damages relating to, resulting from or arising out of events, facts or circumstances existing or occurring on or prior to the Closing Date;

               (l) any liabilities and obligations relating to, resulting from or arising out of accounts payable to any Person on or prior to the Closing Date and intercompany or intracompany payables to Seller or any of its Affiliates;

               (m) any liabilities for Debt;

               (n) any obligations and liabilities relating to Business Employees that are not expressly assumed by Buyer pursuant to Section 5.5 or which are retained by Seller pursuant to Section 5.5;

               (o) any product warranty liabilities relating to, resulting from or arising out of products sold or consigned on or prior to the Closing Date; and

               (p) all other obligations and liabilities with respect to the Transferred Employees, known or unknown, absolute or contingent, arising out of facts, activities or events first occurring on or prior to the Closing Date (except as expressly included in Assumed Liabilities or specified in Section 5.5).

On the Closing Date, Seller shall execute and deliver to Buyer one or more Assumption Agreements, pursuant to which Seller shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respect conditions thereof, the liabilities and obligations of the Transferred Subsidiaries and their Subsidiaries pursuant to and under the Excluded Liabilities.

               2.6 FURTHER ASSURANCES; FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES

               (a) From time to time following the date hereof, Seller hereby agrees to make available, or to cause its Affiliates to make available, to Buyer such non-confidential data, and such confidential data subject to reasonable restrictions, in personnel records of Transferred Employees as is reasonably necessary for Buyer to enable Buyer to transition such employees into Buyer's records and otherwise comply with its obligations under Section
5.5 of this Agreement.

               (b) From time to time, whether before, at or following the Closing, Seller shall cooperate with and use its reasonable best efforts to assist Buyer in identifying the assets and liabilities of the Business primarily relating to each of the Fiber Business, the Cable Business, the Specialty Business and the Apparatus Business, respectively. Buyer shall reimburse Seller for all out-of-pocket expenses incurred by Seller in connection with providing such assistance that are beyond the scope or nature of the expenses Seller would have otherwise incurred if such separation activities were not necessary. From time to time, whether before, at or following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates, and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Collateral Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby (including (i) transferring back to Seller or the applicable Selling Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was not transferred to Buyer at the Closing).

               (c) Nothing in this Agreement or the Collateral Agreements nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Third-Party Lease, License, Business Record, Governmental Permit, certificate, approval, authorization or other right, that by its terms or by Law is not capable of being sold, assigned, licensed, sublicensed, transferred, delivered or subleased without the consent or waiver of a Third Party or a Governmental Body or is cancelable, in whole or material part, by such Person in the event of any such sale, assignment, license, sublicense, transfer, delivery or sublease ("Nonassignable Assets") unless and until such consent or waiver shall be given. Seller shall (and shall cause its Affiliates to) use its reasonable best efforts to obtain such consents and waivers promptly and resolve the impediments to the sale, assignment, license, sublicense, transfer, delivery or sublease required by this Agreement or the Collateral Agreements and obtain any other consents and waivers necessary or advisable to convey to Buyer any of the Purchased Assets; provided, however, that neither Seller nor any of its Affiliates shall be required to make any payment to obtain any such consent or waiver with respect to any Nonassignable Asset. If Seller and Buyer mutually agree that a payment should be made to obtain a consent or waiver with respect to any Nonassignable Asset, Seller and Buyer shall bear the expense of such payment equally. Notwithstanding any provision of this Agreement to the contrary, to the extent that the consents and waivers referred to in the preceding sentence are not obtained by Seller, or until the impediments to the sale, assignment, license, sublicense, transfer, delivery or sublease referred to therein are resolved, Seller shall (and shall cause its Affiliates to) (i) provide, at the request of Buyer, to Buyer the benefits of any Nonassignable Asset, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, without incurring any additional financial obligation to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Nonassignable Asset against any Third Party or Governmental Body, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. Buyer shall use its reasonable best efforts to assist and cooperate with Seller in the fulfillment of Seller's obligations under this
Section 2.6(c), provided that Buyer shall not be required by this Section 2.6(c) to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any benefits or profits. To the extent that Buyer is provided the benefits of any Nonassignable Asset (whether from Seller or otherwise), Buyer shall perform, at the direction of Seller and for the benefit of any Third Party or Governmental Body, the obligations of Seller thereunder or in connection therewith. Notwithstanding the foregoing, to the extent that any Assumed Liability relates to any Nonassignable Asset, such Assumed Liability shall be deemed to be an Excluded Liability until such time as the Nonassignable Asset is assigned to Buyer, or until Buyer (but solely to the extent that) obtains the benefit of such Nonassignable Asset under this Section 2.6(c).

               (d) Buyer shall use its reasonable best efforts to assist and cooperate with Seller to seek to obtain any consent, substitution, approval or amendment required to novate or assign all obligations under any and all Contracts or other obligations or liabilities that constitute Assumed Liabilities or to seek to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case where a novation or assignment is obtained, Buyer and its Affiliates or Subsidiaries shall be solely responsible for such liabilities and obligations after the Closing Date.

               (e) Seller shall cooperate with Buyer and CommScope and their respective Affiliates and Subsidiaries to obtain, or cause to be obtained, any financing needed for Buyer to pay the Purchase Price (in accordance with this Agreement and the Financing Agreement) and any expenses incurred by Buyer and CommScope in connection with the transactions contemplated by this Agreement and the Collateral Agreements.

               2.7 NO LICENSES

               Unless expressly set forth in the Collateral Agreements, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to Seller's or any of its Affiliate's Proprietary Information, either directly or indirectly, by implication, by estoppel or otherwise. Nothing in this Section 2.7 shall affect any title, right or license (express or implied) of any kind specific to the Inventory being transferred to Buyer in accordance with this Agreement.

               2.8 Bulk Sales Law

               In consideration of Seller's agreement to indemnify Buyer and other Indemnified Parties of Buyer pursuant to Section 9.3(b)(ii), Buyer hereby waives compliance by Seller and the Selling Subsidiaries with the requirements and provisions of any bulk sales or bulk transfer or similar Laws of any jurisdiction, including Article 6 of the New York Commercial Code, that may otherwise be applicable with respect to the sale or transfer of any or all of the Purchased Assets to Buyer.

               2.9 Transfer Taxes

               Unless otherwise specified in this Agreement or the Collateral Agreements, Buyer and Seller shall share equally all sales, transfer, value added (to the extent not creditable) and similar Taxes and all recording and filing fees that may be imposed, assessed or payable by reason of the sales, transfers, leases, rentals, licenses and assignments required under this Agreement or the Collateral Agreements ("Transfer Taxes"). Transfer Taxes shall not include Seller's or any of its Affiliate's net income and capital gains Taxes or franchise or other Taxes based on Seller's or any of its Affiliate's net income.

          3.   Representations and Warranties of Seller

               Seller, on behalf of itself and the Selling Subsidiaries, represents and warrants to Buyer as follows:

               3.1 Organization and Qualification

               Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole.

               3.2 Transferred Entities; Selling Subsidiaries

               (a) Schedule 3.2(a) sets forth a list of each Transferred Entity and each Selling Subsidiary, together (in the case of each Transferred Entity) with such entity's jurisdiction of organization and authorized and outstanding capital stock or other equity interests as of the date hereof, specifying Seller's beneficial ownership percentage therein, with economic and voting interests specified separately in any instance where such interests differ. Except as set forth on Schedule 3.2(a), each Selling Subsidiary and each Transferred Entity is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the Business as presently conducted and as contemplated to be conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the conduct or contemplated conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole. All the Transferred Subsidiary Shares and all the Transferred JV Interests are validly issued, fully paid and nonassessable and owned of record and beneficially by the Seller or the Selling Subsidiary identified on
Schedule 3.2(a), and upon delivery of the Transferred Subsidiary Shares and the Transferred JV Interests and delivery of the Purchase Price as provided herein, Buyer will acquire good and valid title thereto, free and clear of any Encumbrances, other than, in the case of the Transferred JV Interests, any Encumbrances that may be contained in the applicable joint venture agreement, limited liability company agreement or other constitutive document of the relevant Business Joint Venture as in effect on the date hereof, true and correct copies of which have been provided to Buyer. All outstanding shares of capital stock of each Subsidiary of each Transferred Entity are validly issued, fully paid and nonassessable and owned of record and beneficially by the Transferred Entity identified on Schedule 3.2(a). There are no shares of capital stock or other equity interests of any of the Transferred Entities outstanding other than as disclosed on Schedule 3.2(a), and there are no outstanding options, warrants, rights or other securities requiring the issuance or sale of shares of any capital stock or other equity interests of any Transferred Entity. Other than the Excluded JV Entities, the entities listed on Schedule 3.2(a) are the only Affiliates of Seller that have title to, or use, any Purchased Asset or any obligation that is an Assumed Liability or are otherwise engaged in the conduct of the Business, in each case with respect to the Business as currently conducted.

               (b) Except as disclosed on Schedule 3.2(b), none of the Transferred Entities has engaged in any business or other activity other than the Business.

               3.3 AUTHORIZATION; BINDING EFFECT

               (a) (i) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action.

                    (ii) Each Selling Subsidiary has all requisite corporate power and authority to execute and deliver the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action.

               (b) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller or any Selling Subsidiary will be a party, when duly executed and delivered by Seller or such Selling Subsidiary, will be, valid and legally binding obligations of Seller or such Selling Subsidiary, enforceable against Seller or such Selling Subsidiary, as applicable, in accordance with their respective terms.

               3.4 NON-CONTRAVENTION; CONSENTS

               (a) Assuming that all Seller Required Consents have been obtained or made, the execution, delivery and performance of this Agreement by Seller, and the Collateral Agreements by Seller or any Selling Subsidiary that is a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the charter, by-laws or similar organizational document of Seller, the applicable Selling Subsidiary or any Transferred Entity; (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect its material obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Seller, the applicable Selling Subsidiary or any Transferred Entity is a party or by which it is bound or which is Related to the Business or relates to the Purchased Assets, or result in the creation of any material Encumbrance upon any of the Purchased Assets; or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Seller, the applicable Selling Subsidiary, any Transferred Entity or the Purchased Assets.

                 (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or any Affiliate of Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Seller or any Selling Subsidiary will be a party or for the sale of the Purchased Assets and the consummation by Seller or such Selling Subsidiary of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act; (ii) any applicable filings required under foreign antitrust Laws and receipt of consents, approvals or clearances required thereunder (including the receipt of a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, as amended, if required), as set forth in Schedule 3.4(b); (iii) consents or approvals of Third Parties that are required to transfer or assign to Buyer any material Purchased Asset or assign the benefits of or delegate performance with regard thereto, as set forth in Schedule 3.4(b) (the items in clauses
(i), (ii) and (iii) being referred to herein as the "Seller Required Consents") and (iv) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole.

               3.5 TITLE TO THE PURCHASED ASSETS; PRINCIPAL EQUIPMENT; SUFFICIENCY OF ASSETS; SYSTEMIC DEFECTS

               (a) Except as set forth in Schedule 3.5(a), Seller, a Selling Subsidiary or a Transferred Entity has, and at the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, the Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

               (b) Each material item of Principal Equipment and Leased Equipment is in good working order and operating condition and repair, reasonable wear and tear excepted, is structurally sound and free of any material defects, and is suitable and sufficient for the uses for which it is intended or used.

                  (c) The Purchased Assets and the Business Employees to be acquired under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement), together with the Excluded Assets, include all assets, personnel and rights that are employed by Seller, the Selling Subsidiaries and the Transferred Entities in connection with the Business. Except for the Excluded Assets specified in Sections 2.2(a), 2.2(b), 2.2(f) and 2.2(h), the Purchased Assets and the Business Employees to be acquired under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement) are sufficient to conduct the Business as currently conducted and as contemplated to be conducted. In the event of an immaterial breach of this Section 3.5(c) due to Seller's or a Selling Subsidiary's failure to identify and transfer any immaterial assets or properties or provide any immaterial services used in the Business, such breach shall be deemed cured if Seller or the applicable Selling Subsidiary promptly transfers such properties or assets or provides such services to Buyer at no additional cost to Buyer and Seller promptly reimburses Buyer for all losses and out of pocket expenses, if any, incurred by Buyer as a result of such breach.

               (d) The products that are Related to the Business, and are manufactured, assembled or distributed by Buyer after the Closing with exactly the same designs, specifications, processes and know-how utilized by the Business prior to the Closing, will not result in the creation of a product that contains systemic, latent and extraordinary defects which result in an adverse determination of a cause of action based upon negligence, strict liability or misrepresentation as such cause of action relates to such designs, specifications, processes and know-how.

               3.6 PERMITS

               Except as set forth on Schedule 2.1(j), there are no material Governmental Permits necessary for or used by Seller or any Selling Subsidiary or any Transferred Entity to operate the Business as currently conducted or contemplated to be conducted. Seller, a Selling Subsidiary or a Transferred Entity owns, holds or possesses in its own name, all material Governmental Permits that are required by currently effective Laws and necessary to own or lease, operate and use to their full installed production capacity the Purchased Assets and to use or occupy the Premises and to carry on and conduct the Business and its operations as presently conducted, all material portions of which are valid and in full force and effect. None of Seller, any Selling Subsidiary or any Transferred Entity is in violation of or default under any such Governmental Permits in any material respect. As of the date of this Agreement, no proceeding is pending or, to Seller's Knowledge, threatened to revoke or limit any such Governmental Permit. To Seller's Knowledge, there is no Governmental Permit which will be required to be obtained by or transferred to Buyer in connection with the operation of the Business or ownership and use of the Purchased Assets and which will be unavailable or may not be obtained or transferred, despite Buyer's cooperation (as set forth in Section 2.6(c)), and except as set forth in Schedule 2.1(j), none of the Governmental Permits set forth in such Schedule 2.1(j) contains any prohibition, restriction, condition or limitation materially adversely affecting the current or contemplated operation of the Business.

               3.7 Real Estate

               (a) Schedule 3.7(a) contains a complete and accurate list and description of the Leased Real Property, including (i) the address thereof and a description of each Third-Party Lease which is an Assumed Lease or the subject of a Sublease by parties and date, (ii) the approximate number of square feet demised by each Third-Party Lease, (iii) the approximate number of square feet Related to the Business, (iv) the use of the Assumed Lease, Sublease and Business Joint Venture space, (v) any structures, improvements, fixtures or other real property owned by Seller or a Selling Subsidiary and located on land demised by an Assumed Lease,

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


(vi) the term for the Assumed Leases and the Third Party Leases relating to the Sublease and to which a Business Joint Venture is a party and (vii) whether (A) the Third-Party Lease is an Assumed Lease or a Lease to which a Business Joint Venture is a party, (B) the Leased Real Property demised by a Third-Party Lease which is Related to the Business will be the subject of a Sublease, (C) the Leased Real Property demised by a Third-Party Lease which is Related to the Business will be subject to the Transition Services Agreement or (D) the Leased Real Property demised by a Third-Party Lease which is Related to the Business will not be used in the Business after Closing. Buyer has been provided with a complete and correct copy of or an opportunity to review each Third-Party Lease listed in Schedule 3.7(a) which is an Assumed Lease or which will be the subject of a Sublease or to which a Business Joint Venture is a party, including all amendments, modifications and supplements thereto. Except as set forth in Schedule 3.7(a), each Third-Party Lease which is an Assumed Lease or which will be the subject of a Sublease or the Transition Services Agreement or to which a Business Joint Venture or is a party is valid, binding and enforceable, in full force and effect, and neither Seller nor any Selling Subsidiary or Business Joint Venture, nor, to Seller's Knowledge, any other party to such Third- Party Lease, has violated or waived any of the material terms or conditions of such Third-Party Lease, and all the material covenants to be performed by Seller or a Selling Subsidiary or Business Joint Venture, and, to Seller's Knowledge, any such other party under such Third-Party Lease prior to the date hereof or the Closing Date, as applicable, have been or will be performed in all material respects. Subject to Section 2.6(c), (i) the Third-Party Leases shall remain valid and binding in accordance with their terms following the Closing and (ii) if the Third-Party Leases are assigned to Buyer or any of its Affiliates or Subsidiaries, such Third-Party Leases shall remain valid and binding in accordance with their terms following such assignment at the Closing.

               (b) Schedule 3.7(b) contains a complete and accurate list and description of the Owned Real Property, including (i) the address of the Owned Real Property, (ii) the approximate number of square feet contained in any improvements comprising part of the Owned Real Property, (iii) the approximate number of square feet Related to the Business, (iv) the use of the Owned Real Property and (v) whether (A) the Owned Real Property is Transferred Real Property, (B) any space contained in the Owned Real Property which is Related to the Business will be the subject of a Lease Agreement and if so, the premises, term and rent for such Lease Agreement, (C) the Owned Real Property which is Related to the Business will be subject to the Transition Services Agreement or (D) the Owned Real Property which is Related to the Business will not be used in the Business after Closing. Seller, a Selling Subsidiary or a Transferred Entity has good, valid and marketable fee simple title to the Transferred Real Property, subject only to the Permitted Encumbrances and receipt of the Seller Required Consents. Except as set forth on Schedule 3.7(b), (x) there are no pending or, to Seller's Knowledge, threatened condemnation, eminent domain or similar proceedings with respect to the Transferred Real Property or the Owned Real Property which will be the subject of a Lease Agreement and (y) to Seller's Knowledge, neither the Transferred Real Property or the Owned Real Property which will be the subject of a Lease Agreement nor the conduct of the Business thereon is in violation in any material respect of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Law or public utility easement or servitude which, in the case of clause (x) or (y) above, individually or in the aggregate, materially impairs or detracts from, or could reasonably be expected to materially impair or detract from, the continued use, operation and utility of the Premises to which they relate in the

Business as presently conducted. None of the Transferred Real Property or the Owned Real Property whichwill be subject to the Lease Agreements is subject to any leases, tenancies or Encumbrances except only for Permitted Encumbrances.

               (c) Schedule 3.7(c) contains a complete and accurate list and description of any leases, subleases, license agreements or other agreements for the occupancy of the Premises under which Seller or a Selling Subsidiary is the landlord, sublandlord or licensor. Except as set forth on Schedule 3.7(c), Buyer has been provided with a complete and correct copy of each lease, sublease, license agreement or other agreement listed in Schedule 3.7(c), including all amendments, modifications and supplements thereto.

               (d) For each U.S. and foreign facility Related to the Business which is the subject of an Assumed Lease, Sublease or Lease Agreement or is Transferred Real Property, Schedule 3.7(d) (i) lists the location of such facility (including address and type/nature of facility or office) and (ii) specifies the ownership or other relationship of such facility, personnel and assets to Seller or the Selling Subsidiaries.

               3.8 COMPLIANCE WITH LAWS; LITIGATION

               (a) Except as set forth on Schedule 3.8(a), each of Seller, the Selling Subsidiaries and the Transferred Entities is in compliance in all material respects with all Laws applicable to the Business, the Purchased Assets or the products and services sold by the Business.

               (b) Except as set forth on Schedule 3.8(b), as of the date of this Agreement no material judgment, order, writ, injunction or decree of any Governmental Body that is Related to the Business is in effect. Except as set forth on Schedule 3.8(b), there is no material Action or governmental investigation pending or, to Seller's Knowledge, threatened against Seller or any of the Selling Subsidiaries relating to the Business, or pending or, to Seller's Knowledge, threatened against any of the Transferred Entities.

               3.9 BUSINESS EMPLOYEES

               (a) Schedule 3.9(a) contains a complete and accurate list of all the Business Employees and Transferred Subsidiary Employees as of the date specified on such list, showing for each such Employee (i) the position held, the current base salary or base compensation and the annual bonus for Seller's or the applicable Selling Subsidiary's or Transferred Entity's last fiscal year, (ii) such Employee's service recognized by Seller or a Selling Subsidiary or Transferred Entity for purposes of the Benefit Plans (including service with predecessor employers, if applicable, and any prior unbridged service with Seller or a Selling Subsidiary or Transferred Entity), (iii) whether such Employee is on leave of absence or short- term disability leave and if so, the nature and expected duration of such leave and (iv) whether such Employee is represented by the Communications Workers of America. Except as set forth on Schedule 3.9(a), no Business Employee or Transferred Subsidiary Employee is covered by any union, collective bargaining or other similar labor agreement (the "Collective Bargaining Agreements"). Schedules 5.5(l)(i) and (ii) contain a complete and accurate list of, and Seller has delivered to Buyer a true, correct and complete copy of, all material Employment Agreements that contain provisions that are not required by applicable Law and all material Collective Bargaining Agreements (including all material amendments, side letters and similar documents relating thereto). No Transferred Subsidiary other than Lucent Technologies Denmark Holdings ApS, Lucent Technologies Lycom ApS, Lucent Technologies Denmark I/S and their respective Subsidiaries (individually and collectively, the "Denmark Transferred Subsidiary") or Subsidiary of any such Transferred Subsidiary employs any individual who is not a Transferred Subsidiary Employee.

               (b) Schedule 3.9(b) contains a complete and accurate list of all material Benefit Plans and all Employment Agreements with individuals based in the U.S. Except as previously disclosed to Buyer, there are no material amendments to any U.S. Benefit Plan that have been adopted or approved, nor has Seller or any Selling Subsidiary or any Transferred Subsidiary or any Subsidiary of a Transferred Subsidiary undertaken to make any such amendments or to adopt or approve any new U.S. Benefit Plan. Except as set forth in Schedule 3.9(a), with respect to all Business Employees and Transferred Subsidiary Employees, none of Seller, the Selling Subsidiaries, the Transferred Subsidiaries and the respective Subsidiaries of the Transferred Subsidiaries currently maintains, contributes to or has any liability under any Benefit Plan. No Transferred Subsidiary other than the Denmark Transferred Subsidiary, and no Subsidiary of any such Transferred Subsidiary, maintains, contributes to, or has any liability under any Benefit Plan, which will continue beyond the Closing Date, and no employee of a Business Joint Venture participates in any Benefit Plan. With respect to each of the Benefit Plans identified on Schedule 3.9(b), Seller has made available to the Buyer true and complete copies of the most recent summary plan description or, if no summary plan description exists, a written description of all material terms and conditions of such Benefit Plan. In addition, the documents Seller has made available to Buyer with respect to non-U.S. Benefit Plans are true and complete. Each Benefit Plan listed on Schedule 3.9(b) has been operated in material compliance with all applicable Laws, including ERISA to the extent applicable. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), each of Seller's VEBAs from which assets are to be transferred pursuant to Section 5.5 has received a favorable determination letter from the IRS with respect to its compliance with Code Section 501(c)(9), and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as set forth in Schedule 3.9(b), none of Seller, the Selling Subsidiaries, the Transferred Subsidiaries and the Subsidiaries of the Transferred Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health, life or other welfare benefits. No amount that could be received (whether in cash, property or vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any officer, director, employee or independent contractor of Seller or any Selling Subsidiary or Transferred Subsidiary or Subsidiary of a Transferred Subsidiary, who is a "disqualified individual" (as defined in proposed Treasury Regulation Section 1.280G-1), under any agreement or arrangement that will be assumed by the Buyer, would be characterized as an "excess parachute payment" (as defined in Section 280G of the Code).

               (c) With respect to the Business, there is not presently pending or existing, and to Seller's Knowledge, there is not threatened (i) any strike, slowdown, picketing or work stoppage; (ii) any application for certification of a collective bargaining agent; or (iii) any other organizing activity. With respect to the Business, (A) no labor organization or group of employees of Seller or any Selling Subsidiary has made a pending demand for recognition or certification, and there are and have been no representation or certification Actions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority or under the terms of the Memorandum of Understanding Regarding Neutrality and Consent Elections (the "Neutrality Agreement") between Seller and the Communications Workers of America, nor have any such Actions been brought or filed or threatened to be brought or filed within the past five years, (B) other than as previously disclosed by Seller to Buyer or with respect to instances which, in the aggregate, could not reasonably be expected to result in liabilities that are material to the Business taken as a whole, there are not now, nor have there been at any time within the last five years, any actual or threatened organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against or involving Seller or any Selling Subsidiary, Transferred Subsidiary or Subsidiary of a Transferred Subsidiary, (C) other than as previously disclosed by Seller to Buyer or with respect to instances which, in the aggregate, could not reasonably be expected to result in liabilities which are material to the Business taken as a whole, each of Seller, the Selling Subsidiaries, the Transferred Subsidiaries and the Subsidiaries of the Transferred Subsidiaries is in compliance in all material respects with all Collective Bargaining Agreements and with all applicable Laws, and none of Seller, the Selling Subsidiaries, the Transferred Subsidiaries and the Subsidiaries of the Transferred Subsidiaries currently is the subject of an investigation by any Governmental Entity, respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health and (D) other than as previously disclosed by Seller to Buyer or with respect to instances which, in the aggregate, could not reasonably be expected to result in liabilities which are material to the Business taken as a whole, there are no consent decrees, conciliation agreements or settlement agreements currently pending or in effect respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

               (d) With respect to each U.S. Pension Plan (whether or not qualified and whether or not subject to ERISA), each U.S. Benefit Plan providing for health, life or other welfare benefits to former employees or beneficiaries or dependents thereof (other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA Coverage") (such Benefit Plans, the "Retiree Welfare Plans"), and Seller's VEBAs from which assets shall be transferred pursuant to the provisions of
Section 5.5, Seller has delivered to Buyer a true, correct and complete copy of each such Benefit Plan or VEBA. Any annual financial and actuarial reports, and any data regarding the liabilities and funding of such plans, which Seller has made available to Buyer, are true, correct and complete.

               (e) With respect to each of the Lucent Occupational Plan and the LRIP: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; and (iii) the Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate such plan and, to Seller's Knowledge, no condition exists that presents a risk that such proceedings will be instituted or that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

               (f) All Benefit Plans subject to the Laws of a jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements and (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, other than failures which, in the aggregate, could not reasonably be expected to result in liabilities which are material to the Business taken as a whole. There are no amendments to any non-U.S. Benefit Plans that have been adopted or approved nor has Seller or any Selling Subsidiary or any Transferred Subsidiary or any Subsidiary of a Transferred Subsidiary undertaken to make any such amendments or to adopt or approve any new non-U.S. Benefit Plan, other than instances which, in the aggregate, could not reasonably be expected to result in liabilities which are material to the Business as a whole.

               3.10 CONTRACTS

               Schedule 3.10 contains a complete and accurate list, as of the date of this Agreement, of (a) (i) all contracts, arrangements or understandings with distributors of the Business' products or services, (ii) all sales agreements between Seller, the Selling Subsidiaries or the Transferred Entities and their respective customers, including teaming agreements related thereto, (iii) all contracts, arrangements or understandings whereby the Business supplies components or products to original equipment manufacturers, (iv) all service, maintenance or supply agreements, including teaming agreements relating thereto, (v) all contracts, arrangements or understandings whereby the Business purchases goods or services, (vi) all contracts and arrangements Related to the Business pursuant to which any goods, services, materials or supplies are provided to or from Seller from or to any of its Affiliates, including leases of machinery and equipment, motor vehicles, or furniture and office equipment and (vii) all consulting, agency, or other similar contracts, agreements and other instruments and arrangements relating to or for the benefit of current, future or former sales representatives, distributors, dealers, agents, independent contractors or consultants, in each case under this clause (a), which are Related to the Business and where the aggregate payments in any calendar year by or to Seller or any Selling Subsidiary or Transferred Entity under the contract in question are expected to be in excess of $1,000,000 or where the contract in question cannot be cancelled by Seller or the applicable Selling Subsidiary or Transferred Entity on less than 180 days' notice and without any liability; (b) all notes, mortgages, indentures, letters of credit, guarantees and other obligations and agreements for or relating to any lending or borrowing of $500,000 or more pursuant to which any properties or assets of the Business are pledged or mortgaged as collateral, and any agreement creating any guarantee or keepwell agreement or other agreement to be liable for the obligations of another Person; (c) all joint venture or partnership and material asset purchase or divestiture agreements Related to the Business;
(d) all agreements that materially adversely affect or materially restrict the right of the Business to compete with any other Person, to sell to or purchase from any Person or to hire or solicit for hire any Person; and (e) any other contract, lease, sublease, license, purchase order, sale order, agreement, instrument or

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


commitment Related to the Business, whether written or oral, other than Benefit Plans, Collective Bargaining Agreements and Employment Agreements, which (x) involves payments or receipts in excess of $1,000,000 on an annual basis with respect to the Business, (y) cannot be cancelled by Seller or the applicable Selling Subsidiary or Transferred Entity on less than 180 days' notice and without any liability or (z) is material to the operations or financial condition of the Business, taken as a whole (each such item that is required to be set forth on Schedule 3.10, together with the Licenses and those Nonassigned Licenses in which rights are being assigned, licensed or sublicensed to Buyer, being referred to as a "Material Contract"). Each Material Contract is valid, binding and enforceable against Seller or the applicable Selling Subsidiary or Transferred Entity and, to Seller's Knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.10, neither Seller nor any Selling Subsidiary or Transferred Entity is in default or breach of or is otherwise delinquent in performance under any Material Contract in any material respect, and, to Seller's Knowledge, each of the other parties thereto has performed in all material respects (including any material obligations to provide any updates, supplemental information or any other disclosure obligations of any kind relating thereto) all material obligations required to be performed by it and is not in default in any material respect thereunder, no event has occurred that, with notice or lapse of time, or both, would constitute such a default, and none of Seller, any Selling Subsidiary or any Transferred Entity has received any notice of such default or breach. None of Seller, any Selling Subsidiary or any Transferred Entity has released or waived (explicitly or otherwise) any of its material rights under any Material Contract. True and correct copies of all Material Contracts and any amendments and supplements thereto have been made available to Buyer.

               3.11 ENVIRONMENTAL MATTERS

               Except as set forth in Schedule 3.11 and in respect of the
Business:

               (a) the operations of the Business and the design, configuration, construction, capacity, use, occupancy and condition of the Premises comply in all material respects with all applicable Environmental Laws;

               (b) Seller, each Selling Subsidiary and each Transferred Entity has obtained all material environmental, health and safety Governmental Permits necessary for its operations and for the construction, installation, use and, where relevant, occupancy of the Premises, the Fixtures and Supplies, the Principal Equipment and Leased Equipment and the conduct of the Business and all such Governmental Permits are in good standing, and Seller, each Selling Subsidiary and each Transferred Entity is in compliance in all material respects with all terms and conditions of such permits;

               (c) none of Seller, any Selling Subsidiary, any Transferred Entity or any of the Premises included in the Purchased Assets or the operations of the Business is subject to any ongoing or, to Seller's Knowledge, threatened Action or investigation by, order from or agreement with any Person (including any Governmental Body) respecting (i) any Environmental Law or (ii) any remedial, enforcement, corrective or other action arising from the release or threatened release of a Hazardous Substance;


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


               (d) none of Seller, any Selling Subsidiary or any Transferred Entity is subject to any pending or, to Seller's Knowledge, threatened Action or judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or material liability under any Environmental Law;

               (e) none of Seller, any Selling Subsidiary or any Transferred Entity has filed or received any notice under any Law or other governmental requirement indicating a past or present disposal or release of a Hazardous Substance at the Premises in violation of Environmental Law, and each has timely filed or prepared all notices, reports and plans required to be filed or prepared, as the case may be, under any Environmental Law indicating past or present manufacturing, processing, use, treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance;

               (f) to Seller's Knowledge, there are not now any aboveground or underground storage tanks on or in any Premises from which there have been releases of Hazardous Substances, nor, to Seller's Knowledge, have there ever been, on or in any Premises, any aboveground or underground storage tanks from which there have been releases of Hazardous Substances; and

               (g) as of the date of this Agreement, none of Seller, any Selling Subsidiary or any Transferred Entity has received any written notice to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance.

               3.12 FINANCIAL STATEMENT; ABSENCE OF CHANGES

               (a) Schedule 3.12(a) contains true and complete copies of the following financial statements of the Business, including the Excluded JV Entities (the "Financial Statements"):

                    (i) audited balance sheets as of September 30, 1999 and 2000 (the September 30, 2000, balance sheet being referred to as the "Balance Sheet"), in each case with an audit opinion thereon by PricewaterhouseCoopers LLP;

                    (ii) audited statements of operations and cash flows for the years ended September 30, 1998, 1999 and 2000, in each case with an audit opinion thereon by PricewaterhouseCoopers LLP; and

                    (iii) an unaudited balance sheet as of March 31, 2001, and unaudited statements of operations for six months ended March 31, 2001, each prepared on the same basis as the audited financial statements dated as of September 30, 1999, and 2000.

               (b) The Financial Statements were prepared in accordance with GAAP (except, in the case of the unaudited financial statements, for normal, immaterial and recurring year-end adjustments and the omission of footnotes). The Financial Statements were prepared on the basis of the books and records of the Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial position of the Business (including the consolidated assets and liabilities of the Excluded JV Entities, which are an Excluded Asset) as of the dates thereof and the results of its operations and cash flows (including those of the Excluded JV Entities, which are an Excluded Asset) for each of the periods then ended in conformity with GAAP.

               (c) Schedule 3.12(c) contains true and complete copies of the audited balance sheets as of September 30, 1998, 1999 and 2000 of each of the Excluded JV Entities and audited statements of operations and cash flows of each of the Excluded JV Entities for the years ended September 30, 1998, 1999 and 2000 (collectively, the "Excluded JV Financial Statements"). The Excluded JV Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the respective Excluded JV Entities as of the dates thereof and the results of operations and cash flows of the respective Excluded JV Entities for periods then ended in conformity with GAAP.

               (d) Except as set forth in Schedule 3.12(d), since March 31, 2001, Seller, the Selling Subsidiaries and the Transferred Entities have conducted and operated the Business in the ordinary course consistent with past practice (except as otherwise contemplated by this Agreement) and there has been no (i) Material Adverse Change; (ii) sale, lease, or other disposition of any properties or assets Related to the Business other than in the ordinary course of business consistent with past practice; (iii) purchase, lease or other acquisition of any properties or assets Related to the Business other than in the ordinary course of business consistent with past practice, or capital expenditures other than in accordance with Seller's capital expenditure budget for the Business in effect on the date hereof, which has been previously disclosed to Buyer; (iv) material increase in the compensation payable or to become payable to any of the employees of the Business except for normal periodic increases in the ordinary course of business consistent with past practice; (v) other than as previously disclosed by Seller to Buyer, adoption or amendment of any Employment Agreement, Benefit Plan or similar agreement, plan or arrangement that could reasonably be expected to affect the rights of Transferred Employees and that could reasonably be expected to result in any material increase in Buyer's liabilities; (vi) change in accounting methods or principles or cost allocation procedures that affect the financial statements of the Business in any material respect; or (vii) agreement or commitment to take any action described in this Section 3.12(d).

               3.13 INTELLECTUAL PROPERTY

               (a) Seller or one of the Selling Subsidiaries owns or has a valid right to assign or grant the licenses to the Intellectual Property in accordance with the IP Agreements.

               (b) Except as set forth on Schedule 3.13(b), no material litigation has been instituted or is pending, or, to Seller's Knowledge, has been threatened in writing as of the date of this Agreement which challenge the rights of Seller or any Selling Subsidiary in respect of the Intellectual Property.

               (c) To Seller's Knowledge, Schedule 3.13(c) sets forth a list as of the date of this Agreement of all notices or claims received by and suits or proceedings pending or which have been threatened in writing against Seller, which notices, claims, suits or proceedings assert infringement or misappropriation of any intellectual property rights of a Third Party as a result of any activities of OFS.

               (d) At the Closing, Seller or one of the Selling Subsidiaries will provide, either by assignment, license or sublicense to Buyer in accordance with the IP Agreements, all the Proprietary Information as to which Seller or any Selling Subsidiary has a right to assign, license or sublicense without paying a royalty or fee, which Buyer requires to conduct the Business after the Closing (as the Business was conducted prior to the Closing) and to make, have made, use, lease, import, offer to sell or sell the products and/or services of the Business (as the Business was conducted prior to the Closing), as such products and/or services existed as of the Closing Date. Buyer's sole remedy for breach of this Section 3.13(d) shall be the assignment, licensing or sublicensing by Seller or one of the Selling Subsidiaries to Buyer at no additional cost to Buyer, in accordance with the transfers and licenses provided in the IP Agreements, of those components of such technology which are required by Buyer to conduct the Business after the Closing and to make, have made, use, lease, import, offer to sell or sell any products of the Business, as such products existed as of the date of this Agreement and the Closing Date, as to which ownership or license rights were not adequately conveyed. Notwithstanding the foregoing, under no circumstances shall Seller be required to grant to Buyer a license, right or other permission to use the names, marks or other indicia of "Lucent," "Lucent Technologies," "Bell Labs," the Lucent Innovation Ring logo or other similar mark, other that as set forth in Section 5.11.


               3.14 CERTAIN BUSINESS PRACTICES

               None of Seller, any Selling Subsidiary, any Transferred Subsidiary or, to Seller's Knowledge, any Business Joint Venture, nor, to Seller's Knowledge in the case of the Business Joint Ventures, any director, officer, employee or agent thereof has (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (ii) made any material unlawful payment to any foreign, domestic or supra- national government official or employee or to any foreign or domestic political party or campaign or violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

               3.15 CUSTOMERS AND SUPPLIERS

               Schedule 3.15 contains a list setting forth (i)(a) the 10 largest customers of the Business, by dollar amount, during the periods set forth therein, and (b) the amount for which each such customer was invoiced during the periods set forth therein, and (ii) the 10 largest suppliers of the Business, by dollar amount, during the periods set forth therein. The Business does not have any credit or vendor financing attributable to it for any of these 10 largest customers. All purchases and sale orders and other commitments for purchases and sales made by Seller in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business. No customer or supplier of the Business listed on Schedule 3.15 has, since September 30, 2000 through the date of this Agreement, cancelled or terminated, or provided written notice of an intention to cancel or terminate, its Contract with Seller or the applicable Selling Subsidiary or Transferred Entity.

               3.16 PRODUCT WARRANTIES

               Schedule 3.16 includes copies of the standard terms and conditions of sale for the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.16, the products manufactured by the Business have been sold by the Business in all material respects in accordance with the standard terms and conditions of sale.

               3.17 AFFILIATED TRANSACTIONS

               Schedule 3.17 sets forth a complete and correct list of all written and binding oral agreements that constitute Contracts between the Business, on the one hand, and Seller or any of its Affiliates (other than the Business), on the other hand, other than in respect of the provision by Seller or its Affiliates of normal corporate overhead services to the Business, all of which will terminate as of the Closing Date except as provided in the Transition Services Agreement. All such Contracts were entered into on an arm's-length basis and have terms no less favorable to the Business than those available to non-Affiliates of Seller.

               3.18 INSURANCE

               Schedule 3.18 lists all material insurance policies owned or held by Seller or any Selling Subsidiary on the date hereof which cover the Business or the Purchased Assets. All such insurance policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such insurance policy and no claim is currently pending under any such insurance policy involving an amount in excess of $100,000.

               3.19 PRODUCT RECALLS

               Except as set forth in Schedule 3.19, since September 30, 2000, there has been no material pending, or to Seller's Knowledge, threatened material recall or material investigation of any product sold by Seller or any Selling Subsidiary or Transferred Entity in connection with the Business.

               3.20 INVENTORY

               Except as set forth on Schedule 3.20, all Inventory (i) consists of items of a quantity and quality historically usable or saleable in the ordinary course of business, except for obsolete items that have been written down to estimated net realizable value in accordance with GAAP, (ii) is located at facilities of the Business and (iii) has not been consigned to any Third Party. With the exception of items of below-standard quality that have been written down to their estimated net realizable value in accordance with GAAP, the Inventory is in good and proper physical condition, free from defects in materials and workmanship. Since September 30, 2000, Seller has sold and continued to replenish Inventory in a normal and customary manner consistent with past practices.

               3.21 BROKERS

               Other than Salomon Smith Barney Inc. and JPMorgan, a division of Chase Securities Inc., the fees and expenses of which will be paid by Seller, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

               3.22 CERTAIN TAX MATTERS

               (a) All material Tax Returns required to be filed by the Code or by applicable state, local or non-U.S. Tax laws by or on behalf of the Transferred Entities or with respect to the Business or the Purchased Assets have been filed in a timely manner (within any applicable extension periods), and all such Tax Returns were accurate and complete in all material respects,
(ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof and (iii) no material Tax liens have been filed with respect to the capital stock or assets of the Transferred Entities or with respect to the Purchased Assets and no material claims are being asserted in writing with respect to any Taxes of the Transferred Entities or with respect to the Business or the Purchased Assets.

               (b) (i) None of the Transferred Entities has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) none of the Transferred Entities that are U.S. Persons is a lessor of "tax exempt use property" within the meaning of Section 168(h) of the Code and none of the Purchased Assets being sold by Seller or a Selling Subsidiary which is a U.S. Person is such property and (iii) none of the Transferred Entities is a party to any lease, and none of the Purchased Assets are subject to any lease, made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

               (c) Seller is not a "foreign person" within the meaning of
Section 1445(f)(3) of the Code. No Selling Subsidiary that is such a foreign person is selling any "United States real property interest" as defined in
Section 897(c) of the Code.

               (d) In the case of each transfer hereunder that is, for purposes of the Code, a transfer of an interest that is, or has been treated as, a partnership interest under the Code, each relevant partnership has made (or will make) a valid election under Section 754 of the Code that will apply to such transfer.

               (e) Each of the Transferred Entities is a corporation, for U.S. federal income tax purposes, except as provided in Schedule 3.22(e).

               (f) Except as provided in Schedule 3.22(f), (i) none of the Transferred Entities has received any notice of assessment or proposed assessment in connection with any Tax Return and there are not pending any Tax examinations of or Tax claims asserted against the Transferred Entities, (ii) none of the Transferred Entities has received notice of an audit or examination by any Tax authority, (iii) there are no material Tax proceedings presently pending with regard to any Tax Returns or Taxes of any of the Transferred Entities, and to the Seller's Knowledge, no notice has been received from any Tax authority of the expected commencement of such a proceeding and (iv) none of the Transferred Entities has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

               (g) The elections to treat Lucent Technologies Denmark Holdings ApS and Lucent Technologies Lycom ApS as entities the separate existence of which is disregarded for U.S. federal Tax purposes was, in each case, an election by a newly formed eligible entity that was effective on the date of formation, within the meaning of Treasury Regulation ss. 301.7701-3(c)(1)(iv).

               (h) Except as set forth on Schedule 3.22(h), none of the Transferred Entities that are U.S. corporations is nor has any of them (or any predecessor of any of them) been a member of any affiliated group of corporations as defined in Code Section 1504.

               (i) Seller's basis in the stock of each Transferred Subsidiary (or any Subsidiary thereof) at all times before the Closing Date and as of the close of the Closing Date, does not, within the meaning of Treasury Regulation 1.338-8(f)(2), reflect any gain from the prior disposition of any of the Purchased Assets.

               (j) No Purchased Asset which is a section 197 intangible (within the meaning of Section 197(d) of the Code) was owned or used, in whole or in part, at any time between and including July 25, 1991 and August 10, 1993, by any Transferred Entity that is a U.S. corporation or any entity of which such a Transferred Entity that is a U.S. corporation owns a 20% or greater direct or indirect interest, or by any predecessor entity of any of the foregoing which would be treated as any of the foregoing for purposes of applying Section 197(f)(9) of the Code.

               (k) None of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (C) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

               3.23 DESIGNATED TRANSFERRED SUBSIDIARIES

               As of the date hereof, the Designated Transferred Subsidiaries do not hold any (non-negligible) intangible assets of the Business other than possible going concern value or manufacturing intangibles.

               3.24 NO OTHER REPRESENTATIONS OR WARRANTIES

                  Except for the representations and warranties contained in this Agreement and the Collateral Agreements, none of Seller, its Subsidiaries or Affiliates makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by

Seller or any of its Subsidiaries or Affiliates, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or thereby or the Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.

          4.   REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Seller that:

               4.1 ORGANIZATION AND QUALIFICATION

               Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan, and Buyer has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Collateral Agreements.

               4.2 AUTHORIZATION; BINDING EFFECT

               (a) Each of Buyer and any Affiliate or Subsidiary of Buyer that is a party to any Collateral Agreement has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby, the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.

               (b) This Agreement has been duly executed and delivered by Buyer and this Agreement is, and each of the Collateral Agreements when duly executed and delivered by Buyer or any Affiliate or Subsidiary of Buyer will be, valid and legally binding obligations of Buyer or such Affiliate or Subsidiary, enforceable against it in accordance with its terms.

               4.3 NON-CONTRAVENTION; CONSENTS

               (a) Assuming that all Buyer Required Consents have been obtained or made, the execution, delivery and performance of this Agreement by Buyer, and the Collateral Agreements by Buyer or any of its Affiliates or Subsidiaries that is a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the charter, by-laws or similar organization document of Buyer or such Affiliate or Subsidiary; (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend its obligations material under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or such Affiliate or Subsidiary is a party or by which they or their respective assets or properties are bound, or result in the creation of any material Encumbrance upon any of their assets or properties; or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Buyer or such Affiliate or such Subsidiary or any of their respective properties.

               (b) Except as set forth on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Buyer, or any of its Affiliates or Subsidiaries which is a party to any Collateral Agreement, in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation by Buyer or such Affiliate or such Subsidiary of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, as set forth on
Schedule 4.3(b) (such scheduled consents, approvals, orders, authorizations, registrations, declarations and filings being referred to herein collectively as the "Buyer Required Consents"), and (ii) such consents the failure of which to be obtained or made, could not, individually or in the aggregate, reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

               4.4 BROKERS

               No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate of Buyer.

               4.5 NO INDUCEMENT OR RELIANCE; INDEPENDENT ASSESSMENT

               (a) With respect to the Purchased Assets, the Business or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.

               (b) Buyer acknowledges that, except as explicitly set forth in this Agreement, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Buyer, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with Buyer's review of the Business and the negotiation and the execution of this Agreement.

               4.6 SUFFICIENCY OF FUNDS

               Subject to the terms of the Financing Agreement, at the Closing, Buyer or its designees, nominees or assigns (i) will have funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; and (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; provided that Buyer shall not be deemed to be in breach of this Section 4.6 if the failure of Buyer or its designees, nominees or assigns to have sufficient funds results from Seller's breach of its obligations under Section 2.6(e).

          5.   CERTAIN COVENANTS

               5.1 ACCESS AND INFORMATION

               (a) Seller will give, and cause its Affiliates to give, to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access, including for inspection and copying, during Seller's or the applicable Affiliate's normal business hours throughout the period prior to the Closing, to the Premises and Purchased Assets and to all of Seller's or the applicable Affiliate's properties, personnel, books, contracts, commitments, reports of examination and records (excluding confidential portions of personnel and medical records) Related to the Business, related to the Purchased Assets or the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation, but subject to Seller's obligation to use reasonable best efforts to develop alternative means to provide information that is subject to such limitations), including for the purpose of allowing Buyer to (i) conduct Phase I due diligence with respect to environmental matters, (ii) conduct a financial audit of the Business or any part thereof and (iii) divide the assets and liabilities of the Business among the Fiber Business, the Cable Business, the Specialty Business and the Apparatus Business. Seller shall assist, and cause its Affiliates to assist, Buyer in making such investigation, and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to Buyer for such purposes. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty made by Seller hereunder.


                 (b) After the Closing Date, Seller and Buyer will provide, and will use their respective reasonable best efforts to cause their respective Affiliates to provide, to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or Third-Party confidentiality obligation, but subject to Seller's obligation to use reasonable best efforts to develop alternative means to provide information that is subject to such limitations), reasonable access for inspection and copying of all records, files and information existing as of the Closing Date and Related to the Business or related to the Purchased Assets, and will make their respective personnel reasonably available for interviews, depositions and testimony, in connection with legal or other matters concerning transactions, operations or activities Related to the Business or related to the Purchased Assets, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party promptly for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon not less than two (2) Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Any Confidential Information provided under this Section 5.1(b) may not be disclosed to any Third Party without the prior consent of the party initially providing such information. Subject to Section 6.2, this obligation of confidentiality shall cease to apply to information that is in, or enters into, the public domain through no breach hereof by the party receiving such information, or is required to be disclosed as a matter of Law (provided that the party receiving such information shall give prior notice to the other party of such requirement and the right to participate in any Action regarding such disclosure, and provided, further, that the party receiving such information has sought to obtain all available confidentiality protection for such information when disclosed).

               (c) Buyer shall preserve all Business Records, Licenses and Governmental Permits for at least five (5) years after the Closing Date. After this five-year period and at least forty-five (45) days prior to the planned destruction of any Business Records, Licenses or Governmental Permits, Buyer shall notify Seller in writing and shall make available to Seller, upon its request, such Business Records, Licenses and Governmental Permits.

               (d) Prior to the Closing, Seller shall deliver to Buyer: (i) audited balance sheets (including the notes thereto), as of September 30, 1999 and 2000 (in each case with an opinion thereon by PricewaterhouseCoopers LLP), for the Fiber Optic Cable (FOC) business of OFS, excluding (1) the Excluded JV Entities; (2) all of the operations in Denmark (Brondby) and (3) the unconsolidated joint venture in Yazaki (the "FOC Carve Out Business"); (ii) audited statement of operation and cash-flow (including the notes thereto) for the years ended September 30, 1998, 1999 and 2000 (in each case with an audit opinion thereon by PricewaterhouseCoopers LLP) for the FOC Carve Out Business in each case prepared in accordance with GAAP. Seller shall use reasonable best efforts to deliver to Buyer an unaudited balance sheet of the FOC Carve Out Business as of June 30, 2001 and an unaudited statement of operation and cash-flow of the FOC Carve Out Business for the nine months ended June 30, 2001, each prepared on the same basis as the audited financial statements of the FOC Carve Out Business and in accordance with GAAP.

               5.2 CONDUCT OF BUSINESS

               From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or the Schedules and Exhibits hereto or as Buyer shall otherwise consent to in writing, Seller and each of the Selling Subsidiaries and each of the Transferred Subsidiaries and each of their Subsidiaries, with respect to the Business:

               (a) will carry on the Business and operate the Premises in the ordinary course of business consistent with past practice, including taking or refraining from taking any actions likely to significantly change its existing relationships with customers, suppliers, licensors, licensees, distributors, employees and others having business relationships with the Business, and will use reasonable efforts to keep available the services of the present Business Employees;

               (b) will not permit, other than sales of Inventory in the ordinary course of business consistent with past practice in arm's-length Third-Party transactions or as may be required by Law or a Governmental Body, any of the Purchased Assets (real or personal, tangible or intangible) to be sold, leased, licensed, abandoned, transferred or otherwise disposed or subjected to any Encumbrance (other than a Permitted Encumbrance);

               (c) will not terminate or materially extend or materially modify any Material Contract or material Third-Party Lease or License (or enter into any new agreement of such type) except in the ordinary course of business consistent with past practice in arm's-length Third-Party transactions and will continue performance of, in the ordinary course of business consistent with past practice, its obligations under all Contracts, Third-Party Leases, Licenses and other obligations to be included as part of the Purchased Assets;

               (d) will maintain in full force and effect its existing insurance policies Related to the Business;

               (e) will not incur or permit the incurrence of any liability that would (i) constitute an Assumed Liability or (ii) otherwise encumber or adversely affect the Purchased Assets (other than Permitted Encumbrances incurred in the ordinary course of business consistent with past practice);

               (f) will not enter into any lease of real or personal property or any renewals thereof involving a term of more than one (1) year or rental obligation exceeding Fifty Thousand U.S. Dollars ($50,000) per annum in any single case;

               (g) except for normal merit or cost-of-living increases to non-executive employees, the hiring of new employees to replace key employees whose annual base pay does not exceed $75,000 and the adoption of Employee retention arrangements with respect to which Buyer, its Affiliates and the Transferred Entities will have no cost or other obligation, in each case in the ordinary course of business consistent with past practice, will not increase the number of Business Employees and Transferred Subsidiary Employees by more than 2% from the number as of the date hereof, increase the rate of compensation for any of the Employees or otherwise enter into or alter any employment, consulting or managerial services agreement affecting the Business or Employees;

               (h) will not adopt or amend any Benefit Plan in a manner primarily affecting Business Employees, except as required by Law, or enter into or amend any Employment Agreement that is not required by applicable Law or any Collective Bargaining Agreement;

               (i) except for projects contemplated in Seller's capital expenditure budget for the Business as previously disclosed to Buyer, will not make any single new commitment or increase any single previous commitment for capital expenditures for the Business in an amount exceeding One Hundred Thousand U.S. Dollars ($100,000) and will not otherwise acquire any real property, real property interest or other asset that would otherwise be a Purchased Asset, except in the ordinary course of business consistent with past practice in arm's-length Third-Party transactions;

               (j) will not accelerate or delay the sale of the products of the Business, except in the ordinary course of business in arm's length Third-Party transactions;

               (k) will not sell, assign, transfer, license, abandon or convey any of the Assigned Patents, Jointly Owned Patents, Assigned Technical Information or Assigned Software (each as defined in the Intellectual Property Agreement), except that with respect to the Assigned Patents, Seller will not be prevented from licensing such Assigned Patents in the course of business to other than any Person engaged in the manufacture of optical fiber, optical fiber cable or transmission fiber;

               (l) will not make any change in accounting methods or principles or cost allocation procedures that would affect the financial statements of the Business, except as required by GAAP;

               (m) with respect to the Transferred Entities, will not change any method of Tax accounting, make any Tax election other than in a manner consistent with past practice, file any Tax Return other than in a manner consistent with past practice, or settle any material Tax Claim except for any action ("Permitted Tax Action") (i) that would not have an adverse effect on Buyer that is material, (ii) that is generally applicable to any Tax Return filed by any consolidated or combined group of which the Seller is a common parent, the effect of which action is primarily on entities other than the Transferred Entities, (iii) that is required by law as reflected on a "more likely than not" (or stronger) tax opinion by nationally recognized counsel,
(iv) that is required by law because of a change in underlying facts relating specifically to the relevant Transferred Entity, (v) which is required by law to facilitate (or as a result of) the payment of any distribution paid out of any of the Transferred Subsidiaries or their Subsidiaries that are Danish entities or (vi) that is specifically approved by Buyer in writing (whose approval shall not be unreasonably withheld);

               (n) will not settle or compromise any material Action, or waive, release or assign any material claim or waive any right of substantial value, cancel any debt or claim except in the ordinary course of business in arm's-length Third-Party transactions or voluntarily suffer any extraordinary loss;

               (o) will not alter in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable relating to the Business or the Purchased Assets;

               (p) will not (i) take or do any other act that would cause any representation or warranty of Seller, or its Subsidiaries or Affiliates, in this Agreement or any Collateral Agreement to be or become untrue in any material respect, (ii) omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect or

(iii) take any action that would have or could be reasonably expected to result in (A) individually or in the aggregate, a Material Adverse Effect or
(B) the failure of any of the conditions set forth in Article 8 to be satisfied;

               (q) will comply in all material respects with all Laws applicable to the Business and all Governmental Permits;

               (r) will replenish Inventory in a normal and customary manner consistent with past practices and will not permit levels of Inventory to fall below reasonably expected requirements of the Business consistent with past practices;

               (s) will not reduce or delay (i) capital expenditures below 75% of the amounts set forth on Schedule 5.2(s) (provided that Seller shall consult with Buyer regarding the allocation of such capital expenditures among various projects) or (ii) research and development expenditures, other than in the ordinary course of business consistent with past practice;

               (t) will not (i) cause or permit the Designated Transferred Subsidiaries or the Business Joint Ventures to declare or make any dividend or distribution, (ii) issue, pledge, encumber or sell any shares of capital stock or other equity interests in any of the Transferred Entities, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, (iii) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, any of the Transferred Entities or (iv) amend the certificate of incorporation or by-laws or comparable organizational documents or amend the terms of the outstanding securities of any Transferred Entity; and

               (u) will not agree, commit or resolve to do any of the foregoing.

               Seller and each of the Selling Subsidiaries shall, with respect to the Business Joint Ventures, act in their respective capacities as shareholders and through their respective designees on the board of directors (or comparable body) of the Business Joint Ventures to vote in favor of or against, as applicable, the Business Joint Ventures taking any of the foregoing actions. Additionally, Seller shall not, and shall cause its Affiliates not to, enter into any transaction, contract, arrangement or understanding with a Business Joint Venture or any third party holding an equity interest in a Business Joint Venture that would constitute, or cause, a breach by the Business Joint Venture of the covenants contained in this
Section 5.2 as if such covenants applied to such Business Joint Venture.

               5.3 BUYER ACTIVITY ON AND AFTER THE CLOSING DATE

               (a) On (but not after) the Closing Date, Buyer shall cause the Transferred Subsidiaries to conduct their Business in the ordinary course and shall not permit any Transferred Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement).

               (b) Buyer shall not, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return with respect to the Transferred Entities or (ii) carry back any loss or other Tax attribute of the Transferred Entities from any Post-Closing Tax Period unless, in each case,

Seller shall have consented in writing to such action by Buyer or such action is required by law or a Final Determination or such action is the sole and exclusive way under the law to claim the benefit of a loss or other Tax attribute arising in the Post-Closing Tax Period. Buyer shall not, (x) with respect to any Pre-Closing Tax Period, take any position with respect to Taxes of the Business or the Transferred Entities that would have the effect of shifting income to a Pre- Closing Tax Period (it being agreed and understood, however, that, subject to clause (y), Buyer shall be entitled to file any Post-Closing Tax Period Tax Return in any manner it chooses in its sole discretion, and take any position it chooses with respect to any Post-Closing Tax Period in its sole discretion) or (y) with respect to any Tax period, take any position with respect to Taxes of the Business or the Transferred Entities that is inconsistent with the form of the transaction as provided in Article 2 of this Agreement (except for such inconsistencies as are provided in Schedule 3.22(e)) unless, in each case, required by a Final Determination or Seller shall have consented in writing to such action by Buyer.

               (c) For a period of 6 months following the Closing Date, Buyer shall not (i) except in the ordinary course of business, materially reduce the net or gross assets below their level on the Closing Date of any Designated Transferred Subsidiary or (ii) fail to use a substantial portion of the existing assets of each Designated Transferred Subsidiary in a trade or business conducted by such Designated Transferred Subsidiary. Seller agrees that all of the assets of the Designated Transferred Subsidiaries, to the extent used following the Closing in substantially the same manner as they are used on the date of this Agreement, are used in a trade or business as such terms are used in the immediately preceding sentence.

               5.4 Tax Reporting and Allocation of Consideration

               (a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or any Selling Subsidiary to any Business Employee in connection with the operation or conduct of the Business prior to or on the Closing Date and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee in connection with the operation or conduct of the Business after the Closing Date.

               (b) Seller shall not take any position with respect to Taxes of the Business or the Transferred Entities that would have the effect of shifting income as compared to Seller's past practice to a Post-Closing Tax Period, except for a position (generally applicable to a Tax Return filed by the consolidated or combined group of which Seller is the common parent, the effect of which position is primarily on entities other than the Transferred Entities) that conforms Seller's Tax reporting to Seller's accounting reporting under Staff Accounting Bulletin 101.

               (c) Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code timely to file (or, in the case of Buyer, to cause the applicable U.S. Subsidiary of Buyer to timely file) IRS Form 8594 (the "Asset Acquisition Statement") with their respective federal income Tax Returns. Accordingly, Seller and Buyer shall, no later than 120 days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement based on an initial proposal by the Buyer providing for the allocation of the Purchase Price among the Purchased Assets consistent with Schedule 5.4(c) and the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective (or, in the case of Buyer, the applicable U.S. Subsidiary's) federal income Tax Returns. If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer (or Buyer's U.S. Affiliate or Subsidiary) shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer (nor any of their respective Affiliates or Subsidiaries or successors to or transferees of the Business) shall take a Tax position for U.S. federal, state or local income Tax purposes which is inconsistent with such Purchase Price allocation, except as otherwise required pursuant to a Final Determination. In no event shall Seller or Buyer (or any of their respective Affiliates or Subsidiaries or successors to or transferees of the Business) take a position for U.S. federal, state or local income tax purposes that is inconsistent with Schedule 5.4(c), except as otherwise required pursuant to a Final Determination.

               5.5 BUSINESS EMPLOYEES

                  (a) As of the Closing Date, Buyer shall make offers of employment to all Business Employees listed on Schedule 3.9(a) (including those absent due to vacation, holiday or leave of absence, but excluding those absent due to illness or short-term disability or other approved leave of absence (including under the Family and Medical Leave Act or workers' compensation)). Business Employees who accept such offer of employment, as of the effective date of their employment with Buyer or one of its Affiliates, and Transferred Subsidiary
Employees who remain employed by a Transferred Subsidiary or a Subsidiary of a Transferred Subsidiary immediately following the Closing Date, shall be referred to as "Immediately Transferred Employees." In addition, Buyer shall make offers of employment to any Business Employee who is, as of the Closing Date, absent due to illness or short-term disability or other approved leave of absence (including under the Family and Medical Leave Act or workers' compensation) who is able and willing to return to work within 180 days (or such longer time as may be required by a Collective Bargaining Agreement) after the Closing Date (a "Returning Inactive Business Employee"). Each Returning Inactive Business Employee who accepts such offer and actually returns to work within 180 days (or such longer time as may be required by a Collective Bargaining Agreement) after the Closing Date shall be referred to as a "Subsequently Transferred Employee," and the Immediately Transferred Employees and the Subsequently Transferred Employees shall be referred to collectively as the "Transferred Employees." Transferred Employees who are represented by a union or other collective bargaining group are referred to as "Represented Transferred Employees"; and Transferred Employees who are not represented by a union or other collective bargaining group are referred to as "Nonrepresented Transferred Employees." Notwithstanding any other provision of this Agreement, any Business Employee or Transferred Subsidiary Employee whose employment with Seller, the Selling Subsidiaries, the Transferred Subsidiaries and the Subsidiaries of the Transferred Subsidiaries terminates before the Closing Date or who is considered, for purposes of retirement benefits under any Benefit Plan as having retired as a result of the termination of his or her employment with Seller and the Selling Subsidiaries in connection with the consummation of the transactions contemplated hereby, shall not be a Transferred Employee, regardless of whether he or she is hired by Buyer or any of its Affiliates, and Buyer shall not be obligated to offer employment to any such individual. Employment of Transferred Employees with Buyer shall be effective as of the Business Day following the close of business on the Closing Date, except that the employment of Business Employees receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Buyer if such date is within 180 days (or such longer time as may be required by a Collective Bargaining Agreement); provided, that Buyer's obligation to employ any Returning Inactive Business Employee shall be subject to the availability of a comparable position at such time, subject to applicable Law, and if no such comparable position is available, such Returning Inactive Business Employee shall receive severance benefits from Buyer in accordance with Section 5.5(b)(ii) as if Buyer had terminated such Returning Inactive Business Employee's employment on the date he or she presented himself or herself for work with the Buyer (and Buyer shall assume all liabilities relating to its failure to employ any such Returning Inactive Business Employee in the same position or a comparable position upon such employee's failed attempt to return to work after presenting himself or her herself for work in accordance with applicable Law). Employment with Buyer of Business Employees based in the United States who are non-immigrant visa holders for whom a change in immigration status is required prior to commencement of employment with Buyer shall be effective, however, as of the day following the close of business on the date such change becomes effective; provided, however, that Seller shall offer to continue to employ such Business Employees until such change becomes effective for the purpose of providing services for the benefit of Buyer, and Buyer shall reimburse Seller for all compensation, employee benefits and other costs incurred or provided by Seller in continuing to employ such Business Employees and providing such services to Buyer during such period on a basis to be agreed upon by Seller and Buyer, which is not inconsistent with the methodologies used in the Transition Services Agreement. The date on which an Immediately Transferred Employee's employment with Buyer becomes effective, is referred to as the "Initial Start Date," for Subsequently Transferred Employees, such date is referred to as the "Subsequent Start Date," and each such effective date is a "Start Date." Except as specifically provided in this Section 5.5, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from any and all claims, causes of actions, charges or suits asserted or brought by any Business Employee arising out of or in connection with the Buyer's employment of or failure to offer employment to, or Buyer's termination of employment of, any Business Employee not in accordance with the terms of this Agreement, including claims for severance or other separation benefits and employment discrimination claims.

                  (b) (i) As of the applicable Start Date, and until at least December 31, 2002, Buyer shall provide Transferred Employees a total compensation package of salary, bonus opportunity and benefits that, in the aggregate, is no less favorable than that provided to them by Seller or the applicable Selling Subsidiary as of the date hereof, including under all Benefit Plans, or, if less favorable, those provided by Seller or the applicable Selling Subsidiaries to its similarly situated employees at the relevant time. Except as expressly set forth in this Section 5.5, no assets of any Benefit Plan shall be transferred to Buyer. Each employee benefit plan, program, policy and arrangement of Buyer, including Pension Plans, Welfare Plans, vacation plans and severance plans, shall recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Transferred Employee towards deductibles, co-pays and out-of-pocket maximums in any health or other insurance plan of Seller or a Selling Subsidiary and
(y) for
purposes of eligibility to participate, early retirement eligibility, early retirement subsidies, vesting, schedule of benefits and benefit accrual other than under defined benefit pension plans, all service with Seller or a Selling Subsidiary, including service with predecessor employers that was recognized by Seller or a Selling Subsidiary and any prior unbridged service with Seller or a Selling Subsidiary; provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Buyer will continue to provide relocation assistance to those Transferred Employees receiving it as of the Initial Start Date and tuition assistance to those Transferred Employees who are receiving such benefits as of the Initial Start Date for the current academic session. Buyer shall pay to each Transferred Employee any fees to which he or she would have been entitled under the Lucent Work With ME Program; provided, however, he or she and the referred individual remain employed by Buyer and/or Seller and/or one or more of any of their respective Affiliates throughout the required period. Buyer will honor the terms and conditions of Seller's international assignee program, including repatriation upon completion of assignment, completion bonuses, Tax equalization and Tax Return preparation, with respect to Transferred Employees who are on international assignment as of the Closing Date, except that these costs shall be allocated between Buyer and Seller based on the portion of the international assignment occurring prior to the Closing Date (which shall be Seller's obligation) and on or after the Closing Date (which shall be Buyer's obligation).

                    (ii) Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date and their respective Start Dates. Except as specified in Section 5.5(q), Seller shall be solely responsible for all liabilities for severance pay and benefits, redundancy pay and benefits, termination pay and benefits, payments and benefits in lieu of notice, indemnity or other payments resulting from the transactions contemplated by this Agreement or arising on or prior to the Closing Date, supplemental pension benefits and similar obligations (whether arising under applicable Law or a Benefit Plan or otherwise) (x) with respect to Employees that arise as a result of the actual or constructive termination of their employment with Seller and its Affiliates, (y) with respect to Business Employees as to whom Buyer complies with Section 5.5(a) who do not become Transferred Employees and/or (z) that arise out of or result from actions of Seller and its Affiliates. Notwithstanding anything to the contrary in this Agreement, until at least December 31, 2002, Buyer shall provide severance benefits and/or supplemental pension benefits which are no less favorable than those provided under Seller's Management Separation Plan and Retirement Income Plan (each as in effect on the date of this Agreement)
(A) to Nonrepresented Transferred Employees in the United States whose employment with Buyer or any of its Affiliates is terminated after their Start Dates and on or before December 31, 2002 that are equivalent to the benefits, if any, that would have been paid to such Transferred Employees had they been declared "at risk" and terminated employment under the Lucent Management Separation Plan and the Lucent Retirement Income Plan (the "LRIP"), as in effect as of the Closing Date and (B) to Nonrepresented Transferred Employees outside the United States whose employment with Buyer or any of its Affiliates is terminated after their Start Dates that are equivalent to the benefits they would have received under the applicable severance plans and policies of Seller or its Affiliate had such plans and policies, as in effect on the Closing Date, applied to such termination of employment (but not less than any minimum statutory severance obligations under local Law).

               (c) Buyer agrees that its health and welfare plans in which Transferred Employees participate on and after their respective Start Dates shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by the Seller or any Selling Subsidiary) and any proof of insurability in respect of Transferred Employees. Seller agrees to transfer the cafeteria plan accounts and experience of Transferred Employees to substantially equivalent plans that exist or will be established by Buyer to the extent permitted by applicable plan terms and applicable Law. Seller shall remain responsible for any benefits payable under a Benefit Plan with respect to (i) claims incurred by Business Employees who do not become Transferred Employees and (ii) claims incurred by Transferred Employees prior to their respective Start Dates except to the extent that the liability for such benefits has been transferred to and assumed by Buyer and their benefit plans, programs, policies and arrangements in accordance with this Section 5.5. The medical and dental plans maintained by Buyer shall recognize as dependents of the Transferred Employees any Class 2 dependents recognized by Seller's medical and dental plans.

               (d) (i) As soon as practicable following the Closing Date, but in no event later than 120 days after the Closing Date, Buyer shall have in effect one or more defined contribution savings plans intended to qualify under Sections 401(a) and 40l(k) of the Code that provide coverage to Nonrepresented Transferred Employees, and shall maintain such plan or plans for three years after the Closing Date.

                    (ii) As soon as practicable following the Closing Date, but in no event later than 120 days after the Closing Date, Buyer shall have in effect one or more defined contribution savings plans intended to qualify under Sections 401(a) and 40l(k) of the Code (the "Buyer Represented Savings Plan") that provides Represented Transferred Employees, for three years after the Closing Date, with an election to retain Lucent common stock, Avaya Inc. common stock and, if applicable, Agere Systems Inc. common stock held in the Lucent Stock Fund, the Avaya Stock Fund, the Agere Stock Fund (if applicable due to a distribution of Agere common stock by Seller before the Closing Date) or the Employer Shares Fund within the Lucent Technologies Inc. Long Term Savings and Security Plan ("LTSSP"); provided that Seller shall not permit, and shall cause the LTSSP not to permit, Transferred Employees to elect to acquire any additional shares of such common stock in their accounts in the LTSSP after the Closing Date. In addition, Buyer and the Buyer Represented Savings Plan shall not be required (i) to permit Transferred Represented Savings Plan Participants to acquire additional shares of such common stock in their accounts under the Buyer Represented Savings Plan, nor (ii) to comply with the requirements of the preceding sentence to the extent Buyer or any fiduciary of the Buyer Represented Savings Plan determines that to do so would be inconsistent with its obligations under ERISA. Upon the receipt by Seller of written evidence of (i) the adoption of the Buyer Represented Savings Plan by Buyer, (ii) the creation of the trust thereunder and (iii) an opinion of Buyer's counsel to the effect that the terms of Buyer Represented Savings Plan meet the applicable requirements of Sections 401(a) and 401(k) of the Code and the related trust thereunder is exempt from tax under Section 501(a) of the Code, Seller shall direct the trustee of the LTSSP to transfer to the trust under the Buyer Represented Savings Plan liability for the account balance of each participant in the LTSSP who is both an Immediately Transferred Employee and a Represented Transferred Employee, together with cash, cash equivalents or other mutually acceptable property, the value of which on such transfer date is equal to such liability. A similar transfer of assets and liabilities from the LTSSP to the Buyer Represented Savings Plan for Subsequently Transferred Employees who are Represented Transferred Employees shall be carried out as soon as practicable after the 180th day following the Closing Date. Upon completion of each the transfers described herein, the LTSSP shall be relieved of, and the Buyer Represented Savings Plan shall assume liabilities for the payment of the account balances of the Represented Transferred Employees transferred to the Buyer Represented Savings Plan in such transfer. Buyer and Seller shall cooperate in the filing of any IRS Forms 5310 required by the transfer of assets and liabilities described herein, and anything contained herein to the contrary notwithstanding, the transfer of assets and liabilities described herein shall not take place until the 31st day following the filing of all required IRS Forms 5310 with respect to such transfer.

               (e) Buyer's pension plans and their related trusts (and any successor to such plans and/or trusts) shall provide (i) that with respect to assets transferred to Buyer's pension plans in accordance with this Section 5.5, such assets shall be held by the trusts which are a part of Buyer's pension plans for the exclusive benefit of the participants in such plans;
(ii) that the accrued benefits as of the Closing Date of each Transferred Employee may not be decreased by amendment or otherwise; (iii) that each Transferred Employee shall have the right to receive his or her benefit accrued through the Closing Date under the Lucent Occupational Plan or LRIP, as the case may be, in any optional form provided under such plans; (iv) that until December 31, 2002, each Transferred Employee shall accrue benefits thereunder pursuant to benefit formulas that are no less favorable than those provided in the Lucent Occupational Plan or LRIP, as the case may be, each as in effect on the Closing Date or, if less favorable, as in effect at the relevant time thereafter; and (v) that each Transferred Employee, upon his or her termination of employment on or before December 31, 2002, shall have the right to receive a benefit that is no less than the sum of (1) his or her accrued benefit under Buyer's pension plans as of the expiration of such period, determined after taking into account any increase in the Transferred Employee's compensation following the expiration of such period and (2) any additional benefit accrued following the expiration of such period.

               (f) In connection with the performance of its obligations under
Section 5.5(e), Buyer shall, on or prior to a date (the "First Transfer Date") to be mutually agreed by Buyer and Seller but in no event more than 180 days after the Closing Date, establish or amend two or more defined benefit pension plans (the "Buyer Represented Pension Plan" and the "Buyer Nonrepresented Pension Plan", collectively referred to as the "Buyer Pension Plans"), with trusts thereunder (the "Represented Pension Trust" and the "Nonrepresented Pension Trust"), for the purpose of accepting a transfer of the pension plan liabilities and assets attributable to Represented Transferred Employees and Nonrepresented Transferred Employees, respectively, as described herein. On the First Transfer Date, Seller will transfer or cause to be transferred from the trust under the Lucent Technologies Inc. Pension Plan (the "Lucent Occupational Plan") to the Represented Pension Trust, and from the trust under the LRIP to the Nonrepresented Pension Trust, cash or, to the extent agreed by the parties, marketable securities in an amount

(the "First Pension Transfer Amount") equal to 90% of the estimated Pension Transfer Amount for the Represented Transferred Employees and Nonrepresented Transferred Employees, respectively, plus earnings on the amounts transferred from the Closing Date through the First Transfer Date at the Discount Rate (used for purposes of Section 5.5(g)). As of the first administratively practicable date at least 180 days after the First Transfer Date or such later date as may be agreed to by the parties (the "Second Transfer Date"), Seller shall transfer or cause to be transferred from the trust under the Lucent Occupational Plan to the Represented Pension Trust, and from the trust under the LRIP to the Nonrepresented Pension Trust, respectively, cash or, to the extent agreed by the parties, marketable securities in an amount (the "Second Pension Transfer Amount") equal to (A) the sum of (i) the Pension Transfer Amount updated to reflect benefit obligations relating to any Subsequently Transferred Employees, minus the First Pension Transfer Amount, plus (ii) earnings on the amount described in clause (i) from the Closing Date through the Second Transfer Date at a rate equal to the Discount Rate, reduced by (B) the sum of (iii) the aggregate amount of any pension benefit payments made by the Lucent Occupational Plan on behalf of the Buyer's Represented Pension Plan, and the LRIP on behalf of the Buyer's Nonrepresented Pension Plan, as the case may be, from the Closing Date through the Second Transfer Date, plus
(iv) earnings on the amount described in clause (iii) from the Closing Date through the Second Transfer Date at a rate equal to one-half the Discount Rate. In the event the Second Pension Transfer Amount is less than zero, then Buyer shall transfer or cause to be transferred such amount in cash or, to the extent agreed by the parties, marketable securities, from the Represented Pension Trust back to the trust under the Lucent Occupational Plan, or from the Nonrepresented Pension Trust back to the trust under the LRIP, as the case may be. Subject to the completion of the asset transfers described in this
Section 5.5(f), all of the obligations and associated liabilities of the Lucent Occupational Plan relating to the Represented Transferred Employees as of the Closing Date shall be assumed in full by the Represented Pension Trust and the Buyer Represented Pension Plan, and all the obligations and associated liabilities of the LRIP relating to the Nonrepresented Transferred Employees shall be assumed in full by the Nonrepresented Pension Trust and the Buyer Nonrepresented Pension Plan.

               (g) For purposes of this Section 5.5, the "Pension Transfer Amount" shall be determined separately for the Lucent Occupational Plan and the LRIP, and shall mean the greater of (A) and (B), where (A) shall be the minimum required transfer amount determined in accordance with the terms of the applicable plan and the requirements of Section 414(1) of the Code, utilizing the "safe harbor" rates and assumptions set forth in the regulations promulgated under Section 4044 of ERISA as of the Closing Date, except that the termination and retirement rate assumptions utilized for purposes of this
Section 5.5(g) shall be the assumptions used by Seller to determine the funding requirements for the 2000 plan year and no expense load, including any loading charge determined under the Loading Assumptions set forth in Appendix C to Part 4044 of the PBGC Regulations, shall be charged, and (B) shall be the sum of (I) and (II) less (III), where (I) is the projected benefit obligation under FAS 87 as of the Closing Date with respect to Represented Transferred Employees (for the Lucent Occupational Plan transfer) and with respect to Nonrepresented Transferred Employees (for the LRIP transfer), (II) is the accumulated postretirement benefit obligation for postretirement medical and dental plans under FAS 106 as of the Closing Date with respect to Represented Transferred Employees (for the Occupational Plan transfer), and with respect to Nonrepresented Transferred Employees (for the LRIP transfer) and (III) is the amount transferred under Section 5.5(h)(i) with respect to the postretirement medical and dental plans for Represented Transferred Employees (for the Lucent Occupational Pension Plan transfer), and zero (for the LRIP transfer). For purposes of the preceding sentence, such projected benefit obligation and accumulated postretirement benefit obligation shall be determined on the basis of the plan provisions in effect on the Closing Date and the actuarial methods and assumptions used by Seller for purposes of Seller's financial disclosures under FAS 87 and FAS 106 for such plans as of September 30, 2000, except that the discount rate used shall be 7.25% compounded annually (the "Discount Rate").

               (h) Assets of certain of Seller's Voluntary Employees' Benefits Associations ("VEBAs") will be transferred to Buyer's VEBAs as described in this Section 5.5(h).

                    (i) This Section 5.5(h)(i) shall govern the transfer of assets from the Lucent Postretirement Health VEBA for occupational employees to one or more corresponding Buyer Postretirement Health VEBAs, which Buyer shall establish and submit to the IRS for a favorable ruling as to its tax-exempt status prior to the Second Transfer Date. If Seller is reasonably satisfied that the corresponding Buyer Postretirement Health VEBA is tax-exempt under Section 501(c)(9) of the Code, then on or prior to the Second Transfer Date, Seller shall determine the aggregate value, as of the Closing Date, of the accumulated postretirement benefit obligation of each Lucent plan funded by such Lucent Postretirement Health VEBA, with respect to all Represented Transferred Employees, and shall transfer or cause to be transferred cash or, to the extent agreed by the parties, marketable securities in an amount determined as set forth below. Such amount shall be equal to the fair market value as of the Closing Date of the assets of the plan funded by such Lucent Postretirement Health VEBA multiplied by a fraction, the numerator of which shall be the accumulated postretirement health benefit obligation under FAS 106 for Represented Transferred Employees whose postretirement health benefit is funded by such Lucent Postretirement Health VEBA and their dependents, and the denominator of which shall be the accumulated postretirement health benefit obligation under FAS 106 for all participants and dependents whose postretirement health benefit is funded by such Lucent Postretirement Health VEBA.

                    (ii) This Section 5.5(h)(ii) shall govern the transfer of assets from the Lucent Postretirement Life VEBA to a corresponding Buyer Postretirement Life VEBA, which Buyer shall establish and submit to the IRS for a favorable ruling as to its tax-exempt status prior to the Second Transfer Date. If Seller is reasonably satisfied that the corresponding Buyer Postretirement Life VEBA is tax-exempt under Section 501(c)(9) of the Code, then on or prior to the Second Transfer Date, Seller shall determine the aggregate value, as of the Closing Date, of the accumulated postretirement benefit obligation of the Lucent plan funded by such Lucent Postretirement Life VEBA, with respect to all Represented Transferred Employees, and shall transfer or cause to be transferred cash in an amount determined as set forth below. Such amount shall be equal to the accumulated postretirement benefit obligation under FAS 106 for Represented Transferred Employees whose postretirement life benefit is funded by such Lucent Postretirement Life VEBA. Buyer and Seller shall adopt, and shall use their reasonable best efforts to cause their insurers to adopt, procedures to implement such asset transfers in a reasonable and expeditious manner that is consistent with the underlying group life insurance contracts and applicable legal requirements.

               For purposes of computing the denominator used in the VEBA asset transfer calculations set forth in the last sentence of Section 5.5(h)(i), all determinations shall be made as of the Closing Date, based on the active and inactive census data as of the Closing Date. For purposes of determining the accumulated postretirement benefit obligation, assumptions and methods used by Lucent in determining the disclosure of accumulated postretirement benefit obligation under FAS106 as of September 30, 2000, except that the discount rate used shall be the Discount Rate. The amounts to be transferred as described above shall be adjusted by the aggregate amount of any payments made by a Lucent VEBA in respect of Represented Transferred Employees and their dependents (and by the aggregate amount of any payments made by a Buyer VEBA on behalf of the Lucent VEBA) prior to such transfer, and increased by interest at the Discount Rate on such amounts from the Closing Date through the date of such transfer. Nothing in this Agreement shall be interpreted to provide that any assets so transferred have reverted to Seller or Buyer.

               (i) Seller, on or prior to the Second Transfer Date, shall notify Buyer in writing of Seller's determination of the amounts of assets required to be transferred in accordance with the provisions of Sections 5.5(f), (g), and (h), shall provide Buyer with a copy of the actuarial reports relating to the determination of such amounts, together with such related materials as Buyer may reasonably request (including all census information required to perform an appropriate review), and shall provide Buyer with a written determination by Seller's actuary that the amounts of assets proposed to be transferred are not less than the required amounts determined in accordance with this Agreement.

               (j) Buyer shall notify Seller in writing of Buyer's disagreement with any determination made by Seller pursuant to Section 5.5(i) as soon as practicable and in any event within 60 days after the date as of which all information specified in Section 5.5(i) has been provided to Buyer. If no such notice is given by Buyer prior to the expiration of the foregoing period, the determinations contained in Seller's notice to Buyer shall be conclusive and binding upon the parties. If Buyer gives written notice to Seller prior to the expiration of the foregoing period setting forth any objections to the determinations made by Seller, the parties shall attempt in good faith to reach an agreement as to all matters in dispute. Buyer shall not be entitled to object to the determinations of Seller based on any disagreement as to the rates or assumptions used by Seller so long as such rates and assumptions are those specified in this Section 5.5. The determinations of Seller's actuary under Sections 5.5(f), (g), and (h) shall be conclusive unless Buyer's actuary claims that the proper total of such amounts differs from Seller's determination by more than 1%. If the parties, notwithstanding such good faith effort, fail to resolve all matters in dispute within 30 days after Buyer advises Seller of its objections, and the amount in dispute is greater than 1% of the total amount determined by Seller's actuary under Sections 5.5(f), (g), and (h), then any remaining disputed matters shall be finally and conclusively determined by a qualified independent actuary selected by Seller and Buyer, which actuary shall not be the regular actuary of either party. Promptly, but in no event later than 30 days after its acceptance of its appointment, the actuary shall determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and shall render a written report as to the disputed matters and the resulting calculation of the pension or other assets required to be transferred by Seller in accordance with the provisions of Sections 5.5(f), (g), or

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(h), which report shall be conclusive and binding upon the parties. The parties shall share the fees and expenses of the independent actuary equally.


               (k) Seller hereby acknowledges that for FICA and FUTA Tax purposes, Buyer qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, at Buyer's option, Seller agrees to follow the "Alternative Procedures" set forth in Section 5 of Revenue Procedure 96-60. Buyer shall notify Seller of its intention to follow the "Alternative Procedures" on or immediately after the Closing Date. If the "Alternative Procedures" are followed, Seller and Buyer understand that Buyer shall assume Seller's entire obligation to furnish a Form W-2, Wage and Tax Statement, to the Transferred Employees. In addition to all personnel files and records relating to the Transferred Employees that Seller shall deliver to Buyer as of the Closing Date or as otherwise required by this Agreement, Seller shall timely provide Buyer with any and all other information (and in such format and media) as it shall reasonably request to properly comply with the requirements in the preceding sentence, which in no event shall be more than 10 Business Days from the date of a written request for such information.

               (l) (i) Buyer shall assume the Collective Bargaining Agreements identified in Schedule 5.5(l)(i) effective as of the Initial Start Date, subject to certain modifications (a) reflecting the identity of Buyer as the new employer, (b) reflecting the inapplicability of certain provisions of the Collective Bargaining Agreements to the Transferred Employees resulting from the Buyer's purchase of only a portion of the Seller's operation, and (c) to the provisions of the Neutrality Agreement such that the Neutrality Agreement shall be limited in its scope to only those corporate entities and facilities listed on Schedule 5.5(l)(i), and shall not apply to any other corporate entities or facilities even if by its terms it would so apply as a result of changed circumstances. In the event that any modification set forth in clauses
(a), (b) and (c) of this Section 5.5(l)(i) is not made to the Collective Bargaining Agreements, Buyer shall not be obligated to assume the Collective Bargaining Agreements, and the Collective Bargaining Agreements shall be deemed Excluded Assets.

                    (ii) Buyer shall assume each Employment Agreement with a Business Employee that is either required by applicable law or identified in
Schedule 5.5(l)(ii), in each case effective as of the Start Date for the Business Employee who is party thereto, and provided that such Business Employee has become a Transferred Employee.

               (m) Seller shall make and be responsible for incentive compensation payments to Nonrepresented Transferred Employees for the period from October 1, 2000, through the Closing Date in accordance with its short-term incentive plan in effect for such period.

              (n) Seller shall be responsible for and shall defend, indemnify and hold harmless Buyer for any failure to provide health continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by
Section 4980B of the Code due to any qualifying event with respect to any Transferred Employee or any dependent thereof that occurs on or before the Transferred Employee's Start Date. Buyer shall be responsible for and shall defend, indemnify and hold harmless Seller for any failure to provide health continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by
Section 4980B

                                      56


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of the Code due to any qualifying event with respect to any
Transferred Employee or any dependent thereof that occurs after the Transferred Employee's Start Date.


               (o) (i) Effective as of the Closing Date, Buyer shall adopt, or cause to be adopted, plans for the benefit of Transferred Employees employed outside the United States ("Non-U.S. Plans"). Where applicable Law or rules of any non-U.S. jurisdiction provide for the transfer of employment of the Business Employees upon a sale of the Business, (x) Buyer shall assume and honor all terms and conditions of employment in respect of the Business Employees to the extent required to accomplish such transfer of employment and
(y) Buyer and Seller agree to take such actions as are reasonably practicable (including the assumption, if necessary, of potential or actual liabilities relating to the employment of Business Employees) such that the employment of the Business Employees will transfer to the Buyer and/or one or more of its Affiliates and Subsidiaries as a matter of Law on the Initial Start Date.
Buyer shall offer to employ each Business Employee at the same salary or wages payable by Seller and the Selling Subsidiaries to such Business Employee immediately prior to the Closing Date and shall maintain terms and conditions of employment which replicate those provided by Seller and the Selling Subsidiaries immediately prior to the Closing Date as and to the extent required by applicable Law (including the E.U. Acquired Rights Directive) or as a result of negotiation with applicable works councils and/or unions. All offers of employment made by Buyer and its Affiliates and Subsidiaries shall be sufficient to avoid statutory severance obligations, other than where such severance is automatic, in which event such severance shall be borne by Seller. Buyer shall bear all expenses of any compensation resulting from negotiations with works councils and/or unions and agreed to by Buyer for which Seller is not specifically liable under this Agreement. Nothing herein shall be construed as a representation or guarantee by Seller that Business Employees will accept Buyer's or its Affiliate's or Subsidiary's offer of employment or will continue in employment following the Closing Date. Buyer and Seller agree to comply with all applicable local Laws and collective agreements pertaining to the subject matter of this Agreement.

                    (ii) As of the Closing Date, to the extent Legally
Permitted: (A) liabilities of the Non-U.S. Plans of Seller or an Affiliate of Seller relating to Transferred Employees or Denmark Transferred Employees, as applicable, shall be assumed by the appropriate Non-U.S. Plans of Buyer (or, in the case of a Benefit Plan maintained by the Denmark Transferred Subsidiary (a "Denmark Plan"), by the appropriate Non-U.S. Plans of Seller); and (B) a portion of any assets of the Non-U.S. Plans of Seller or an Affiliate of Seller or the Denmark Plan, as applicable, shall be transferred to the appropriate Non-U.S. Plans of Buyer or Seller, as applicable, in accordance with this Section 5.5(o)(ii). If a Non-U.S. Plan specifies a transfer basis, that basis shall be used to compute the asset transfer amount. Otherwise, the asset transfer amount shall be the amount for each Transferred Employee or Transferred Denmark Employee, as applicable, that has been individually funded/insured for that employee if funding/insuring is performed on an individual-by-individual basis. If neither of the two immediately preceding sentences apply, the asset transfer amount for each Transferred Employee or Transferred Denmark Employee, as applicable, shall be the accumulated benefit obligation multiplied by the present benefit obligation funded percentage, both determined on the basis of the actuarial methods and assumptions that are consistent with applicable local convention and custom. Where required, the parties hereto will use reasonable best efforts to obtain any necessary consents to such transfer of assets and liabilities. If such a transfer is made by Seller or Buyer, Buyer or Seller, as applicable, expressly agrees that it will not take any direct or indirect action to revert pension assets for a period of five years following the applicable Closing.

                    (iii) For purposes of this Section 5.5(o), "Legally Permitted" means permitted under the laws of the country, the labor union, works council or collective agreement, including after expiration of any mandated waiting periods before which expiration working conditions (including benefits) cannot be changed, and including actions allowed after receiving consent from individual employees and/or plan trustees, foundation boards and members and any other organizations having a recognized right to determine or affect benefits and/or funding of a plan.

               (p) Seller shall periodically deliver to Buyer an updated
Schedule 3.9(a), with the last such update being provided within five Business Days after the Closing Date with information accurate as of the Closing Date. From and after the date of this Agreement, Seller shall provide Buyer, upon Buyer's request, with copies of all such Benefit Plans, Employment Agreements and Collective Bargaining Agreements and amendments thereto that it has not provided to Buyer before the date of this Agreement. Notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to comply with any requirement of Section 5.5(a), (b), (c) or (e) with respect to a Transferred Employee to the extent Seller has failed to provide, on Schedule 3.9(a) as so updated, the information necessary for it to do so with respect to such Transferred Employee. In addition, Seller shall provide to Buyer, upon Buyer's request, a breakdown of the information provided pursuant to Section 5.5(i) showing such information on an employee-by-employee basis in such a manner that Buyer can identify each employee and the information relevant to that employee.

               (q) Buyer shall assume and be responsible for: (i) the accrued vacation, personal days and floating holidays of Transferred Employees; (ii) 50% of the liabilities and obligations of Seller under the "Senior Leadership Success Incentive," "Enhanced Retention" and "Transition Bonus" arrangements with the Transferred Employees as set forth in the agreements listed on
Schedule 5.5(q), which 50% shall not exceed, in the aggregate, $26.925 million; and (iii) the liabilities and obligations of Seller with respect to benefits of Transferred Employees under Seller's Supplemental Pension Plan; in each case from and after the applicable Start Date, and in the case of the accrued vacation and Supplemental Pension Plan liabilities and obligations, only to the extent such items are reflected on the Balance Sheet. In addition, Buyer shall assume and be responsible for all other liabilities and obligations arising out of or relating to the employment of any Transferred Employee by Buyer after the applicable Start Date.

               (r) Except as specifically provided otherwise in this Section 5.5, Seller shall retain and be solely responsible for all obligations and liabilities under, arising out of or relating to: (i) Benefit Plans; (ii) the employment on or before the applicable Start Date of any Transferred Employee by Seller and its Affiliates; (iii) the employment by Seller and its Affiliates of any individuals (including Business Employees and former employees of the Business) who do not become Transferred Employees for any reason.

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               (s) No provision of this Section 5.5 requiring the provision of compensation and benefits (in the aggregate or in particular) shall apply to Represented Transferred Employees to the extent permitted as a result of any changes pursuant to collective bargaining. No provision of this Section 5.5 shall be construed to require the provision of compensation and benefits to Transferred Employees following termination of their employment with Buyer, other than compensation and benefits that are by their nature provided after termination of employment (such as severance pay and retirement benefits).

               (t) To the extent the Denmark Transferred Subsidiary: (i) employs any individual who is not a Transferred Subsidiary Employee, the employment of such individual (a "Transferred Denmark Employee") shall be transferred to Seller or one of its Affiliates that is not a Transferred Entity prior to the Closing Date, in a manner that would satisfy the requirements of Section 5.5(o)(i), if such Transferred Denmark Employee had been a Business Employee; and (ii) maintains any Benefit Plan, such entity shall continue to maintain such Benefit Plan following the Closing Date and shall retain all assets and liabilities thereunder (and Seller and its Affiliates shall cease to have any liabilities thereunder at such time), except as specified in Section 5.5(o), true and complete copies of such Benefit Plan and any related funding information shall be provided to Buyer as soon as practicable following the date hereof, and any individuals specified in clause (i) hereof shall cease participation in such Benefit Plan as of the Closing Date.

               (u) The Transition Services Agreement shall include schedules relating to human resources services substantially in the form attached hereto in Schedule 5.5(u), with such changes as Seller and Buyer may hereafter agree. Seller and Buyer shall use reasonable best efforts to finalize such schedules, together with additional schedules providing for human resources services (including payroll and benefits where necessary) for Transferred Employees outside the United States, in order to fulfill their obligations under clauses
(vi) and (vii) of Section 5.7.

               5.6 LEASED EQUIPMENT

               At least fifteen (15) days prior to the Closing Date, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment and, on or prior to the Closing Date, Buyer shall decide which of such Leased Equipment will (i) transfer to Buyer as of the Closing Date by Seller or the applicable Selling Subsidiary transferring and assigning and Buyer assuming the leases for such equipment (the "Assumed Leased Equipment"),
(ii) become the property of Buyer as of the Closing Date by Buyer paying for the costs of purchasing such equipment pursuant to the leases (the "Purchased Leased Equipment") or (iii) remain the property of Seller or a Subsidiary as of the Closing Date (the "Excluded Leased Equipment").

               5.7 REASONABLE BEST EFFORTS

                  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Collateral

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Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (vi) the implementation of the provisions of Section 5.5 in a manner that avoids the interruption of the provision of pay and employee benefits from and after the Closing Date, and
(vii) the provision by Seller to Buyer of at least 60 days' advance notice of any material Benefit Plan changes that impact Employees. For purposes of this
Section 5.7, the reasonable best efforts of Buyer shall include Buyer's agreement to hold separate and divest any assets of the Business or any portion of the Business that would not constitute a material portion of the assets and businesses of Buyer, its Subsidiaries and the Cable JV, taken as a whole, immediately following the Closing.

               5.8 PERMIT TRANSFER

               (a) Except for those Governmental Permits that are not transferable by Law, Seller and the Selling Subsidiaries shall use reasonable best efforts to cause the issuance or transfer of the Governmental Permits to Buyer (or Affiliates, Subsidiaries, assignees, designees or nominees of Buyer) upon the Closing Date in form and substance the same as the Governmental Permits that were held by Seller or the Selling Subsidiaries, provided that Buyer may in its discretion elect for any of the Governmental Permits not to be issued or transferred to Buyer but to be retained or surrendered by Seller or the Selling Subsidiaries. Seller shall, and shall cause the Selling Subsidiaries to, give and make all required notices and reports to the appropriate Governmental Bodies and Persons with respect to the Governmental Permits that may be necessary for the sale and purchase of the Business and the ownership, operation and use of the Purchased Assets by Buyer (or its Affiliates, Subsidiaries, assignees, designees or nominees) after the Closing Date.

               (b) Seller shall, and shall cause the Selling Subsidiaries to, assist and cooperate with Buyer in obtaining the issuance in the name of Buyer (or any Affiliate, Subsidiary, assignee, designee or nominee of Buyer) of any Governmental Permits that is not transferable, and Seller shall, and shall cause the Selling Subsidiaries to, take all actions reasonably requested by Buyer to facilitate that issuance, including the preparation of any Governmental Permit applications or necessary documents, whether for signature by Seller or by Buyer.

               (c) If any Governmental Permits to be transferred or issued to Buyer hereunder is not transferred or issued to Buyer (or any designated Affiliate, Subsidiary, assignee,

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


designee or nominee of Buyer) on or before the Closing Date in a manner reasonably satisfactory to Buyer, Seller and the Selling Subsidiaries shall use reasonable best efforts to implement such transfer or issuance as promptly as practicable. Pending any delayed transfer or issuance, Seller and the Selling Subsidiaries undertake to maintain in force, and authorize Buyer to operate under and utilize, the Governmental Permits in question, to the extent permitted by Law, for the period from and after the Closing Date until such Governmental Permits are issued or transferred to Buyer.

               (d) Buyer shall use its reasonable best efforts to assist and cooperate with Seller in the fulfillment of Seller's obligations under this
Section 5.8.

               5.9 ADVICE OF CHANGES

               Seller will promptly advise Buyer in writing of (i) any event known to Seller that would render any representation or warranty of Seller contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) any change, condition or event that has had or could reasonably be expected to have a Material Adverse Effect or (iii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

               5.10 THIRD PARTY CONFIDENTIALITY AGREEMENTS

               On or prior to the Closing Date, Seller shall provide Buyer with originals or true and complete copies of all agreements, contracts and instruments pursuant to which, since January 1, 2000, in connection with the proposed sale of the Business or any material portion thereof, Seller or any of its Affiliates has disclosed on a confidential basis any Confidential Information of, or relating to, the Business to any Third Party (collectively, "Third Party Confidentiality Agreements"). Within (2) two Business Days after the date hereof, Seller shall request that all parties (other than any party with whom Seller is actively engaged in negotiations with respect to a potential business combination or other similar transaction) who received Confidential Information of or relating to the Business return such Confidential Information in accordance with the provisions of the applicable Third Party Confidentiality Agreement.

               5.11 USE OF LUCENT'S NAME

               Buyer agrees that (i) as soon as reasonably practicable after the Closing, it shall mark products and other property, both internally and externally, with Buyer's name and mark and shall remove and cease to mark products and other property with the names, marks or other indicia of "Lucent," "Lucent Technologies," "Bell Labs," the Lucent Innovation Ring logo or other similar mark; provided, however, that for a period of six (6) months following the Closing Date, Buyer may continue to use or dispose of any Inventory product specifications, manuals and other accompanying materials, and packaging and shipping materials that bear the mark "Lucent," "Lucent Technologies" or other similar mark, in a manner consistent with that employed immediately prior to the Closing, and (ii) it shall not advertise or hold itself out as Lucent or an Affiliate thereof after the Closing Date. Buyer shall use its reasonable best efforts to cause the names of all applicable Transferred Entities to be changed to delete any references to "Lucent" from such names as promptly as reasonably practicable after the Closing Date.

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               5.12 NON-SOLICITATION OF EMPLOYEES

               (a) None of Seller, any of its Affiliates or any of their respective representatives will at any time prior to two (2) years from the Closing Date, directly or indirectly, solicit the employment of any Transferred Employee or Transferred Subsidiary Employee or induce or encourage, or assist others to induce or encourage, any Employee to decline an employment arrangement with Buyer, in each case without Buyer's prior written consent. For purposes of this Section 5.12(a), the term "solicit the employment" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Buyer and its Affiliates or any successor. This restriction shall not apply to any Employee whose employment with Buyer or its successor is involuntarily terminated by Buyer or its successor after the Closing or who has retired in good standing from Buyer or its successor. Solicitation of employment shall be deemed to occur if the Persons who perform such solicitation have knowledge of this Agreement or if such Persons have no knowledge of this Agreement but Seller's employees with knowledge of this Agreement have advance knowledge of any such solicitation. Seller shall use its reasonable best efforts to communicate the restrictions imposed by this
Section 5.12(a) to all Persons who would reasonably be expected to engage in such solicitations and instruct such Persons to comply with such restrictions.

               (b) None of Buyer, any of its Affiliates or any of their respective representatives will at any time prior to two (2) years from the Closing Date, directly or indirectly, solicit the employment of any employee of Seller without Seller's prior written consent. For purposes of this Section 5.12(b), the term "solicit the employment" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on Persons employed by Seller and its Affiliates or any successor. This restriction shall not apply to any employee whose employment with Seller is involuntarily terminated by Seller or its successor after the Closing or who has retired in good standing from Seller or its successor. Solicitation of employment shall be deemed to occur if the Persons who perform such solicitation have knowledge of this Agreement or if such Persons have no knowledge of this Agreement but Buyer's employees with knowledge of this Agreement have advance knowledge of any such solicitation. Buyer shall use its reasonable best efforts to communicate the restrictions imposed by this Section 5.12(b) to all Persons who would reasonably be expected to engage in such solicitations and instruct such Persons to comply with such restrictions.

               5.13 NO NEGOTIATION OR SOLICITATION

               Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, representatives and agents not to) (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any Third Party relating to the direct or indirect acquisition of the Business or (except to the extent permitted by Section 5.2) any portion of the Purchased Assets, or (b) participate in any discussions or negotiations (and Seller shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the

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


foregoing. Seller will notify Buyer promptly (but in any event within twenty-four (24) hours) if any Third Party makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the terms thereof and the identity of such Third Party).

               5.14 NON-COMPETITION

               (a) Seller agrees that, for five (5) years after the Closing Date, it will not, directly or indirectly, engage in any business or other endeavor of a kind being conducted by Seller and the Selling Subsidiaries as of and prior to the Closing Date through their ownership of OFS, the Business or the Purchased Assets, in any area of the world; provided, however, that neither Seller nor any Selling Subsidiary shall be prevented from:

                    (i) maintaining and continuing in accordance with current and past practices the operations of Seller and any Selling Subsidiary that are not being sold hereunder; provided that such practices do not relate to the Business;

                    (ii) continuing to own the shares of capital stock, partnership or other equity interests in any Person owned by Seller or any Selling Subsidiary as of the date of this Agreement (subject to Section 8.5, other than the Transferred Entities) and set forth on Schedule 5.14;

                    (iii) acquiring shares of capital stock, partnership or other equity interests in any Person as investments of Seller's pension funds or funds of any other Benefit Plan of Seller whether or not such Person is engaged in the same business as the Business;

                    (iv) subject to Section 5.14(b), acquiring ownership of or any equity interest in any Person, provided that (i) the annual revenues of such Person from any business that competes with the Business are not more than 25% of such Person's total annual revenues and (ii) such equity investment is made by Seller's venture capital business group in the ordinary course of business and (x) represents less than 20% of the securities entitled to vote in the election of directors (or other managing authority) of such entity and (y) is not in excess of Ten Million Dollars ($10,000,000) in the aggregate;

                    (v) selling or reselling fiber optic cable or optical fiber to satisfy its contractual obligation under a Retained Contract (without giving effect to any amendments, modifications or waivers made after the date hereof) and, in the case of an Accepted Retained Contract, only in accordance with the supply arrangement with Buyer to be entered into pursuant to Section 5.17(b);

                    (vi) selling or reselling products (A) through incorporation into finished products other than those manufactured or sold by the Business, "turnkey" projects or Seller-installed systems or (B) to dispose of excess and obsolete inventory purchased from Buyer in accordance with the procedures established in the Supply Agreement; or

                    (vii) performing any act or conducting any business contemplated by this Agreement.

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               (b) Notwithstanding anything to the contrary contained in
Section 5.14(a), in the event that during the five (5) year non-competition period Seller completes a business combination transaction with a Person that is engaged in any business or other endeavor of a kind currently being conducted by Seller and the Selling Subsidiaries through their ownership of OFS, the Business or the Purchased Assets, which transaction results in the holders of voting securities of Seller outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Seller or the surviving entity in the transaction or any parent thereof (any such entity, an "Acquiror") outstanding immediately after the consummation of such business combination transaction, nothing contained in this Section 5.14 shall prevent Acquiror or any of its Subsidiaries or Affiliates from competing with the Business or engaging in any other activity prohibited or restricted by Section 5.14(a). Notwithstanding anything to the contrary contained in this Section 5.14(b), nothing in this
Section 5.14(b) shall affect any restrictions contained in the Intellectual Property Agreement. The parties hereto acknowledge and agree that nothing contained in this Agreement shall be deemed to require Seller to give notice to or obtain the consent of Buyer in order to engage in any business combination transaction of the type described in the preceding sentence or otherwise. In the event that Seller acquires ownership of or any equity interest in any Person as described under Section 5.14(a)(iv) or in the event that Seller is part of a business combination transaction as described in this
Section 5.14(b), Seller and the Acquiror will refrain from using or employing in any way any of Seller's names, trade names, trademarks, service names, service marks, brands or any mark or name or reference associated with "Lucent," "Lucent Technologies," "Bell Labs," the Lucent Innovation Ring logo or other similar mark in connection with any business or other endeavor of a kind currently being conducted by Seller or its Subsidiaries through their ownership of OFS, the Business or the Purchased Assets for two (2) years after the Closing Date.

               5.15 TITLE REPORTS AND SURVEYS; OTHER REAL ESTATE MATTERS

               (a) Seller shall provide to Buyer:

                    (i) within forty-five (45) days after the date of this Agreement, (A) with respect to each Transferred Real Property, a preliminary report on title covering a date not earlier than April 1, 2001, issued by a title insurance company reasonably acceptable to Buyer, which preliminary report shall contain a commitment of such title insurance company to issue an ALTA owner's title insurance policy insuring the fee simple title of Buyer in such real estate subject only to Permitted Encumbrances and the standard exceptions to title customarily contained in such title insurance policies and
(B) with respect to the Owned Real Property located in Murray Hill, New Jersey, a title report/commitment dated not earlier than April 1, 2001;

                    (ii) at Closing, (A) such evidence of Seller's authority to sell the Transferred Real Property as the title company shall reasonably require; (B) an ALTA Owner's Affidavit for each Transferred Real Property in customary form reasonably acceptable to the Seller and (C) such real property transfer tax and related or similar forms required in connection with recordation of the Real Estate Deeds and Lease Assignments.

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               (b) Buyer shall form foreign Subsidiaries (as required by the applicable Third Party Lease or applicable law) to enter into Lease Assignments with respect to foreign Assumed Leases, guaranty the performance of the Assumed Liabilities under the Assumed Leases and provide any financial or other information reasonably required by the landlords under the Assumed Leases. Seller shall request estoppel certificates from landlords in connection with its requests for consent to the assignment of material Assumed Leases and shall provide any estoppel certificates it receives to Buyer upon receipt and in any event at or prior to Closing.

               (c) Between the date hereof and the Closing, Buyer and Seller shall negotiate the Lease Agreements contemplated by Schedule 3.7(b) in good faith based on the form of Lease Agreement annexed hereto as Exhibit F and the following principles:

                    (i) the "basic rent" payable under each Lease Agreement shall be the "Net Rent" set forth for such Lease Agreement on Schedule 3.7(b);

                    (ii) the sum of (A) the "Total" of the charges for Core Property Management and Core Administrative Services, including all charges for parking, and (B) the "Other Sq. Ft. Charges", including all charges for furniture, fixtures and/or equipment ("FFE") not carried on the Balance Sheet (it being understood that any FFE carried on the Balance Sheet is included in the Purchased Assets and shall be conveyed to Buyer pursuant to this transaction), in each case to be set forth on Exhibit D to each Lease shall be equal to the "Oper. Rent" set forth for such Lease Agreement on Schedule 3.7(b), and there will be no other charges for parking or the rental of FFE, and Buyer will have the right to remove all FFE which is carried on the Balance Sheet in accordance with the terms of the Lease Agreements and the Sublease;

                    (iii) the "Usage Rates" to be set forth on Exhibit D to each Lease Agreement shall be equal to the Usage Rates established by Seller or the applicable Subsidiary at the Owned Real Property to which such Lease Agreement relates and charged to other tenants, if any, and backcharged to the divisions of Seller or the applicable Subsidiary at such Owned Real Property as of the date of Closing;

                    (iv) the term of each Lease Agreement shall be the term for such Lease Agreement set forth on Schedule 3.7(b);

                    (v) the premises to be demised by each Lease Agreement shall be the premises actually occupied by OFS during the three month period immediately prior to the date hereof, Buyer and Seller acknowledging that the square footage of the premises to be demised by the Lease Agreements set forth on Schedule 3.7(b) may have to be adjusted based on an audit of the space actually occupied by OFS which is currently underway;

                    (vi) notwithstanding anything else contained in this Agreement, (A) the forms of the Lease Agreements for the Owned Real Property located in Murray Hill and Whippany, New Jersey shall (1) be converted into sublease agreements upon the terms set forth in this Section 5.15 and (2) shall provide for the Lease Agreements to be subject and subordinate to the existing mortgages and underlying leases encumbering such Owned Real Property and (B) any modifications requested by Buyer to the form of Lease Agreement for such Owned Real Property, other than the modifications provided for in this Section 5.15(c), shall be subject to the

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approval of the holder of such existing mortgages and the landlord under such underlying leases (collectively, the "Mortgage Lender") to the extent that such approval is required under such mortgages, leases and related documents (the "Financing Documents"), and neither Seller nor any Subsidiary shall be obligated to approve or consent to any modifications to such form of Lease Agreement for either such Owned Real Property that have not been approved by the Mortgage Lender to the extent so required, it being the intention of the parties that any Subsidiary which is the landlord under such an underlying lease shall not have an independent right to approve or consent to any such modifications if the Financing Documents permit Seller or such Subsidiary to approve or consent to such modifications without the consent of the holder of the mortgage or an "independent" manager or director required by the terms of the Financing Documents;

                    (vii) subject to the receipt of the consent of the Mortgage Lender as to the Lease Agreements with respect to the Owned Real Property located in Murray Hill and Whippany, New Jersey, (A) the Lease Agreements will provide that to the extent that the landlord under a Lease Agreement exercises any rights it may have to curtail or limit the services provided to the tenant under such Lease Agreement, the form of Lease Agreement will require it to curtail or limit the services it provides to Seller and/or divisions of Seller located from time to time and to the other tenants currently located at the Owned Real Property to which the Lease Agreement relates in the same manner, (B) the Lease Agreements will provide that the landlord may not refuse to approve subleases to CommScope, the Fiber JV and the Cable JV which are consistent with the transactions contemplated by this Agreement and (C) the Lease Agreements will not require the tenant to restore the premises demised thereunder to a condition which existed prior to the commencement of the Lease Agreement, provided that the Lease Agreements may require the tenant to assume restoration obligations with respect to tenant improvements or alterations made during the term of the Lease Agreements and to repair damage arising from the removal of trade fixtures by the tenant, including any trade fixtures which were located within the premises demised by the Lease Agreement prior to the commencement of the Lease Agreement, provided, however, that if the Mortgage Lender does not consent to the modification described in clause (C) above for the Lease Agreements relating to Murray Hill and Whippany, New Jersey, then Seller shall indemnify, defend and hold Buyer harmless from and against all costs, expenses and other Losses that Buyer would have avoided if the Mortgage Lender had granted such consent, provided further that the foregoing indemnification obligation of Seller shall
(1) survive the Closing hereunder, and (2) not be subject to the limitations or restrictions on Seller's indemnification obligations set forth in Section
9.3 of this Agreement, including those set forth in Section 9.3(g) hereof.

                    (viii) the form of Lease Agreement annexed hereto as Exhibit F will be modified as may reasonably be required for the Owned Real Property located in Campinas, Brazil in order to conform it to the law of and real estate custom and practice in Brazil in a manner which places Buyer and Seller in a position as close as is practicable to the economic and legal position Buyer and Seller would be in if such Owned Real Property were located in the United States;

                    (ix) the parties will also negotiate environmental health and safety agreements for each Lease Agreement, the parties agreeing that it is important to establish

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procedures and protocols which will ensure compliance with all applicable environmental, health and safety laws, orders, rules and regulations applicable to the premises to be demised by the Lease Agreements; and

                    (x) the form of Lease Agreement annexed hereto as Exhibit F and the form of Sublease annexed hereto as Exhibit E will be modified for any applicable Owned Real Property or the Applicable Third Party Lease to be subject to such Lease Agreement or Sublease, to contain any other modifications or revisions as may be requested by Buyer or Seller if such modifications or revisions are reasonable and customary in arm's length leases or subleases in the applicable geographical region for similar properties subject to leases or subleases of similar duration and under which similar rents are payable.

               (d) Seller represents and warrants to Buyer that:

                    (i) the "Oper. Rents" set forth on Schedule 3.7(b) are based on 100% of the actual and/or reasonably budgeted costs of providing the services described on Exhibit D to the form of Lease Agreement annexed hereto as Exhibit F as determined and developed by Seller in accordance with Seller's historical accounting practices and procedures and the "Proportionate Shares" set forth or to be set forth in the Lease Agreements;

                    (ii) such Proportionate Shares are and/or will be determined in accordance with a consistent standard of measurement such that the sum of the Proportionate Shares applicable to each Owned Real Property is substantially equivalent to 100%; and

                    (iii) the Mortgage Lender has approved existing leases in substantially the form annexed hereto as Exhibit F in connection with the underwriting of the financing/synthetic lease transaction involving the Owned Real Property located in Murray Hill and/or Whippany, New Jersey.

               (e) Seller, with respect to the Owned Real Property located in Murray Hill and Whippany, New Jersey, shall use commercially reasonable efforts to secure the approval and/or consent of the Mortgage Lender (to the extent such approval or consent is required under the applicable Financing Documents) to any changes to the form of Lease Agreement annexed hereto as Exhibit F which are agreed upon by Buyer and Seller in accordance with this
Section 5.15 promptly after Buyer and Seller finalize Lease Agreements with respect to such Owned Real Properties;

               (f) In the event that, prior to Closing, in the good faith judgment of either party, Buyer and Seller have reached an impasse with respect to any term(s) of the Lease Agreements, the environmental health and safety agreement referenced above or the Sublease (the "Real Estate Agreements") except for the premises, term, basic rent, operating rent (including the CPI escalation provision contained in the form of Lease Agreement) and any other term required to be included in the Real Estate Agreements in accordance with this Section 5.15, such party may require such term(s) to be determined by arbitration as hereinafter provided. The party desiring arbitration shall give notice to that effect to the other party. The arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association (the "AAA"). The parties hereto shall attempt to agree on a single arbitrator (the

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"Referee"). The Referee must be an individual with at least ten years experience as an executive with real estate responsibility for research and development/manufacturing facilities at a manufacturing company comparable in size to or larger than OFS (if it were a separate company). If the parties cannot agree on the appointment of the Referee within 5 Business Days after the giving of the notice requesting arbitration, either party may request the AAA to appoint a Referee meeting the foregoing requirements. If the AAA shall refuse to appoint such Referee or fail to do so within 5 Business Days of the request, or if the AAA shall then no longer be in existence, either party hereto, on behalf of both, may apply to the Supreme Court in the County of New York for the appointment of such Referee, and the other party shall not raise any objection as to the Court's full power and jurisdiction to entertain the application and make such appointment. Within 7 Business Days after the selection of the Referee, (1) the parties shall submit to the Referee their respective resolutions of the dispute in question in the form of a written provision or provisions to be added to or to replace an existing provision in the applicable Real Estate Agreement, and (2) the parties may submit to the Referee such evidence as they may deem relevant. Within 5 Business Days following such 7 Business Day period, the Referee shall select either the Buyer's or the Seller's resolution and give notice thereof to the Buyer and the Seller. Under no circumstances may the Referee modify or disregard any provision of this Section 5.15 and the jurisdiction of the Referee is restricted accordingly. The Referee's decision shall be final, conclusive on the parties and enforceable by any court of competent jurisdiction, and the applicable Real Estate Agreement shall reflect such decision and shall be executed and delivered by Seller or the applicable Selling Subsidiary and Buyer at the Closing. Each party shall pay the fees and expenses of such party's attorneys and witnesses. The fees and expenses of the Referee and all other expenses of the arbitration shall be borne by the parties equally.

               5.16 WARRANTY CLAIMS AND RECALLS

               Buyer shall process and approve product warranty claims and product recalls and perform warranty and recall work required after the Closing for products sold or consigned by the Business on or prior to the Closing Date in substantially the same manner as the Business did on or prior to the Closing Date. Seller shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer for product warranty claims made against, or recalls effected by, Seller or any Selling Subsidiary prior to the Closing Date, and for all reasonable costs and expenses incurred by Buyer in respect of product warranty claims, product recalls and warranty and recall work, in each case with respect to products sold or consigned by the Business on or prior to the Closing Date. Buyer shall submit a quarterly request to Seller for reimbursement of such warranty and recall costs and expenses, together with documentation evidencing the same, and Seller shall pay the amount due to Buyer as promptly as reasonably practicable, but in no event later than ninety
(90) days after receipt of Buyer's request.

               5.17 CERTAIN CUSTOMER CONTRACTS

               (a) Schedule 5.17(a) sets forth all Contracts, if any, that are to be transferred and assigned to Buyer relating to contracts, purchase orders, sales orders and arrangements, commitments, understandings and other instruments relating to customers of the Business and which will require performance, delivery or any further actions on the part of Seller or its Affiliates on or after the Closing ("Continuing Contracts"). Buyer shall administer all work

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Related to the Business under such Continuing Contracts and Seller shall perform all work required under such Continuing Contracts for all matters not Related to the Business (including the manufacture and delivery of products and goods and performance of services after the Closing Date) in substantially the same manner as Seller and/or its Affiliates did prior to the Closing Date or as may be required by the Continuing Contract; provided that Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with the foregoing. Seller shall submit a quarterly request to Buyer for reimbursement of such costs and expenses, together with documentation evidencing the same, in connection with such work and Buyer shall pay the amount due to Seller as promptly as reasonably practicable, but in no event later than ninety (90) days after receipt of Seller's request. If any Continuing Contracts are identified by Seller after the date hereof, Seller will promptly notify Buyer and will provide Buyer with a copy thereof. Regardless of when, whether before or after the Closing, any Continuing Contract is identified, Seller will comply with its obligations under this
Section 5.17(a) with respect thereto.

               (b) Not less than 20 Business Days prior to the Closing Date, Seller shall provide Buyer with a list of each Excluded Contract in which Seller has agreed to sell, resell, procure or distribute fiber optic cable and/or optical fiber (the "Retained Contracts"). Prior to Closing Date Buyer may elect, in a written notification to Seller, that it intends to accept certain responsibilities with respect to one or more Retained Contracts (each of such Retained Contracts, an "Accepted Retained Contract"). With respect to each Accepted Retained Contract, Seller shall administer all work not Related to the Business under such Accepted Retained Contract and Buyer shall perform all work required under such Accepted Retained Contract for all matters Related to the Business (including the manufacture and delivery of products and goods and performance of services after the Closing Date) in substantially the same manner as Seller and/or its Affiliates did prior to the Closing Date or as may be required by, and in accordance with the terms of, the Retained Accepted Contract; provided that Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by it in respect of such performance, provided further, however, that whether before or after the Closing, in the event an Accepted Retained Contract is amended (or any party thereunder waives any rights thereunder), Buyer shall have the right to elect to receive the money, rights and other consideration that would have been due under such Accepted Retained Contact without regard to such amendment or waiver.

               5.18 COLLATERAL AGREEMENTS; SELLING SUBSIDIARIES

               (a) Prior to the Closing Date, Seller and Buyer shall negotiate in good faith the schedules for the services to be attached to the Transition Services Agreement to ensure that Buyer receives all services necessary to operate the Business as currently conducted and as contemplated to be conducted on an at cost basis for a reasonable transition period (not less than six months following the Closing Date but not beyond December 31, 2002), and shall negotiate in good faith the definitive agreements relating to the other Collateral Agreements contemplated by the term sheets attached as Exhibits hereto.

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               (b) Seller shall cause the Selling Subsidiaries and the
Transferred Entities to perform their respective obligations under this agreement, including executing and delivering the Collateral Agreements.

               5.19 RECORDING OF PATENTS

               Not later than August 15, 2001, Seller will record in the United States Patent and Trademark Office, at its own expense, any assignment, grant or conveyance, not previously recorded therein, by which it acquired ownership or any right to convey from a Third Party any of the Assigned Patents or the Jointly Owned Patents, as each such term is defined in the Intellectual Property Agreement.

          6.   CONFIDENTIAL NATURE OF INFORMATION

               6.1 CONFIDENTIALITY AGREEMENT

               Buyer agrees that the Confidentiality Agreement shall apply to
(a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, such information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to any such information that is Related to the Business.

               6.2 SELLER'S CONFIDENTIAL INFORMATION

               (a) Except as provided in Section 6.2(b), 6.2(c) or 6.2(d), after the Closing, Buyer agrees that it shall treat as the property of Seller and shall not disclose to any Third Parties (other than Buyer's advisors and agents who receive the information in confidence) all Confidential Information with respect to Seller's and its Affiliates' respective businesses (other than the Business) that is received from, or made available by, Seller or an Affiliate or employee or representative of Seller or an Affiliate of Seller in the course of the negotiation or consummation of the transactions contemplated hereby, including, for purposes of this Section 6.2, Confidential Information about Seller's and its Affiliates' business plans and strategies, marketing ideas and concepts (other than as Related to the Business), especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Confidential Information as is assigned or transferred to Buyer as part of the Purchased Assets, or otherwise in accordance with this Agreement or the IP Agreements. Buyer shall not use the foregoing Confidential Information of Seller for any purposes other than those expressly authorized under

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this Agreement nor disclose such information to any
other Persons except where reasonably required for the uses for which rights are granted hereunder or as expressly permitted by this Agreement.

               (b) Notwithstanding the foregoing, such Confidential Information shall not be deemed confidential, and Buyer shall have no obligation with respect to any such Confidential Information that:

                    (i) at the time of disclosure was already known to Buyer, other than through the negotiation or consummation of this transaction, free of restriction;

                    (ii) is or becomes publicly known, or is readily ascertainable, through publication, inspection of a product, or otherwise, and through no negligence or other unlawful act of Buyer;

                    (iii) is received by Buyer from a Third Party without similar restriction or breach of any agreement actually known to Buyer;

                    (iv) to the extent it is independently developed by Buyer or a Third Party; or

                    (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

               (c) If Buyer (or any of its Affiliates) is requested or required in connection with any judicial or administrative proceedings (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of Seller or its Affiliates, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller, to the extent legally permissible, such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is on the advice of counsel legally compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or penalty, Buyer (or its Affiliate) may, without liability hereunder, disclose only so much of the Confidential Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

               (d) Except to the extent that disclosure thereof is required under accounting, stock exchange or applicable Law (including the U.S. federal securities laws), the terms and conditions of this Agreement, and all attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Article 6. Notwithstanding anything in this
Article 6 to the contrary, in the event that any such Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or a Selling Subsidiary (including the IP Agreements) that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this
Article 6.

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               6.3 PROPRIETARY INFORMATION RELATED TO THE BUSINESS

               From the date of this Agreement until and after the Closing, Seller agrees that it shall (and shall cause its Affiliates to) keep confidential any Confidential Information Related to the Business, and other information that may be assigned or transferred to Buyer pursuant to this Agreement or the Collateral Agreements, including information of the type referred to in Section 6.2(a) but Related to the Business, subject mutatis mutandis to the same terms and conditions set forth in Sections 6.2(b) through 6.2(d) with respect to the confidentiality obligations of Buyer. Notwithstanding the foregoing, for purposes of Section 6.2(b), Seller shall be deemed not to have had knowledge or possession of any Confidential Information referred to in the preceding sentence prior to the Closing.

          7.   CLOSING

               At the Closing, the following transactions shall take place:

               7.1 DELIVERIES BY SELLER AND/OR THE SELLING SUBSIDIARIES

               On the Closing Date, Seller shall deliver, or shall cause a Selling Subsidiary (or in the case of the Lease Agreements, the applicable Subsidiary of Seller), as applicable, to deliver, to Buyer the following:

               (a) duly executed Collateral Agreements;

               (b) evidence, reasonably satisfactory to Buyer, of the obtaining of the Seller Required Consents that have been obtained on or prior to the Closing Date;

               (c) duly endorsed stock certificates with duly endorsed blank stock powers and all required documentary and transaction stamps, evidencing the Transferred Subsidiary Shares and, subject to Section 8.5, appropriate instruments of conveyance relating to the Transferred JV Interests;

               (d) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in
Section 8.2(a) and (b);

               (e) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets;

               (f) a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that such Seller and each Selling Subsidiary is exempt from withholding under Section 1445 of the Code; and

               (g) duly executed Assumption Agreements as specified in Section 2.5.

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               7.2 DELIVERIES BY BUYER

               On the Closing Date, Buyer shall deliver, or shall cause (i) a Subsidiary of Buyer or (ii) assignees, designees or nominees of Buyer, as applicable, to deliver, to Seller the following:

               (a) the Purchase Price as provided in Section 2.3;

               (b) duly executed Collateral Agreements;

               (c) Lease Agreements in the form contemplated by Section 5.15 for the Owned Real Property to be leased to Buyer or its assignees, designees or nominees, as the case may be, as set forth on Schedule 3.7(a) (the material terms of which shall also be as set forth on Schedule 3.7(a));

               (d) a certificate of two executive officers of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.3(a) and (b);

               (e) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer or its assignees, designees or nominees, as the case may be, of the Assumed Liabilities; and

               (f) evidence, reasonably satisfactory to Seller, of the obtaining of the Buyer Required Consents.

               7.3 CLOSING DATE

               The Closing shall take place at the offices of Counsel to Seller, located at Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., local time, within five (5) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

               7.4 Contemporaneous Effectiveness

               All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

          8.   Conditions Precedent to Closing; Transferred JV Interests

               8.1 General Conditions

               The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

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               (a) No Injunctions. No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits consummation of the transactions contemplated by this Agreement or the Collateral Agreements, and there shall not be pending any suit, action or proceeding by any Governmental Body seeking to enjoin, restrain, condition, make illegal or otherwise prohibit consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

               (b) Antitrust Laws. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Collateral Agreements, including in connection with CommScope's investments in each of the Fiber JV and the Cable JV and the transactions contemplated by the Financing Agreement, shall have expired or been terminated, and, if applicable, the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, as amended (or shall be deemed to have done so under Article 10(b) thereof), declaring the transactions contemplated hereby compatible with the EC Common Market.

               (c) Other Governmental Approvals. All other authorizations, consents, orders or approvals of, or expirations of waiting periods imposed by, any Governmental Body legally required for the consummation of the transactions contemplated hereby and in the Collateral Agreements shall have been obtained or shall have occurred, other than such authorizations, consents, orders or approvals the failure of which to have been obtained, and such waiting periods the failure of which to have occurred, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole. With respect to each Subsequent Closing, if any, all material authorizations, consents, orders or approvals of, or material declarations or filings with, or expirations of material waiting periods imposed by, any Governmental Body legally required for the consummation of the transactions contemplated to be consummated at such Subsequent Closing shall have been obtained or made or shall have occurred, other than such authorizations, consents, orders or approvals the failure of which to have been obtained, and such waiting periods the failure of which to have occurred, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole.

               8.2 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

               The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which conditions may be waived in writing by Buyer in its sole discretion:

               (a) Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement or any Collateral Agreement or in any schedule, exhibit, certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or Material Adverse Effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such

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representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date, unless the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, at and as of the dates set forth above, could not reasonably be expected to have a Material Adverse Effect.

               (b) Performance by Seller. Seller and/or the applicable Selling Subsidiary and/or Transferred Entity shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

               (c) Downgrade. There shall not have occurred a downgrade in the credit rating of Seller (i) to any category or gradation below "B-" in the case of a credit rating by Standard & Poor's Corporation, or (ii) to any category or gradation below B3 in the case of a credit rating by Moody's Investors Service, Inc.

               8.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

               The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which conditions may be waived in writing by Seller in its sole discretion:

               (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement or any Collateral Agreement or in any certificate or document delivered pursuant to the provisions hereof or thereof in connection with the transactions contemplated hereby or thereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or any similar standard) both when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date, unless the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, at and as of the dates set forth above could not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

               (b) Performance by Buyer. Buyer or its assignees, designees or nominees shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it or them prior to or at the Closing, including executing the Collateral Agreements.

               8.4 EFFECT OF CERTAIN WAIVERS OF CLOSING CONDITIONS

               If prior to the Closing any party (the "waiving party") receives written notice from the other party of any breach or breaches by such other party of any representation, warranty or covenant contained in this Agreement and such other party acknowledges in writing

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that the effect of such breach or breaches, individually or in the aggregate, is a failure of any condition to the waiving party's obligations set forth in this Article 8 and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach with respect to the matters specifically identified in such written acknowledgement, and the waiving party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article 9, to sue for damages or to assert any other right or remedy for any Losses arising from such condition or breach, notwithstanding anything to the contrary contained in this Agreement on in any certificate delivered pursuant hereto.

               8.5 TRANSFERRED JV INTERESTS

               (a) Schedule 8.5 sets forth, with respect to each Business Joint Venture, the parties' mutually agreed valuation of the Transferred JV Interests with respect to such Business Joint Venture. The parties acknowledge and agree that Seller may not be able to transfer and assign the Transferred JV Interests or some portion thereof to Buyer at the Closing because of existing contractual obligations of Seller or the applicable Selling Subsidiary (or the applicable provisions of the joint venture agreement, limited liability company agreement or other constitutive document of a Business Joint Venture). Notwithstanding anything to the contrary contained in
Section 2.3, if Seller is unable to transfer and assign the Transferred JV Interests relating to any Business Joint Venture at the Closing, Buyer shall be entitled to hold back a portion of the Purchase Price equal to the value of such Transferred JV Interests as set forth on Schedule 8.5. If and when any Transferred JV Interests with respect to which a portion of the Purchase Price is held back by Buyer in accordance with the preceding sentence are transferred and assigned to Buyer, Buyer shall pay Seller by wire transfer of immediately available U.S. Dollars the amount held back with respect to such Transferred JV Interests within five (5) Business Days after the date on which such Transferred JV Interests were transferred and assigned to Buyer (each such event, a "Subsequent Closing"); provided, however, that any Transferred JV Interests that have not been transferred and assigned to Buyer by the first anniversary of the Closing Date shall no longer be considered a Purchased Asset for purposes of this Agreement and, as of such date, the Purchase Price shall be deemed to be reduced by the value of such Transferred JV Interests as set forth on Schedule 8.5.

                  (b) If any Transferred JV Interests are transferred to any Third Party in accordance with the applicable provisions of any existing contractual obligations of Seller or any Selling Subsidiary (or the applicable provisions of the joint venture agreement, limited liability company agreement or other constitutive document of any Business Joint Venture), then (i) if the purchase price received by Seller is greater than the value of such Transferred JV Interests as set forth on Schedule 8.5, Seller shall pay to Buyer 50% of the amount by which such purchase price exceeds such value and
(ii) if the purchase price received by Seller is less than the value of such Transferred JV Interests as set forth on Schedule 8.5, Buyer shall pay to Seller 50% of the amount by which such value exceeds such purchase price. Any payments required by the preceding sentence shall be made by wire transfer of immediately available U.S. Dollars within five (5) Business Days after written notice from Seller is received by Buyer (with such written notice detailing the material terms and purchase price with respect to any such Transferred JV Interests); provided that such notice will be sent by Seller as soon as practicable after the receipt by Seller of the purchase price with respect to such Transferred JV Interests. Buyer shall be

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entitled to participate in discussions between Seller and any Third Party with respect to the transfer of any Transferred JV Interests from Seller to such Third Party as contemplated by this Section 8.5(b). Any Transferred JV Interests so transferred to any Third Party shall no longer be considered a Purchased Asset for purposes of this Agreement and, as of the date of such transfer, the Purchase Price shall be deemed to be reduced by the value of such Transferred JV Interests as set forth on Schedule 8.5.

               (c) Notwithstanding any other provision of this Agreement, the parties agree that, with respect to any Transferred JV Interests that are transferred and assigned to Buyer at a Subsequent Closing, all of the terms this Agreement shall apply mutatis mutandis to such Transferred JV Interests from the date hereof through such Subsequent Closing as if such Subsequent Closing were the "Closing" (as defined in Article 7) (including the covenants contained in Section 5.2, the survival periods of representations and warranties contained in Section 9.1 and all matters relating to Taxes, provided that with respect to Interim JV Taxes, (i) Seller shall not be responsible for Interim JV Taxes arising in the ordinary course of business (but Seller shall be responsible for audit adjustments for Interim JV Taxes and for any Interim JV Taxes resulting from any contest or other proceeding and for any Interim JV Taxes for which Seller would have been responsible had the Closing for such Business Joint Venture actually occurred on the Closing
Date), (ii) Buyer shall have the right to review and approve (or disapprove) all Tax Returns relating to Interim JV Taxes, which approval shall not be unreasonably withheld and in no event shall be withheld to the extent the Tax Return is in accordance with past practice, (iii) to the extent set forth herein, Seller shall have the right to control audits and other contests for Interim JV Taxes (for the avoidance of doubt, treating such Interim JV Taxes as paid in a Pre-Closing Tax Period, which may be included in a Straddle Period) and (iv) Seller shall not be entitled to any refund or credit of or with respect to Interim JV Taxes (other than Interim JV Taxes paid by Seller pursuant to this proviso).

          9.   Status of Agreements

               The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

               9.1 Survival of Representations and Warranties

                 The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and such representations and warranties shall terminate at the close of business on the date that is two (2) years after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.13 shall terminate at the close of business on the date that is three (3) years after the Closing Date, (ii) the representations and warranties set forth in Sections 3.9, 3.11,
3.22 and 3.23 shall terminate upon the date that is thirty days following the expiration of the applicable statute of limitations and (iii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.5(a) shall survive indefinitely. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder or an action of law or in equity is commenced prior to expiration of the survival period for such representation or warranty.

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               9.2 TAX INDEMNIFICATION

               (a) Seller shall indemnify Buyer and its Affiliates (including the Transferred Entities) and its assignees, designees and nominees, and each of their respective officers, directors, employees, stockholders, agents, direct or indirect members, direct or indirect partners and representatives and hold them harmless from all liability for (i) Excluded Taxes, (ii) Taxes that would not have arisen but for a breach by Seller of any of its obligations under this Agreement and then only to the extent appropriate to reflect the relative fault of Seller, on the one hand, and Buyer, on the other hand, and (iii) the portion of Transfer Taxes for which Seller is responsible pursuant to Section 2.9 of this Agreement. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its Affiliates (including the Transferred Entities) or any of their respective officers, directors, employees or agents, from any liability for Taxes to the extent attributable (under a relative fault standard) to a breach by Buyer of its obligations under this Agreement.

               (b) Buyer shall, and shall cause the Transferred Entities to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents, direct or indirect members, direct or indirect partners and representatives and hold them harmless from (i) all liability for Taxes of the Transferred Entities or relating to the Purchased Assets for any taxable period ending after the Closing Date (except to the extent such taxable period is a Straddle Period, in which case Buyer's indemnity will cover only that portion of any such Taxes that are for the Post-Closing Tax Period), (ii) the portion of Transfer Taxes for which Buyer is responsible pursuant to Section 2.9 of this Agreement and (iii) all liability for Taxes that would not have arisen but for a breach by Buyer of its obligations under this Agreement and then only to the extent appropriate to reflect the relative fault of Buyer, on the one hand, and Seller, on the other hand. Notwithstanding the foregoing, Buyer shall not indemnify and hold harmless Seller and its Affiliates or any of their respective officers, directors, employees or agents, from any liability for Taxes to the extent attributable (under a relative fault standard) to a breach by Seller or its Affiliates under this Agreement.

               (c) In the case of any Straddle Period:

                    (i) real, personal and intangible property Taxes ("Property Taxes") of the Transferred Entities and relating to the Purchased Assets allocable to the Pre- Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period;

                    (ii) the Taxes (other than Property Taxes) of the Transferred Entities and relating to Purchased Assets allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; and

                    (iii) each Transferred Entity that is classified as a partnership or "flowthrough" entity for (U.S. or non-U.S.) Tax purposes shall be treated for purposes of this Agreement as if its taxable year ended at the close of business on the Closing Date and Taxes attributable to the income and gain of each such entity through the close of business on the

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Closing Date (as determined in a reasonably practicable manner) shall be considered to be attributable to the Pre-Closing Tax Period.

               (d) Notwithstanding any other provision to the contrary, the rights and obligations provided for in this Section 9.2 shall survive until 60 days after the expiration of all applicable statutes of limitation.

               9.3 GENERAL AGREEMENT TO INDEMNIFY

               (a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto and any employee, representative, agent, director, direct or indirect member, direct or indirect partner, officer or Affiliate of such party and such party's named assignees, designees and nominees (each an "Indemnified Party") from and against any and all Actions, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party arising out of, resulting from or relating to (i) the failure of any representation or warranty of the Indemnifying Party contained in this Agreement or any Collateral Agreement to have been true and correct when made or as of the Closing Date as though such representation or warranty were made at and as of the Closing Date, or at such different date or period specified for such representation or warranty or (ii) the breach by the Indemnifying Party of any covenant or agreement of such Indemnifying Party (including, in the case of Seller, as a result of the action or failure to act of the Selling Subsidiaries) contained in this Agreement or any Collateral Agreement to the extent not waived by the other party hereto.

               (b) Seller further agrees to indemnify and hold harmless Buyer and any other Indemnified Party of Buyer from and against any Losses incurred or suffered by such Indemnified Party arising out of, resulting from, or relating to: (i) any of the Excluded Liabilities (other than Taxes indemnified under Section 9.2); (ii) Seller's failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to Buyer (or its Affiliates or Subsidiaries), notwithstanding the waiver contained in Section 2.8; and (iii) any liabilities and obligations that are made the responsibility of Seller and/or any of its Affiliates under Section 5.5.

               (c) Seller further agrees to indemnify and hold harmless Buyer and its Affiliates from and against any liability which may arise as a result of Buyer, any Transferred ubsidiary or Subsidiary of a Transferred Subsidiary or any of their respective Affiliates or the Business being jointly and/or severally liable on, before or after the Closing, under Code Sections 412, 4971 or 4980B, or ERISA Section 302, Title IV of ERISA or Sections 601 through 609 of Title I of ERISA solely by reason of being considered to have been an ERISA Affiliate with Seller, any Selling Subsidiary or any of their Affiliates or ERISA Affiliates.

               (d) Buyer further agrees to indemnify and hold harmless Seller and any other Indemnified Party of Seller from and against any Losses incurred or suffered by such Indemnified Party arising out of, resulting from, or relating to: (i) any of the Assumed

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Liabilities; and (ii) any medical, health or disability claims of any
Transferred Employee relating to services rendered or benefits earned after the Closing Date.

               (e) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate and use their respective reasonable best efforts in connection with the preparation of a supplemental Asset Acquisition Statement as required by Section 5.4 and Treasury Regulation ss. 1.1060-1(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

               (f) In the case of a specific Loss giving rise to indemnification hereunder (other than any Loss which is itself a Tax or a Loss in respect of a Tax), if an Indemnified Party shall receive any amount of Insurance Proceeds or any other amount from a Third Party in compensation for such Loss, or shall actually (and irreversibly) realize in cash any Tax savings that would not have been so realized but for such Loss ("Tax Savings Actually Realized") that reduce the overall impact of the Loss upon the Indemnified Party (i) at any time subsequent to the actual receipt of a payment in full of indemnification of such Loss hereunder, then such Indemnified Party shall reimburse the Indemnifying Party for any such indemnification payment made up to the amount of such Insurance Proceeds or other amounts actually received or Tax Savings Actually Realized or (ii) at any time prior to the receipt of any indemnification payment in respect of such Loss hereunder, then the indemnification to be paid shall be paid net of the amount of any such Insurance Proceeds or other amounts actually received or Tax Savings Actually Realized. The amount of any indemnification payment shall be increased by any Tax cost actually incurred in cash by the Indemnified party that would not have been incurred but for an indemnification payment hereunder. In computing the amount of any such Tax savings or Tax cost, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence of any payment of any indemnified Loss. Notwithstanding this Section 9.3(f), (x) in no event shall any Indemnified Party be required (i) to take any action, or forebear from exercising any right, under this Agreement or the Collateral Agreements or (ii) to take any action with respect to, make any demand under or claim any coverage in connection with, any Policy, and (y) nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnified Party because of the availability or alleged availability of any Policy or Insurance Proceeds or Tax savings. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the employees, representatives, agents, directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

      (g) The Indemnifying Party's liability for all claims made under Section 9.3(a) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed 0.5% of the Purchase Price, provided that if such threshold is exceeded, the Indemnifying Party shall be

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liable for all Losses starting from the first dollar of such Losses (without giving effect to such threshold) and (ii) the Indemnifying Party's aggregate liability for all such claims shall not exceed 50% of the Purchase Price. The Indemnified Party may not make a claim for indemnification under Section 9.3(a) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 9.1. Notwithstanding the above provisions of this Section 9.3(g), the limitations provided in this Section 9.3(g) shall not apply to (i) any claim for fraud or intentional misrepresentation, (ii) any claim for breach of any agreement or covenant contained herein (iii) any claim for breach of those representations and warranties set forth in the third, fourth and fifth sentences of Section
3.2 or (iv) any claim for breach of any representation or warranty set forth in Section 3.22 or Section 3.23.

               (h) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (i) bringing an action for specific performance or other available equitable remedy for a breach of a covenant or agreement contained in this Agreement or any Collateral Agreement or (ii) pursuing remedies under applicable Law for fraud or intentional misrepresentation.

               (i) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for special, consequential, punitive or exemplary losses or damages; provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of all Losses (x) directly incurred or suffered from Third Party Claims or (y) for lost profits, incidental or indirect losses or damages.

               (j) The Indemnifying Party shall pay to the Indemnified Party interest, calculated at the interest rate from time to time announced by Citibank, N.A. as its prime rate, on any expenses or other amounts reasonably incurred by the Indemnified Party in connection with any claim or Third-Party Claim made under this Article 9, starting from the later of (i) thirty (30) days after receipt by the Indemnifying Party of the Indemnified Party's notice given pursuant to Section 9.5 and (ii) the date such expenses or other amounts were incurred by the Indemnified Party and ending on the date on which the Indemnified Party receives indemnity for such losses.

               (k) The rights to indemnification under this Section 9.3 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

               9.4 PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS

               (a) Notices. If one party is responsible for the payment of Taxes pursuant to Section 9.2 or 9.3 (the "Tax Indemnifying Party"), and the other party (the "Tax Indemnified Party") or its Affiliate receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to such Taxes (a "Tax Claim"), the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is received by the Tax Indemnified Party but not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to

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contest such Tax Claim, or in reasonable detail to apprize such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party is actually prejudiced as a result thereof.

               (b) Pre-Closing Taxable Periods. The Seller shall assume and control (including as to settlements) all proceedings taken in connection with a Tax Claim for any taxable period that ends on or before the Closing Date (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that to the extent the Tax Claim relates to the Business, the Purchased Assets or the Transferred Entities or is a Tax Claim for which Buyer or any of its Affiliates (including the Transferred Entities) may be liable, (i) Buyer shall be entitled to participate fully (at Buyer's expense) in the conduct of such Tax Claim, (ii) the Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim and a copy of all documents (or portions thereof) relating to such Tax Claim which are relevant to any Tax for which Buyer or any of its Affiliates (including the Transferred Entities) may be liable, (iii) the Seller shall consult with Buyer before taking any significant action in connection with such Tax Claim that might adversely affect Buyer and shall consult with Buyer with respect to any written submissions in connection with such Tax Claim which are relevant to any Tax for which Buyer or any of its Affiliates (including the Transferred Entities) may be liable, (iv) the Seller shall defend such Tax Proceeding in good faith and diligently as if the taxpayer whose Tax Return is at issue were the only party in interest in connection with such Tax Claim, and (v) Buyer shall have the right to participate in any conference with any Tax authority which is relevant to any Tax for which Buyer or any of its Affiliates (including the Transferred Entities) may be liable.

                  (c) Straddle Periods. In the case of a Tax Claim for a Straddle Period of a Transferred Entity or for Straddle Period Taxes attributable to the Purchased Assets, Buyer (if the claim for Taxes that are not Excluded Taxes ("Assumed Taxes") exceeds or reasonably could be expected to exceed in amount the claim for Excluded Taxes) or otherwise the Seller (Buyer or Seller, as the case may be, the "Controlling Party") shall be entitled to control (including as to settlement) all proceedings taken in connection with the defense of such Tax Claim. In such case, (i) the other party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's expense) in the conduct of such Tax Claim, (ii) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Claim and a copy of all documents (or portions thereof) relating to such Tax Claim which are relevant to any Tax for which the Non-Controlling Party (or any of its Affiliates) may be required to indemnify the Controlling Party or any Affiliate of the Controlling Party or may otherwise be liable, (iii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Claim that might adversely affect the Non-Controlling Party and shall consult with the Non-Controlling Party with respect to any written submissions in connection with such Tax Claim which are relevant to any Tax for which the Non-Controlling Party (or any of its Affiliates) may be

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required to indemnify the Controlling Party or any Affiliate of the
Controlling Party or may otherwise be liable, (iv) the Controlling Party shall defend such Tax Proceeding in good faith and diligently as if the taxpayer whose Tax Return is at issue were the only party in interest in connection with such Tax Claim, and (v) the Non-Controlling Party shall have the right to participate in any conference with any Tax authority which is relevant to any Tax for which the Non-Controlling Party (or any of its Affiliates) may be required to indemnify the Controlling Party or any Affiliate of the Controlling Party or may otherwise be liable. The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Excluded Taxes and the claim for Assumed Taxes.

               (d) Post-Closing Taxable Periods. Buyer shall assume and control (including as to settlement) all proceedings taken in connection with Tax Claims for any taxable period other than any Tax Claim which the Seller is entitled to control under Section 9.3(b) or (c); provided, however, that the Seller shall be entitled to control (including as to settlement) except as provided below that portion of any such Tax Claim for which it is reasonably expected that the Seller will be required to indemnify Buyer hereunder. If the Seller is entitled to control a portion of a Tax Claim pursuant to the preceding sentence, then with respect to the portion of the Tax Claim under the Seller's control (i) Buyer shall be entitled to participate fully (at Buyer's expense) in the conduct of such portion of the Tax Claim, (ii) the Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such portion of the Tax Claim and a copy of all documents (or portions thereof) relating to such Tax Claim, (iii) the Seller shall consult with Buyer before taking any significant action in connection with such Tax Claim that might adversely affect Buyer and shall consult with Buyer with respect to any written submissions in connection with such Tax Claim, (iv) the Seller shall defend such Tax Proceeding in good faith and diligently as if the taxpayer whose Tax Return is at issue were the only party in interest in connection with such Tax Claim, (v) Buyer shall have the right to participate in any conference with any Tax authority, (vi) the Seller shall not enter into any settlement or compromise without Buyer's prior written consent, which consent shall not be withheld unless the settlement or compromise could reasonably be expected to have an adverse effect on Buyer that is material and
(vii) Buyer shall be entitled to compel Seller to settle the issue or issues under the Seller's control if Buyer believes in good faith (upon written advise of outside counsel) that Seller has less than a 25% likelihood of prevailing with respect to such issue (provided, however, that Buyer's right to compel settlement with respect to any issue shall not be effective if the Seller delivers to Buyer a written opinion from a neutral nationally recognized law firm which concludes that Seller has at least a 25% likelihood of prevailing with respect to that issue).

               (e) The Tax Indemnifying Party, the Tax Indemnified Party and each of their respective Affiliates shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon a reasonable request) the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

               (f) If the Tax Indemnifying Party has not assumed or maintained the defense of a Tax Claim, or has failed to meet material deadlines imposed by, or failed to attend material meetings with, the applicable Governmental Body (and the Tax Indemnified Party could

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reasonably be expected to be adversely affected), the Tax Indemnified Party may (after reasonable notice to the Tax Indemnifying Party and the failure of the Tax Indemnifying Party thereafter to properly pursue the Tax Claim) settle such Tax Claim at the Tax Indemnified Party's sole discretion. Neither party shall settle a Tax Claim relating solely to Taxes of a Transferred Entity for a Straddle Period or Taxes attributable to the Purchased Assets for a Straddle Period without the other party's prior written consent (which consent shall not be unreasonably withheld).

               9.5 GENERAL PROCEDURES FOR INDEMNIFICATION

               (a) The Indemnified Party seeking indemnification (other than for claims under Section 9.2 or 9.3 relating to Taxes, as to which Section 9.4, and not the remainder of this Section 9.5, shall govern) under this Agreement shall promptly notify in writing the party against whom indemnification is sought (the "Indemnifying Party") of the assertion (and basis) of any claim, or the commencement (and basis) of any Action by any Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent the Indemnifying Party has suffered prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of a Third-Party Claim, to assume the defense, through counsel reasonably acceptable to the Indemnified Party. Furthermore, the Indemnifying Party shall have sole control of the settlement of any such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim.

               (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

               (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such Third Party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such Third-Party Claim without the Indemnified Party's prior written consent, which shall not be unreasonably withheld.

               (d) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article IX,

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including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

          10.  Tax Matters

               10.1 Responsibility for Preparation and Filing of Tax Returns and Amendments

               (a) For any Straddle Period of the Transferred Entities or relating to the Purchased Assets, Buyer shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns; provided that Seller shall pay to Buyer, at least two Business Days prior to the date any such Tax is due to the applicable Governmental Body, the amount owed by Seller pursuant to Section 9.2 or 9.3 with respect to the taxable period covered by any such Tax Return. To the extent such Tax Returns relate to the Transferred Entities or the Purchased Assets, they shall be prepared on a basis consistent with past practice, shall not include any change in any method of accounting, and shall not include any Tax election that is inconsistent with past practice, in each case, except for a Permitted Tax Action. Buyer shall (i) furnish each such Tax Return to Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least 30 days prior to the due date for filing such Tax Return and (ii) shall revise such Tax Return prior to filing (and file the Tax Return as so revised) to reflect any good faith comments of Seller given to Buyer within 15 days of Seller's receipt of the draft Tax Return (provided, however, that to the extent that Buyer does not agree with Seller's comments, the parties shall endeavor in good faith to resolve such disagreement and, failing that, the Independent Accountant shall resolve the disagreement prior to the due date, including extensions, and the Tax Return shall be filed in the manner determined by the Independent Accountant).

               (b) For any taxable period of the Transferred Entities or relating to the Purchased Assets that ends on or before the Closing Date, Seller shall timely prepare and Buyer or Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. Seller shall pay all Taxes due with respect to such Tax Returns. To the extent that they relate to the Transferred Entities, all such Tax Returns shall be prepared on a basis consistent with past practice, shall not include any change in any method of accounting, and shall not include any Tax election that is inconsistent with past practice, in each case except for a Permitted Tax Action. Any Tax Returns required by law to be filed by Buyer or a Transferred Entity shall be furnished by Seller to the Buyer or the appropriate Transferred Entity, as the case may be, for signature and filing at least five days prior to the due date for filing such Tax Returns and the Buyer or applicable Transferred Entity, as the case may be, shall promptly sign and timely file any such Tax Return (provided, however, that neither Buyer nor any Transferred Entity shall be required to file any Tax Return not prepared in accordance with this Agreement, and provided further that signing and filing a Tax Return in accordance with this Section shall not be considered to be an acknowledgement that such Tax Return complies with the requirements of this Agreement). Buyer and Seller agree to cause the Transferred Entities to file all Straddle Period Tax Returns on the basis that the Straddle Period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

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               (c) Seller shall be responsible for filing any amended
consolidated, combined or unitary Tax Returns of or with respect to the Transferred Entities or the Purchased Assets for taxable years ending on or prior to the Closing Date. To the extent such Tax Returns are of or with respect to the Transferred Entities and could affect Buyer or any of its Affiliates (including the Transferred Entities), such Tax Returns shall be prepared in accordance with past practice, shall not include any change in method of accounting and shall not include any Tax election that is inconsistent with past practice, in each case except for a Permitted Tax Action. For those jurisdictions in which separate Tax Returns are filed by the Transferred Entities, any required amended Tax Returns for such taxable years shall be prepared by Seller in accordance with past practice, shall not include any change in any method of accounting and shall not include any Tax election that is inconsistent with past practice, in each case except for a Permitted Tax Action, and shall be furnished to the Buyer or the Transferred Entities, as the case may be, for signature and filing at least 30 days prior to the due date for filing such Tax Returns, and the Buyer or applicable Transferred Entity, as the case may be, shall promptly sign and timely file any such amended Tax Return (provided, however, that neither Buyer nor any Transferred Entity shall be required to file any Tax Return not prepared in accordance with this Agreement, and provided further that signing and filing a Tax Return in accordance with this Section shall not be considered to be an acknowledgement that such Tax Return complies with the requirements of this Agreement).

               (d) Seller shall procure that neither the affiliated group for federal income Tax purposes of which Seller is the common parent, nor any other combined, consolidated or unitary group of which any of the Transferred Entities was a member on or prior to the Closing Date, shall, for the Tax period ending on September 30, 2001 of the taxable year of Seller (for U.S. federal income Tax purposes) file an election to amortize research or experimental expenditures under Code Section 174(b) or Treasury Regulation ss.1.174-4(b). Further, Seller shall procure that the affiliated group for federal income Tax purposes of which Seller is the common parent shall not file any election to relinquish the carryback period under Code Section 172(b)(3) or Treasury Regulation ss.1.1502-21(b)(3)(i), and shall carry back any net operating loss for any Tax period ending on or before September 30 of the taxable year of Seller (for U.S. federal income Tax purposes) that includes the Closing Date to the maximum extent permitted under Code Section 172 and Treasury Regulations thereunder.

              (e) Seller shall not make an election pursuant to Treasury Regulation Section 1.1502-20(g) (or any comparable provision of state or local Tax law) to reattribute to the consolidated group of which Seller is a member all or any portion of any net operating loss carryover or net capital loss carryover attributable to any of the Transferred Entities that is a domestic corporation for U.S. federal income Tax purposes.

               10.2 COOPERATION

               Each of Seller, the Transferred Entities and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

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               10.3 REFUNDS AND CREDITS

               Any refunds or credits of Taxes of the Transferred Entities or relating to the Purchased Assets for any Pre-Closing Tax Period shall be for the account of Seller (except for any refund or credit resulting from a carryback that is permitted pursuant to Section 5.3(b)(ii)), provided that Buyer shall be entitled to retain any such refunds that would otherwise be for the account of Seller to the extent of the Tax cost to Buyer and its Affiliates (including the Transferred Entities) of receiving such refunds. Any refunds or credits of the Transferred Entities or relating to the Purchased Assets for any Post-Closing Tax Period, and any refund or credit resulting from a carryback that is permitted pursuant to Section 5.3(b)(ii), shall be for the account of the Buyer. Any refunds or credits of Taxes of the Transferred Entities or relating to the Purchased Assets for any Straddle Period shall be apportioned between Seller and Buyer pursuant to Section 9.2(c) of this Agreement. Any non-U.S. Tax that is deemed paid in a taxable period pursuant to Section 902 of the Code (or similar provision of state, local, or non-U.S. law) or that is credited in a taxable period pursuant to
Section 901 of the Code (or similar provision of state, local or non-U.S. law) shall be considered to be for such taxable period, regardless of when the underlying non-U.S. Tax was actually paid or accrued. Buyer shall, if Seller reasonably requests and at Seller's expense, file for and obtain any refunds or credits, or cause the Transferred Entities to file for and obtain any refunds or credits, to which Seller is entitled under this Section 10.3. Seller shall procure that any request for any refund or credit for the Pre-Closing Tax Period of or with respect to the Transferred Entities shall be prepared in accordance with the past practice for the underlying Tax Return, shall not include any change in any method of accounting and shall not include any Tax election that is inconsistent with past practice, in each case except for a Permitted Tax Action.

               10.4 SECTION 338 ELECTIONS

                Buyer shall not make an election under Section 338(g) of the Code (or any corresponding provisions of state or local Tax law) with respect to any of the Transferred Subsidiaries or any of their respective Subsidiaries which, in each case, is not a U.S. corporation.

               10.5 TAX SHARING AGREEMENTS

                 Any Tax-sharing agreement or similar arrangement between Seller, on the one hand, and any Transferred Entity, on the other hand, shall be terminated with respect to the Transferred Entity prior to the Closing.

          11.  MISCELLANEOUS PROVISIONS

               11.1 NOTICES

                 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent for over-night delivery by Federal Express or other express carrier, fee prepaid,
(iii) sent via facsimile with receipt confirmed or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

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      If to Seller, to:   Lucent Technologies Inc.
                          Attn: Executive Vice President, Corporate Operations 600 Mountain Avenue
                          Murray Hill, NJ  07974-0636
                          United States of America
                          Facsimile:  (908) 582-3560

      With copies to:     Lucent Technologies Inc.
                          Attn: Vice President - Law
                          600 Mountain Avenue
                          Murray Hill, NJ  07974-0636
                          United States of America
                          Facsimile:  (908) 582-6978

      and:                Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue

                          New York, NY  10019
                          United States of America
                          Attn:  Robert I. Townsend, III
                                  Ronald Cami
                          Facsimile:  (212) 474-3700

      If to Buyer, to:    The Furukawa Electric Co., Ltd.
                          6-1 Marunouchi, 2-chome Chiyoda-Ku
                          Tokyo 100-8322 Facsimile:
                          011-81-3-3286-3016

      With a copy to:     Masuda & Ejiri
                          New ATT Building
                          7th Floor
                          11-7, Akasaka 2-Chome
                          Minato-Ku
                          Tokyo 107-8485
                          Japan
                          Facsimile:  011-81-3-3505-0696
                          Masuda & Ejiri
                          399 Park Avenue
                          8th Floor
                          New York, New York  10022
                          United States of America
                          Attention:  Junji Masuda
                          Hiroyuki Umezono
                          Facsimile:  (212) 486-2614

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      and:                Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York 10019
                          Attention:  Daniel A. Neff
                          Facsimile:  (212) 403-2000

               11.2 EXPENSES

               Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

               11.3 ENTIRE AGREEMENT; MODIFICATION

               (a) The agreement of Seller and Buyer, which consists of the Confidentiality Agreement, this Agreement, the Collateral Agreements, the Schedules and Exhibits hereto and thereto and the documents referred to herein and therein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

               (b) No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 12.3 or 12.4, as the case may be.

               11.4 ASSIGNMENT; BINDING EFFECT; SEVERABILITY

               This Agreement may not be assigned by any party hereto without the other party's written consent; provided, however, that Buyer may assign
(i) its right to acquire the Purchased Assets and obligation to assume the Assumed Liabilities to one or more of its Affiliates, Subsidiaries, assignees, designees or nominees, as contemplated by and subject to the restrictions set forth in, Section 1.3, and (ii) this Agreement and any Collateral Agreement to a purchaser or acquirer of substantially all of the Business or the Purchased Assets, but any such assignment will not relieve Buyer of any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of each party hereto. The provisions of this Agreement are severable, and, in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

               11.5 GOVERNING LAW

               THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW


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YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT,
ENFORCEABILITY, PERFORMANCE AND REMEDIES.

               11.6 CONSENT TO JURISDICTION

               Buyer irrevocably submits, and Seller irrevocably submits, and agrees to cause the Selling Subsidiaries to irrevocably submit to, the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such court). Buyer further agrees, and Seller further agrees, and agrees to cause the Selling Subsidiaries to agree, that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer irrevocably and unconditionally waives (and agrees not to plead or claim), and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause the Selling Subsidiaries to irrevocably and unconditionally waive (and not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

               11.7 WAIVER OF JURY TRIAL

               Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.7.

               11.8 EXECUTION IN COUNTERPARTS

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


               11.9 PUBLIC ANNOUNCEMENT

               Upon signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable press release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement (including statements to Business Employees) concerning the

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existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law or stock exchange disclosure requirements (subject to Section 6.2), in which case the other party shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

               11.10 NO THIRD-PARTY BENEFICIARIES

               Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors, designees or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 9), or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 9). Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller or Buyer. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 9).

          12.  TERMINATION AND WAIVER

               12.1 TERMINATION

               This Agreement may be terminated at any time prior to the Closing Date by:

               (a) Mutual Consent. The mutual written consent of Buyer and Seller;

               (b) Failure of Buyer Condition. Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

               (c) Failure of Seller Condition. Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment and shall not have been waived in writing by Seller;

               (d) Court or Administrative Order. Buyer or Seller, if there shall be in effect a final, non-appealable injunction or order of a court or administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby; or

               (e) Delay. Buyer or Seller, if the Closing shall not have occurred by January 24, 2002; provided, however, that the party seeking termination pursuant to clause (b), (c) or (e)

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is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

               12.2 EFFECT OF TERMINATION

               (a) In the event of the termination of this Agreement in accordance with Section 12.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Article 6 and Sections 11.2, 11.9 and this Section 12.2, and except that, notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

               (b) Furthermore, in the event that this Agreement is terminated as provided herein:

                    (i) Buyer shall return all documents and other material received from Seller or any Affiliate of Seller or any representative of Seller or any Affiliate of Seller relating to the Business or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to Seller; and

                    (ii) Seller shall return all documents and other material received from Buyer or any Affiliate of Buyer or any representative of Buyer or any Affiliate of Buyer relating to Buyer or the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to Buyer.

               12.3 WAIVER OF AGREEMENT

               Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall not be effective unless it shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any right in or breach of this Agreement shall be held to constitute a waiver of any other right or subsequent breach.

               12.4 AMENDMENT OF AGREEMENT

               This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees; provided, however, that such amendment shall not be effective unless it shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.


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               IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.




                                    LUCENT TECHNOLOGIES INC.




                                    By: /s/ Edward D. McKeever
                                       -------------------------------------
                                    Name:  Edward D. McKeever
                                    Title: Vice President/Law


                                    THE FURUKAWA ELECTRIC CO., LTD.




                                    By: /s/ Junnosuke Furukawa
                                       -------------------------------------
                                    Name:   Junnosuke Furukawa
                                    Title:  President & CEO


            [Signature page to Asset and Stock Purchase Agreement]